SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM U5S

ANNUAL REPORT

For the Year Ended December 31, 2004

Filed pursuant to the Public Utility Holding Company Act of 1935 by

Cinergy Corp.
139 East Fourth Street
Cincinnati, Ohio 45202

(Name and address of each registered holding company in the system)

                                         TABLE OF CONTENTS
--------------------------------------------------------------------------------------------------

    Item
   Number
   ------

    1     System Companies and Investments Therein as of December 31, 2004

    2     Acquisitions or Sales of Utility Assets

    3     Issue, Sale, Pledge, Guarantee, or Assumption of System Securities

    4     Acquisition, Redemption, or Retirement of System Securities

    5     Investments in Securities of Nonsystem Companies

    6     Officers and Directors

              Part I.   Name, principal business address, and positions held as of December 31, 2004

              Part II.  Financial connections as of December 31, 2004

              Part III. Compensation and other related information

    7     Contributions and Public Relations

    8     Service, Sales, and Construction Contracts

              Part I.   Intercompany sales and service

              Part II.  Contracts to purchase services or goods between any system company and any affiliate

              Part III. Employment of any person by any system company for the performance on a continuing basis of management services

    9     Exempt Wholesale Generators and Foreign Utility Companies

   10     Financial Statements and Exhibits

          Signatures

Item 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2004

                                                                              Number of
                                                                                Common    % of    Issuer's   Owner's
                                                                                Shares   Voting    Book        Book       Business
                                 Name of Company                                Owned     Power   Value (+)  Value (+)  Classification(/)
                                 ---------------                                -----     -----   ---------  ---------  -----------------
               (Indentation indicates subsidiary relationship and                                          (dollars in thousands)
               Bold represents a company that has subsidiary(ies))

Cinergy Corp. (Cinergy)                                                                                                        A

   Cinergy Services, Inc. (Services)                                                 70     100  $       -   $       -         B

   CC Funding Trust I (1)                                                       195,640     100          -           -         C

   CC Funding Trust II *(2)                                                           -     100          -           -         C

   Cinergy Receivables Company LLC                                                  N/A     100          -           -         C

   Cinergy Risk Solutions Ltd. (3)                                                  100     100          -           -         W

   The Cincinnati Gas & Electric Company (CG&E) (4)                          89,663,086     100   1,918,713   1,918,713      D & G
     Cinergy Power Investments, Inc. *                                              100     100          -           -         R
     The Union Light, Heat and Power Company (ULH&P)                            585,333     100    192,511     192,511         G
     Tri-State Improvement Company                                                1,000     100          -           -         E
     Miami Power Corporation                                                      1,000     100          -           -         F
     KO Transmission Company (KO Transmission)                                       10     100          -           -         I

   PSI Energy, Inc. (PSI) (5)                                                53,913,701     100   1,681,198   1,681,198        F
     South Construction Company, Inc. *                                              10     100          -           -         E

   Cinergy Investments, Inc. (Investments)                                          100     100          -           -         H
     Cinergy-Cadence, Inc.                                                          100     100          -           -         L
       Cadence Network, Inc. (Cadence Network)                                        -      20          -           -         L
     Cinergy Capital & Trading, Inc. (Capital & Trading)                            100     100          -           -       H & M
       Brownsville Power I, LLC                                                     N/A     100          -           -         J
       Caledonia Power I, LLC                                                       N/A     100          -           -         J
       CinCap IV, LLC                                                               N/A      50          -           -         I
       CinCap V, LLC                                                                N/A      50          -           -         I
       CinPower I, LLC                                                              N/A     100          -           -         I
       Cinergy Canada, Inc.                                                         100     100          -           -         N
       Cinergy Climate Change Investments, LLC                                      N/A     100          -           -         V
       Cinergy Limited Holdings, LLC                                                N/A     100          -           -         I
        Cinergy Marketing & Trading, LP (Marketing & Trading) (6)                   N/A     100          -           -         I
          Ohio River Valley Propane, LLC                                            N/A     100          -           -         I
       Cinergy General Holdings, LLC                                                N/A     100          -           -         I
       Cinergy Mexico Limited, LLC *(7)                                             N/A     100          -           -         N
        Cinergy Mexico Holdings, L.P. *(8)                                          N/A     100          -           -         N
          Cinergy Mexico Marketing & Trading, LLC *(9)                              N/A     100          -           -         N
       Cinergy Mexico General, LLC *(10)                                            N/A     100          -           -         N
       Cinergy Retail Power Limited, Inc. *                                         100     100          -           -         I
        Cinergy Retail Power, L.P. *(11)                                            N/A     100          -           -         I
       Cinergy Retail Power General, Inc. *                                         100     100          -           -         I
       Cinergy Retail Sales, LLC #                                                  N/A     100          -           -         I
       CinFuel Resources, Inc.                                                      100     100          -           -         I
       LH1, LLC (12)                                                                N/A     100          -           -         I
        Oak Mountain Products, LLC                                                  N/A     100          -           -         I
       Cinergy Transportation, LLC                                                  N/A     100          -           -         I
       SynCap II, LLC *                                                             N/A     100          -           -         I
     Cinergy Telecommunications Holding Company, Inc.                               100     100          -           -         L
       Q-Comm Corporation                                                     5,863,227      40          -           -         T
       Lattice Communications, LLC                                                  N/A      40          -           -         L
     Cinergy Engineering, Inc.                                                      100     100          -           -         I
     Cinergy-Centrus, Inc.                                                          100     100          -           -         L
     Cinergy-Centrus Communications, Inc.                                           100     100          -           -         L
     Cinergy Solutions Holding Company, Inc. (Solutions Holding)                    100     100          -           -         H
       3036243 Nova Scotia Company                                                7,100     100          -           -         Q
        Cinergy Solutions Limited Partnership (13)                                  N/A     100          -           -         Q
          3075959 Nova Scotia Company *                                          20,000     100          -           -         Q
       1388368 Ontario Inc.                                                      20,020     100          -           -         Q
       Cinergy Solutions - Demand, Inc. (14)                                        100     100          -           -         P
        Cinergy Solutions - Demand, Ltd. (15)                                         2     100          -           -         P
          Keen Rose Technology Group Limited                                          1     100          -           -         P
          Optimira Controls, Inc.                                                   981   90.83          -           -         P
       Cinergy EPCOM College Park, LLC                                              N/A     100          -           -         I
       Cinergy Solutions, Inc.  (Solutions)                                         100     100          -           -         I
        BSPE Holdings, LLC *                                                        N/A      50          -           -         I
          BSPE Limited, LLC *                                                       N/A      50          -           -         I
            BSPE, L.P. *(16)                                                        N/A      50          -           -         I
          BSPE General, LLC *                                                       N/A      50          -           -         I
        Cinergy Energy Solutions, Inc.                                              100     100          -           -         I
          U.S. Energy Biogas Corp.                                                4,574      20          -           -         I
        Cinergy GASCO Solutions, LLC                                                N/A     100          -           -         I
          Countryside Landfill Gasco, L.L.C.                                        N/A     100          -           -         I
          Morris Gasco, L.L.C.                                                      N/A     100          -           -         I
          Brown County Landfill Gas Associates, L.P.                                N/A     100          -           -         I
        Cinergy Solutions of Monaca, LLC                                            N/A     100          -           -         I
        Cinergy Solutions of Narrows, LLC                                           N/A     100          -           -         I
        Cinergy Solutions of Rock Hill, LLC                                         N/A     100          -           -         I
        Cinergy Solutions of San Diego, Inc. (17)                                   100     100          -           -         I
        Cinergy Solutions of South Charleston, LLC *(18)                            N/A     100          -           -         I
        Cinergy Solutions of St. Bernard, LLC                                       N/A     100          -           -         I
        Cinergy Solutions O&M, LLC (19)                                             N/A     100          -           -         I
        Cinergy Solutions Operating Services of Delta Township, LLC *(20)           N/A     100          -           -         I
        Cinergy Solutions Operating Services of Lansing, LLC                        N/A     100          -           -         I
        Cinergy Solutions Operating Services of Shreveport, LLC                     N/A     100          -           -         I
        Cinergy Solutions Operating Services of Oklahoma, LLC                       N/A     100          -           -         I
        Cinergy Solutions of Philadelphia, LLC                                      N/A     100          -           -         I
        Cinergy Solutions Partners, LLC                                             N/A     100          -           -         I
          CST Limited, LLC                                                          N/A     100          -           -         I
            CST Green Power, L.P. (21)                                              N/A     100          -           -         I
              Green Power Holdings, LLC                                             N/A      50          -           -         I
               Green Power Limited, LLC                                             N/A      50          -           -         I
                 South Houston Green Power, L.P. (22)                               N/A      50          -           -         I
               Green Power G.P., LLC                                                N/A      50          -           -         I
          CST General, LLC                                                          N/A     100          -           -         I
        CSGP of Southeast Texas, LLC                                                N/A     100          -           -         I
        CSGP Limited, LLC                                                           N/A     100          -           -         I
          CSGP Services, L.P. (23)                                                  N/A     100          -           -         I
        CSGP General, LLC                                                           N/A     100          -           -         I
        Lansing Grand River Utilities, LLC                                          N/A     100          -           -         I
        Oklahoma Arcadian Utilities, LLC                                            N/A   33.34          -           -         I
        Shreveport Red River Utilities, LLC                                         N/A   33.34          -           -         I
       Cinergy Solutions of Tuscola, Inc.                                           100     100          -           -         I
       Delta Township Utilities, LLC                                                N/A      50          -           -         I
       Delta Township Utilities II, LLC (24)                                        N/A   33.33          -           -         I
       Energy Equipment Leasing LLC                                                 N/A      50          -           -         I
       Trigen-Cinergy Solutions LLC                                                 N/A      50          -           -         I
       Trigen-Cinergy Solutions of Ashtabula LLC                                    N/A      50          -           -         I
       Cinergy Solutions of Boca Raton, LLC                                         N/A     100          -           -         I
       Cinergy Solutions of Cincinnati, LLC                                         N/A     100          -           -         I
       Cinergy Solutions - Utility, Inc. *(25)                                      100     100          -           -         I
       Trigen-Cinergy Solutions of Lansing LLC                                      N/A      50          -           -         I
        Trigen/Cinergy-USFOS of Lansing LLC                                         N/A      25          -           -         I
       Trigen-Cinergy Solutions of Orlando LLC *                                    N/A      50          -           -         I
       Trigen-Cinergy Solutions of Owings Mills LLC                                 N/A      50          -           -         I
       Trigen-Cinergy Solutions of Owings Mills Energy Equipment Leasing, LLC       N/A      50          -           -         I
       Trigen-Cinergy Solutions of Rochester LLC                                    N/A      50          -           -         I
       Trigen-Cinergy Solutions of Silver Grove LLC                                 N/A      50          -           -         I
       Cinergy Solutions of St. Paul LLC                                            N/A     100          -           -         H
        Environmental Wood Supply, LLC                                              N/A      50          -           -         I
        St. Paul Cogeneration LLC                                                   N/A      50          -           -         J
       Trigen-Cinergy Solutions of Tuscola, LLC                                     N/A      50          -           -         I
     Cinergy Supply Network, Inc.                                                   100     100          -           -         O
       Reliant Services, LLC (Reliant)                                              N/A      50          -           -         O
        MP Acquisitions Corp., Inc.                                                 100      50          -           -         O
          Miller Pipeline Corporation (Miller Pipeline)                             100      50          -           -         O
        Fiber Link, LLC                                                             N/A    37.5          -           -         L
     Cinergy Technology, Inc. (Technology)                                          100     100          -           -         I

   Cinergy Global Resources, Inc. (Global Resources)                                100     100          -           -         H
     Cinergy UK, Inc.                                                               100     100          -           -         U
     Cinergy Global Power, Inc. (Global Power)                                      100     100          -           -         K
       CGP Global Greece Holdings, SA                                             9,000     100          -           -         H
        Attiki Denmark ApS                                                   64,586,074      57          -           -         H
          Attiki Gas Supply Company SA                                        2,954,430    28.5          -           -         K
       Cinergy Global Ely, Inc.                                                     100     100          -           -         K
        EPR Ely Power Limited                                                   214,286    28.5          -           -         H
          EPR Ely Limited                                                       300,000    28.5          -           -         K
            Ely Power Limited *                                                       1    28.5          -           -         S
            Anglian Straw Limited                                                   300    28.5          -           -         S
        Anglian Ash Limited                                                           3    28.5          -           -         S
       Cinergy Global Power Services Limited                                  1,001,000     100          -           -         S
       Cinergy Global Power (UK) Limited                                      8,658,242     100          -           -         K
        Cinergy Global Trading Limited                                        8,084,908     100          -           -         S
          Cinergy Trading and Marketing Limited *                                     2     100          -           -         S
          Commercial Electricity Supplies Limited *                               6,000     100          -           -         S
          Cinergy Renewable Trading Limited *                                         2     100          -           -         S
          UK Electric Power Limited                                              85,000     100          -           -         S
          Cinergy Global Power Iberia, S.A. *                                     1,000     100          -           -         S
       Cinergy Global Holdings, Inc. (Global Holdings)                              100     100          -           -         H
        Cinergy Holdings B.V. (Holdings B.V.)                                    34,741     100          -           -         H
          Cinergetika U/L a.s. (Cinergetika)                                        700    99.9          -           -         K
          Cinergy Zambia B.V.                                                     4,525     100          -           -         H
            Copperbelt Energy Corporation PLC (Copperbelt)                    3,850,000      30          -           -         K
              Power Sports Limited                                              770,000      30          -           -         S
          Moravske Teplarny a.s. (Teplarny)                                          91     100          -           -         K
       Cinergy Global (Cayman) Holdings, Inc.                                 5,171,137     100          -           -         H
        Cinergy Global Tsavo Power                                            5,171,137     100          -           -         H
          IPS-Cinergy Power Limited                                           3,968,547      50          -           -         H
            Tsavo Power Company Limited                                       3,968,547    28.5          -           -         K
       eVent Resources Overseas I, LLC                                              N/A     100          -           -         S
       Midlands Hydrocarbons (Bangladesh) Limited *                           4,535,000     100          -           -         S
       Cinergy Global Power Africa (Proprietary) Limited *                          100     100          -           -         S

   CinTec LLC (CinTec)                                                              N/A     100          -           -         H
     CinTec I LLC                                                                   N/A     100          -           -         H
       eVent Resources I LLC (26)                                                   N/A      67          -           -         H
        eVent Resources Holdings LLC                                                N/A      67          -           -         L
     CinTec II LLC *                                                                N/A     100          -           -         H

   Cinergy Technologies, Inc. (Cinergy Technologies)                                100     100          -           -         H
     Cinergy Broadband, LLC                                                         N/A     100          -           -         L
       CCB Communications, LLC                                                      N/A       ^          -           -         T
       ACcess Broadband, LLC #(27)                                                  N/A       ^          -           -         T
     Cinergy Ventures, LLC (Ventures)                                               N/A     100          -           -         L
       Current Communications Group, LLC (28)                                       N/A       ^          -           -         T
     Cinergy Ventures II, LLC                                                       N/A     100          -           -         I
       Electric City Corp.                                                   41,613,721       ^          -           -         I
     Cinergy e-Supply Network, LLC (Cinergy e-Supply)                               N/A     100          -           -         L
     Cinergy One, Inc. (Cinergy One)                                                100     100          -           -         I
     Cinergy Two, Inc.                                                              100     100          -           -         L

   Cinergy Wholesale Energy, Inc. (Wholesale Energy)                                100     100          -           -         I
     Cinergy Power Generation Services, LLC (Generation Services)                   N/A     100          -           -         I
     Cinergy Origination & Trade, LLC *                                             N/A     100          -           -         I
*	This entity was inactive as of December 31, 2004.
#	This entity was in the start-up phase of operations as of December 31, 2004.
+	Cinergy’s issuer’s and owner’s book value and other amounts, at December 31, 2004, are being filed pursuant to Rule 104(b). See “Exhibit I” section in “Item 10. Financial Statements and Exhibits” for this information.
^	Cinergy’s percentage of voting power, at December 31, 2004, is being filed pursuant to Rule 104(b). See “Exhibit I” section in “Item 10. Financial Statements and Exhibits” for this information.
/	Cinergy and its affiliate companies are involved in various types of businesses, which can be classified as follows:

 A - Registered Holding Company   G - Electric and Gas Utility        M - Power Marketing Company         S - Foreign Utility Company Investment

 B - Service Company              H - Intermediate Non-Utility        N - Energy Commodity Marketing      T - Exempt Telecommunications Company
                                      Holding Company                     Company                             Investment
 C - Financing Company            I - Rule 58 Company                 O - Infrastructure Services Company U - Inactive/Prospective Foreign
                                                                                                              Utility Company
 D - Exempt Holding Company under J - Exempt Wholesale Generator (EWG)P - Energy-Related Consulting       V - Greenhouse Gas Emissions Reduction
     Section 3(a)(2)                                                      Services Company                    Company
 E - Real Estate Company          K - Foreign Utility Company (FUCO)  Q - Energy-Related Financing        W - Captive Insurance Company
                                                                          Services Company
 F - Electric Utility             L - Exempt Telecommunications       R - Inactive/Prospective Exempt
                                      Company                             Wholesale Generator

        ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2004 (Continued)

Part A Footnotes

The following footnotes provide information relating to entities that are noncorporate subsidiaries, such as trusts and partnerships, entities that are owned by more than one Cinergy system company, and additional investments, as well as descriptions of changes that occurred to Cinergy’s subsidiary structure, including changes to specific entities, as of December 31, 2004. However, information pertaining to Cinergy’s sale and/or dissolution of subsidiary companies throughout the year, is provided in the following section labeled “Part B Footnotes”.

    (1)        CC Funding Trust I is a statutory business trust formed under the Delaware Business Trust Act, effective November 27, 2001, to issue and sell Cinergy’s preferred trust securities and common trust securities and to acquire and hold Cinergy’s debt securities as trust assets.

    (2)       CC Funding Trust II was formed as a statutory business trust under the Delaware Business Trust Act, effective January 9, 2003, to issue and sell Cinergy’s preferred trust securities and common trust securities and to acquire and hold Cinergy’s debt securities as trust assets.

    (3)       Cinergy Risk Solutions Ltd., a corporation organized and licensed in Vermont on November 5, 2004, engages in the business of insuring and reinsuring certain levels of risk for Cinergy and its associate companies as a captive insurance company.

    (4)       CG&E also has voting cumulative preferred stock outstanding at December 31, 2004, as follows:

                       Class            Shares outstanding       Vote per share
                       -----            ------------------       --------------

                      Par value $100         204,849                 1 vote

    (5)        PSI also has voting cumulative preferred stock outstanding at December 31, 2004, as follows:

                       Class             Shares outstanding      Vote per share
                       -----             ------------------      --------------

                      Par value $100          347,445                1 vote

                      Par value $ 25          303,544              1/4 vote

    (6)       Marketing & Trading is owned 99.9% by Cinergy Limited Holdings, LLC and 0.1% by Cinergy General Holdings, LLC.

    (7)       Cinergy Mexico Limited, LLC, a Delaware limited liability company (LLC) organized on February 17, 2004, was formed as the sole limited partner of Cinergy Mexico Holdings, L.P., of which it owns 99.99%.

    (8)       Cinergy Mexico Holdings, L.P., a Delaware limited partnership (LP) organized on February 20, 2004, was formed to engage in the sale, purchase, marketing and related risk management activities of gas in Mexico and to hold an ownership interest in Cinergy Mexico Marketing & Trading, LLC. Cinergy Mexico Holdings, L.P. is owned 99.99% by Cinergy Mexico Limited, LLC and 0.01% by Cinergy Mexico General, LLC.

    (9)       Cinergy Mexico Marketing & Trading, LLC, a Delaware LLC organized on February 24, 2004, was formed for the purpose of engaging in the marketing of gas and/or gas-related services in Mexico.

    (10)       Cinergy Mexico General, LLC, a Delaware LLC organized on February 17, 2004, was formed as the sole general partner of Cinergy Mexico Holdings, L.P., of which it owns 0.01%.

    (11)       Cinergy Retail Power, L.P. is owned 99% by Cinergy Retail Power Limited, Inc. and 1% by Cinergy Retail Power General, Inc.

    (12)       LH1, LLC is owned 99% by Capital & Trading and 1% by CinFuel Resources, Inc.

    (13)       Cinergy Solutions Limited Partnership is owned 99.9% by 3036243 Nova Scotia Company and 0.1% by 1388368 Ontario Inc.

    (14)       Cinergy Solutions – Demand, Inc. changed its name from Vestar, Inc., effective July 15, 2004.

    (15)       Cinergy Solutions – Demand, Ltd. changed its name from Vestar Limited, effective July 15, 2004.

    (16)       BSPE, L.P. is owned 99% by BSPE Limited, LLC and 1% by BSPE General, LLC.

    (17)       Cinergy Solutions of San Diego, Inc., a Delaware corporation organized on January 9, 2004, supervises the construction, operation and maintenance of an energy facility at the Children’s Hospital and Health Center in San Diego, California.

    (18)       Cinergy Solutions of South Charleston, LLC, a Delaware LLC organized on August 24, 2004, was formed to design, build, own, operate and maintain certain energy-related equipment in South Charleston, West Virginia.

    (19)       Cinergy Solutions O&M, LLC, a Delaware LLC organized on August 30, 2004, provides various energy-related services at several facilities owned by subsidiaries of KGen, LLC.

    (20)       Cinergy Solutions Operating Services of Delta Township, LLC, a Delaware LLC organized on December 15, 2004, was formed to perform certain construction and operating services for General Motors’ Delta Township, Michigan vehicle assembly facilities.

    (21)       CST Green Power, L.P. is owned 99% by CST Limited, LLC and 1% by CST General, LLC.

    (22)       South Houston Green Power, L.P. is owned 99% by Green Power Limited, LLC and 1% by Green Power G.P., LLC.

    (23)       CSGP Services, L.P. is owned 99% by CSGP Limited, LLC and 1% by CSGP General, LLC.

    (24)       Delta Township Utilities II, LLC, a Delaware LLC organized on March 25, 2004, constructs, owns, operates and maintains certain energy-related facilities at a General Motors facility in Delta Township, Michigan.

    (25)       Cinergy Solutions – Utility, Inc., a Delaware corporation organized on September 27, 2004, was formed to provide engineering, construction, operation and maintenance services with respect to electric and natural gas systems and infrastructure.

    (26)       eVent Resources I LLC is owned 80% by CinTec I LLC and 20% by CinTec II LLC.

    (27)       ACcess Broadband, LLC changed its name from National BPL, LLC, effective July 2, 2004.

    (28)       Current Communications Group, LLC, a Delaware LLC organized on October 24, 2000 and acquired by Cinergy during the fourth quarter of 2004, is focused on developing Broadband over Power Line (BPL) technology and solutions through its two subsidiaries, Current Communications and Current Technologies.

Part B Footnotes

The following footnotes provide information, as of December 31, 2004, pertaining to the sale and/or dissolution of Cinergy subsidiary companies during the year.

                                                      State/Country of        Date of       Effective Date of
                        Company Name                    Incorporation      Incorporation    Sale or Dissolution
                        ------------                    -------------      -------------    -------------------
Cinergy EPCOM, LLC                                      Delaware             08/20/1999           12/15/2004
Cinergy Global Chandler I, Inc.                         Delaware             10/13/2000           12/22/2004
Cinergy Global Chandler Holding, Inc.                   Delaware             10/19/2000           12/22/2004
Cinergy Global Foote Creek, Inc.                        Delaware             05/04/1999           12/22/2004
Cinergy Global Foote Creek II, Inc.                     Delaware             11/23/1999           12/22/2004
Cinergy Global Foote Creek IV, Inc.                     Delaware             06/28/2000           12/22/2004
Cinergy Global Hydrocarbons Pakistan (1)                Cayman Islands       09/04/1997           06/30/2003
Cinergy Global One, Inc.                                Delaware             02/04/2000           12/22/2004
Cinergy Global Peetz Table I, Inc.                      Delaware             01/09/2001           12/22/2004
Cinergy Global Polska Sp. Z o.o.                        Poland               04/13/2000           03/02/2004
Cinergy MPI V, Inc. (1)                                 Cayman Islands       09/04/1997           06/30/2003
CPI Allowance Management, LLC                           Delaware             11/28/2001           07/19/2004
CPI Investments, LLC                                    Delaware             12/14/2001           12/31/2004
CZECHPOL ENERGY spol, s.r.o.                            Czech Republic       10/05/1990           03/01/2004
Kreiss Johnson Technologies, Inc. (1)                   California           07/28/1993           06/30/2003
Lawrenceburg Gas Company                                Indiana              05/05/1868           08/30/2004
Trigen-Cinergy Solutions of San Diego LLC               Delaware             11/03/1999           05/31/2004
Trigen-Cinergy Solutions of the Southeast LLC           Delaware             11/19/1999           05/31/2004

(1)     These entities were actually dissolved during 2003. Cinergy inadvertently excluded them from our 2003 U5S filing.

ITEM 2. ACQUISITIONS OR SALES OF UTILITY ASSETS

In December 2002, the Indiana Utility Regulatory Commission (IURC) approved1 a settlement agreement among PSI2, the Indiana Office of the Utility Consumer Counselor, and the IURC Staff authorizing PSI’s purchases of the Henry County, Indiana and Butler County, Ohio, gas-fired peaking plants from two non-regulated affiliates. In February 2003, the Federal Energy Regulatory Commission (FERC) issued an order under Section 203 of the Federal Power Act authorizing PSI’s acquisitions of the plants, which occurred on February 5, 2003. Subsequently, in April 2003, the FERC issued a tolling order allowing additional time to consider a request for rehearing filed in response to the February 2003 FERC order. In September 2004, FERC issued an order denying the request for rehearing and affirming the acquisition of the plants.

The Kentucky Public Service Commission (KPSC) has conditionally approved and the FERC has approved ULH&P’s3 planned acquisition of CG&E’s4 68.9 percent ownership interest in the East Bend Generating Station, located in Boone County, Kentucky, the Woodsdale Generating Station, located in Butler County, Ohio, and one generating unit at the four-unit Miami Fort Station located in Hamilton County, Ohio. ULH&P is currently seeking approval of the transaction from the Securities and Exchange Commission (SEC), wherein the Ohio Consumers Counsel has intervened in opposition. The transfer, which will be paid for at net book value, will not affect current electric rates for ULH&P’s customers, as power will be provided under the same terms as under the current wholesale power contract with CG&E through December 31, 2006. Assuming receipt of SEC approval, we would anticipate the transfer to take place in the third quarter of 2005.

In 2004, PSI completed an exchange of electric substations with an independent third party where PSI sold a number of electric substations at net book value and purchased electric substations at net book value plus monetary consideration. PSI received IURC approval for the transaction in April 2000 and FERC approval in November 2003. The applicable SEC exemption under the Public Utility Holding Company Act of 1935 for the acquisition is Section 9(b)(1)5 and for the sale is Rule 44(b)(1).

1 IURC approval previously filed as Item 10-B-37 in Cinergy’s Form U5S filed April 30, 2004.
2 PSI is a wholly owned vertically integrated and regulated electric utility that provides service in north central, central, and southern Indiana.
3 ULH&P, a direct subsidiary of CG&E, provides electric and gas service in northern Kentucky.
4 CG&E is a combination electric and gas public utility company that provides service in the southwestern portion of Ohio.
5 Refer to Item 10-B-452 for the IURC’s approval.

ITEM 3. ISSUE, SALE, PLEDGE, GUARANTEE, OR ASSUMPTION OF SYSTEM SECURITIES

                                                                               Principal Amount
                                                             Name of            or Stated Value
                                                          Company Issuing,     ----------------
                   Name of Issuer                        Selling, Pledging,               Pledged,                                     Commission
                         and                              Guaranteeing, or     Issued    Guaranteed,  Date of                         Authorization
                   Title of Issue                       Assuming Securities   and Sold   or Assumed Transaction  Proceeds             or Exemption
                   --------------                       -------------------   --------   ---------- -----------  --------             ------------
                                                                                   (in thousands)              (in thousands)
PSI

Series 2004 A, Indiana Development Finance Authority(1)          PSI          $55,000        -        8/13/04    $54,650   Rule 52 (See certificate of notification
  Environmental Revenue Bonds, due August 1, 2039                                                                          on form U-6B-2 filed on August 19, 2004.)

Series 2004 B, Indiana Development Finance Authority(1)          PSI          $77,125        -        12/7/04    $75,500   Rule 52 (See certificate of notification
  Environmental Revenue Bonds, due December 1, 2039                                                                        on form U-6B-2 filed on January 12, 2005.)

Series 2004 C, Indiana Development Finance Authority(1)          PSI          $77,125        -        12/7/04    $75,500   Rule 52 (See certificate of notification
  Environmental Revenue Bonds, due December 1, 2039                                                                        on form U-6B-2 filed on January 12, 2005.)

CG&E

Series 2004A, Ohio Air Quality Development Revenue              CG&E          $47,000        -       11/18/04    $46,214   Rule 52 (See certificate of notification
  Bonds, due November 1, 2039                                                                                              on form U-6B-2 filed on November 23, 2004.)

Series 2004B, Ohio Air Quality Development Revenue              CG&E          $47,000        -       11/18/04    $46,214   Rule 52 (See certificate of notification
  Bonds, due November 1, 2039                                                                                              on form U-6B-2 filed on November 23, 2004.)

ULH&P

  5.00% Debentures due December 15, 2014                       ULH&P          $40,000        -        12/9/04    $39,200   Rule 52 (See certificate of notification
                                                                                                                           on form U-6B-2 filed on January 12, 2005.)
CST Green Power, L.P.

Gulf Coast Industrial Development Authority Exempt     CST Green Power, L.P.  $25,000        -        5/12/04    $24,500   Rule 52 (See certificate of notification
   Facilities Industrial Revenue Bonds due May 1, 2039.                                                                    on form U-6B-2 filed on May 20, 2004.)

(1)    These were issued by the Indiana Development Finance Authority, a state agency, on behalf of PSI. PSI borrowed the proceeds of the issuance through a note and/or a loan agreement.

ITEM 4. ACQUISITION, REDEMPTION, OR RETIREMENT OF SYSTEM SECURITIES

                                                   Name of Company
                                                     Acquiring,       Number of  Principal               Extinguished (E) or  Commission
                                                    Redeeming, or      Shares      Amount                 Held for Further  Authorization
        Name of Issuer and Title of Issue        Retiring Securities  Redeemed    Retired  Consideration   Disposition (D)   or Exemption
        ---------------------------------        -------------------  --------    -------  -------------   ---------------   ------------
                                                                                       (in thousands)

 PSI

 Other Long-term Debt
      6.00% Rural Utilities Service Obligations         PSI               -       $  1,100       -                E           Rule 42

 CG&E

 First Mortgage Bonds:
      6.45% Series due February 15, 2004               CG&E               -        110,000       -                E           Rule 42

 CinCap IV

      7.81% Notes Payable due June 1, 2009           CinCap IV            -         16,900       -                E           Rule 42

 CinCap V

      9.23% Notes Payable due November 5, 2016       CinCap V             -            181       -                E           Rule 42

 Delta Township Utilities LLC

                                                   Delta Township
      7.27% Notes Payable due September 10, 2017      Utilities           -            311       -                E           Rule 42

ITEM 5. INVESTMENTS IN SECURITIES OF NONSYSTEM COMPANIES

1.     Securities of investments operating in the retail service area:

                Aggregate Amount of
         Investments in Persons (Entities) Number of
Name of         Operating in Retail         Persons
Company      Service Area of Owner(1)      (Entities)                       Description of Persons (Entities)
-------      ------------------------      ----------                       ---------------------------------
                 (in thousands)

CG&E                 $  103                    1      Limited partnership, which invests in small and minority- or female-owned businessess.

CG&E                     15                    1      Community improvement fund.

ULH&P                     3                    2      Economic development.

PSI                     525                    1      Limited partnership, which invests in start-up companies.

Ventures              6,030                    1      Limited partnership, which invests in significant local development projects.

(1)    The aggregate amount of investments reported relate specifically to those persons (entities) whose operations, to our knowledge, are conducted solely within the retail service area of Cinergy’s operating companies.

ITEM 5. INVESTMENTS IN SECURITIES OF NONSYSTEM COMPANIES (Continued)

2.     Securities not included in Item 5, No. 1:

          Name of                       Name of                 Description    Number of       % of              Nature of            Owner's
          Company                       Issuer                  of Security     Shares     Voting Power          Business           Book Value
          -------                       ------                  -----------     ------     ------------          --------           ----------
                                                                                                                                  (in thousands)

CG&E                       Ohio Valley Electric Corporation   Common Stock          9,000       9.0%     Public utility company       $   900

                                                              Limited                                    Shopping mall in
PSI                        Circle Center Mall                 Partnership             N/A       0.0%     Indianapolis, Indiana          1,638

                                                                                                         Invests in minority-or
PSI                        Lynx Capital Corp.                 Preferred Stock          25       4.9%     female-owned businesses          127

                                                              Limited                                    General venture capital
Ventures                   Blue Chip Capital Fund III         Partnership             N/A       0.0%     fund                           3,830

                                                                                                         Technology company for
                                                              Convertible                                HVAC and associated
Ventures                   Maximum Performance Group, Inc.    Preferred Stock   1,492,765       0.0%     equipment                      4,450

                                                              Limited                                    Invests in energy-related
Ventures                   Nth Power Technology Fund I        Partnership             N/A       0.0%     technology companies           1,419

                           Nth Power Technology Fund II,      Limited                                    Invests in energy-related
Ventures                   L.P.                               Partnership             N/A       0.0%     technology companies           4,301

                                                              Convertible
Ventures                   SmartSynch                         Preferred Stock   4,807,933       0.0%     Real-time smart metering       3,600

                                                              Convertible                                Emissions-control
Cinergy Ventures II, LLC   Catalytic Solutions, Inc.          Preferred Stock     786,097       0.0%     technology company            11,000

                                                              Common and
                                                              Convertible                                Internet-based technology
Cinergy e-Supply           Perfect Commerce                   Preferred Stock   1,704,409       1.46%    company                        1,750

Cinergy Climate Change                                        Limited                                    Facilitates investments
Investments, LLC           PowerTree Carbon Company, LLC      Partnership             N/A       4.0%     in forestation projects           60

                                                                                                         Provider of proprietary
eVent Resources I LLC      Lascom S.A.                        Common Stock      2,048,497       0.0%     software                       2,981

ITEM 6. OFFICERS AND DIRECTORS AS OF DECEMBER 31, 2004

PART I

                                                                                    POSTION HELD AT
   NAME (ADDRESS)                                                                  DECEMBER 31, 2004

   Cinergy

   James E. Rogers (a)                                                          D, CB, P, CEO
   Michael G. Browning (d)                                                      D
   Phillip R. Cox (e)                                                           D
   George C. Juilfs (h)                                                         D
   Thomas E. Petry (j)                                                          D
   Mary L. Schapiro (u)                                                         D
   John J. Schiff, Jr. (k)                                                      D
   Philip R. Sharp (l)                                                          D
   Dudley S. Taft (n)                                                           D
   Michael J. Cyrus (a)                                                         EVP
   R. Foster Duncan (a)                                                         EVP
   William J. Grealis (a)                                                       EVP
   Marc E. Manly (a)                                                            EVP, CLO, AS
   Frederick J. Newton III (a)                                                  EVP, CAO
   James L. Turner (a)                                                          EVP, CFO
   Theodore R. Murphy II (a)                                                    SVP, CRO
   John Bryant (x)                                                              VP
   J. Joseph Hale, Jr. (a)                                                      VP, CCoO
   M. Stephen Harkness (a)                                                      VP
   Ronald R. Reising (a)                                                        VP, CPO
   Bernard F. Roberts (a)                                                       VP
   Timothy J. Verhagen (a)                                                      VP
   Wendy L. Aumiller (a)                                                        T
   Julia S. Janson (a)                                                          S, CO
   Ronald J. Brothers (b)                                                       AS
   Brian P. Davey (b)                                                           AC
   Richard G. Beach (a)                                                         AS
   Bennett L. Gaines (a)                                                        CTO, VP
   Lynn J. Good (a)                                                             VP, C
   Lee T. Howe (a)                                                              AC
   Brett A. Ritchie (b)                                                         AC

   Services

   James E. Rogers (a)                                                          D, CB, P, CEO
   Michael J. Cyrus (a)                                                         D, EVP
   R. Foster Duncan (a)                                                         D, EVP
   William J. Grealis (a)                                                       D, EVP
   James L. Turner (a)                                                          D, EVP, CFO
   Marc E. Manly (a)                                                            EVP, CLO
   Theodore R. Murphy II (a)                                                    SVP, CRO
   Frederick J. Newton III (a)                                                  EVP, CAO
   Ronald R. Reising (a)                                                        VP, CPO
   Todd W. Arnold (a)                                                           VP
   Russell K. Campbell (a)                                                      VP
   Douglas F. Esamann (d)                                                       VP
   Bennett L. Gaines (a)                                                        CTO, VP
   Gregory C. Ficke (a)                                                         VP
   Lynn J. Good (a)                                                             VP, C
   Caryn J. Riggs (a)                                                           VP
   J. Joseph Hale, Jr. (a)                                                      VP, CCoO
   M. Stephen Harkness (a)                                                      VP
   Ronald R. Jackups (a)                                                        VP
   Gary L. Lavey (a)                                                            VP
   J. Thomas Mason (a)                                                          VP
   Kay E. Pashos (b)                                                            VP
   Leigh J. Pefley (a)                                                          VP
   John C. Procario (a)                                                         VP
   Barry E. Pulskamp (a)                                                        VP
   L. C. Randolph, Jr. (a)                                                      VP
   Bernard F. Roberts (a)                                                       VP
   John J. Roebel (a)                                                           VP
   Sherrie N. Rutherford (a)                                                    VP
   Steven E. Schrader (a)                                                       VP
   James L. Stanley (a)                                                         VP
   John P. Steffen (a)                                                          VP
   Alexander J. Torok (a)                                                       VP
   William F. Tyndall (a)                                                       VP
   Timothy J. Verhagen (a)                                                      VP
   Patricia K. Walker (a)                                                       VP
   P. Craig Weida (a)                                                           VP
   James H. Willis (a)                                                          VP
   David L. Wozny (a)                                                           VP
   Wendy L. Aumiller (a)                                                        T
   Ronald J. Brothers (b)                                                       AS
   Richard G. Beach (a)                                                         AS
   Brian P. Davey (b)                                                           AC
   Julia S. Janson (a)                                                          S, CO
   Lee T. Howe (a)                                                              AC
   Brett A. Ritchie (b)                                                         AC

   CC Funding Trust I

   CC Funding Trust I is a business trust formed under the Delaware Business Trust Act effective
   November 27, 2001, which has no officers or directors.

   CC Funding Trust II

   CC Funding Trust II is a business trust formed under the Delaware Business Trust Act effective
   January 9, 2003, which has no officers or directors.

   Cinergy Receivables Company LLC

   James E. Rogers (a)                                                          M
   Mary S. Stawikey (aaaa)                                                      IM
   Carrie L. Tillman (aaaa)                                                     IM
   Christopher J. Vogt (a)                                                      T
   Bradley C. Arnett (a)                                                        P
   Candace Sheridan (a)                                                         S
   Kimberely K. Sipes (a)                                                       AT

   Cinergy Risk Solutions Ltd.

   R. Foster Duncan (a)                                                         D
   Gary L. Lavey (a)                                                            D, P
   Marc E. Manly (a)                                                            D
   Theodore R. Murphy II (a)                                                    D
   Anthony G. Redden (a)                                                        D, VP
   Patrick Theriault (ss)                                                       D
   Wendy L. Aumiller (a)                                                        T
   Julia S. Janson (a)                                                          S
   Candace Sheridan (a)                                                         AS

   CG&E

   James E. Rogers (a)                                                          D, CB, CEO
   R. Foster Duncan (a)                                                         EVP
   James L. Turner (a)                                                          D, EVP, CFO
   Gregory C. Ficke (a)                                                         P
   Wendy L. Aumiller (a)                                                        T
   Michael J. Cyrus (a)                                                         D, EVP
   William J. Grealis (a)                                                       EVP
   Marc E. Manly (a)                                                            EVP, CLO
   Frederick J. Newton III (a)                                                  EVP, CAO
   Theodore R. Murphy II (a)                                                    SVP, CRO
   John C. Procario (a)                                                         SVP
   Bennett L. Gaines (a)                                                        VP, CTO
   J. Joseph Hale, Jr. (a)                                                      VP, CCoO
   Lynn J. Good (a)                                                             VP, C
   Ronald R. Reising (a)                                                        VP, CPO
   Bernard F. Roberts (a)                                                       VP
   Alexander J. Torok (a)                                                       VP
   Richard G. Beach (a)                                                         AS
   Julia S. Janson (a)                                                          S, CO
   Brian P. Davey (b)                                                           AC
   Lee T. Howe (a)                                                              AC
   Brett A. Ritchie (b)                                                         AC

   Cinergy Power Investments, Inc.

   James E. Rogers (a)                                                          D
   Michael J. Cyrus (a)                                                         EVP
   James L. Turner (a)                                                          D, EVP
   R. Foster Duncan (a)                                                         D, P
   M. Stephen Harkness (a)                                                      VP, COO
   David L. Wozny (a)                                                           CFO
   William J. Grealis (a)                                                       Evp
   Marc E. Manly (a)                                                            EVP, CLO
   Theodore R. Murphy II (a)                                                    SVP, CRO
   Frederick J. Newton III (a)                                                  EVP, CAO
   Ronald R. Reising (a)                                                        VP, CPO
   Bennett L. Gaines (a)                                                        VP, CTO
   J. Joseph Hale, Jr. (a)                                                      VP, CCoO
   Rodney W. Husk (a)                                                           VP
   Lynn J. Good (a)                                                             VP, C
   Barry E. Pulskamp (a)                                                        VP
   John J. Roebel (a)                                                           VP
   Bruce A. Sukaly (v)                                                          VP
   Bernard F. Roberts (a)                                                       VP
   Alexander J. Torok (a)                                                       VP
   Brian P. Davey (b)                                                           AC
   Richard G. Beach (a)                                                         AS
   Wendy L. Aumiller (a)                                                        T
   Julia S. Janson (a)                                                          S, CO
   Lee T. Howe (a)                                                              AC
   Brett A. Ritchie (b)                                                         AC

   ULH&P

   James E. Rogers (a)                                                          D, CB, CEO
   R. Foster Duncan (a)                                                         EVP
   James L. Turner (a)                                                          D, EVP, CFO
   Gregory C. Ficke (a)                                                         P
   Wendy L. Aumiller (a)                                                        T
   Michael J. Cyrus (a)                                                         D, EVP
   William J. Grealis (a)                                                       EVP
   Marc E. Manly (a)                                                            EVP, CLO
   Frederick J. Newton III (a)                                                  EVP, CAO
   Theodore R. Murphy II (a)                                                    SVP, CRO
   John C. Procario (a)                                                         SVP
   Bennett L. Gaines (a)                                                        VP, CTO
   J. Joseph Hale, Jr. (a)                                                      VP, CCoO
   Lynn J. Good (a)                                                             VP, C
   Ronald R. Reising (a)                                                        VP, CPO
   Bernard F. Roberts (a)                                                       VP
   Alexander J. Torok (a)                                                       VP
   Brian P. Davey (b)                                                           AC
   Richard G. Beach (a)                                                         AS
   Julia S. Janson (a)                                                          S, CO
   Lee T. Howe (a)                                                              AC
   Brett A. Ritchie (b)                                                         AC

   Tri-State Improvement Company

   James E. Rogers (a)                                                          D
   R. Foster Duncan (a)                                                         EVP
   Michael J. Cyrus (a)                                                         D, EVP
   James L. Turner (a)                                                          D, EVP, CFO
   Gregory C. Ficke (a)                                                         P
   William J. Grealis (a)                                                       EVP
   Marc E. Manly (a)                                                            EVP, CLO
   Frederick J. Newton III (a)                                                  EVP, CAO
   Wendy L. Aumiller (a)                                                        T
   Julia S. Janson (a)                                                          S, CO
   Lynn J. Good (a)                                                             VP, C
   Theodore R. Murphy II (a)                                                    SVP, CRO
   John C. Procario (a)                                                         SVP
   Bennett L. Gaines (a)                                                        VP, CTO
   J. Joseph Hale, Jr. (a)                                                      VP, CCoO
   Ronald R. Reising (a)                                                        VP, CPO
   Bernard F. Roberts (a)                                                       VP
   Alexander J. Torok (a)                                                       VP
   Brian P. Davey (b)                                                           AC
   Richard G. Beach (a)                                                         AS
   Lee T. Howe (a)                                                              AC
   Brett A. Ritchie (b)                                                         AC

   Miami Power Corporation

   James E. Rogers (a)                                                          D, CB, CEO
   Vincent E. Andres (a)                                                        D
   Bernard L. Huff (a)                                                          D
   Gregory C. Ficke (a)                                                         P
   Wendy L. Aumiller (a)                                                        T
   Bennett L. Gaines (a)                                                        VP, CTO
   J. Joseph Hale, Jr. (a)                                                      VP, CCoO
   Lynn J. Good (a)                                                             VP, C
   Michael J. Cyrus (a)                                                         EVP
   R. Foster Duncan (a)                                                         EVP
   Marc E. Manly (a)                                                            EVP, CLO
   William J. Grealis (a)                                                       EVP
   Frederick J. Newton III (a)                                                  EVP, CAO
   Theodore R. Murphy II (a)                                                    SVP, CRO
   John C. Procario (a)                                                         SVP
   Bernard F. Roberts (a)                                                       VP
   Ronald R. Reising (a)                                                        VP, CPO
   Alexander J. Torok (a)                                                       VP
   James L. Turner (a)                                                          EVP, CFO
   Ronald J. Brothers (b)                                                       AS
   Richard G. Beach (a)                                                         AS
   Julia S. Janson (a)                                                          S, CO
   Brian P. Davey (b)                                                           AC
   Lee T. Howe (a)                                                              AC
   Brett A. Ritchie (b)                                                         AC

   KO Transmission

   James E. Rogers (a)                                                          D, CB, CEO
   R. Foster Duncan (a)                                                         EVP
   James L. Turner (a)                                                          D, EVP, CFO
   Gregory C. Ficke (a)                                                         P
   Michael J. Cyrus (a)                                                         D, EVP
   William J. Grealis (a)                                                       EVP
   Marc E. Manly (a)                                                            EVP, CLO
   Frederick J. Newton III (a)                                                  EVP, CAO
   Bennett L. Gaines (a)                                                        VP, CTO
   J. Joseph Hale, Jr. (a)                                                      VP, CCoO
   Lynn J. Good (a)                                                             VP, C
   Theodore R. Murphy II (a)                                                    SVP, CRO
   John C. Procario (a)                                                         SVP
   Ronald R. Reising (a)                                                        VP, CPO
   Bernard F. Roberts (a)                                                       VP
   Alexander J. Torok (a)                                                       VP
   Wendy L. Aumiller (a)                                                        T
   Richard G. Beach (a)                                                         AS
   Julia S. Janson (a)                                                          S, CO
   Brian P. Davey (b)                                                           AC
   Lee T. Howe (a)                                                              AC
   Brett A. Ritchie (b)                                                         AC

   PSI

   James E. Rogers (a)                                                          D, CB, CEO
   Michael G. Browning (d)                                                      D
   Michael J. Cyrus (a)                                                         EVP
   Kay E. Pashos (d)                                                            D, P
   R. Foster Duncan (a)                                                         EVP
   William J. Grealis (a)                                                       EVP
   Marc E. Manly (a)                                                            EVP, CLO, AS
   Frederick J. Newton, III (a)                                                 EVP, CAO
   Theodore R. Murphy II (a)                                                    SVP, CRO
   John C. Procario (a)                                                         SVP
   J. Joseph Hale, Jr. (a)                                                      VP, CCoO
   Ronald R. Reising (a)                                                        VP, CPO
   Bernard F. Roberts (a)                                                       VP
   James L. Turner (a)                                                          EVP, CFO
   Julia S. Janson (a)                                                          S, CO
   Wendy L. Aumiller (a)                                                        T
   Lee T. Howe (a)                                                              AC
   Ronald J. Brothers (b)                                                       AS
   John B. Scheidler (b)                                                        AS
   Bennett L. Gaines (a)                                                        VP, CTO
   Lynn J. Good (a)                                                             VP, C
   Brett A. Ritchie (b)                                                         AC
   Alexander J. Torok (a)                                                       VP
   Richard G. Beach (a)                                                         AS
   Brian P. Davey (b)                                                           AC

   South Construction Company, Inc.

   James E. Rogers (a)                                                          D
   Kay E. Pashos (d)                                                            D, P
   R. Foster Duncan (a)                                                         EVP
   James L. Turner (a)                                                          D, EVP, CFO
   Michael J. Cyrus (a)                                                         EVP
   Marc E. Manly (a)                                                            EVP, CLO
   William J. Grealis (a)                                                       EVP
   Theodore R. Murphy II (a)                                                    SVP, CRO
   Frederick J. Newton III (a)                                                  EVP, CAO
   Ronald R. Reising (a)                                                        VP, CPO
   Bennett L. Gaines (a)                                                        VP, CTO
   Wendy L. Aumiller (a)                                                        T
   J. Joseph Hale, Jr. (a)                                                      VP, CCoO
   Lynn J. Good (a)                                                             VP, C
   Bernard F. Roberts (a)                                                       VP
   Alexander J. Torok (a)                                                       VP
   Richard G. Beach (a)                                                         AS
   Julia S. Janson (a)                                                          S, CO
   John B. Scheidler (b)                                                        AS
   Brian P. Davey (b)                                                           AC
   Lee T. Howe (a)                                                              AC
   Brett A. Ritchie (b)                                                         AC

   Investments

   James E. Rogers (a)                                                          D, CB, P, CEO
   Michael J. Cyrus (a)                                                         EVP
   James L. Turner (a)                                                          D, EVP, CFO
   R. Foster Duncan (a)                                                         D, EVP
   William J. Grealis (a)                                                       D, EVP
   Marc E. Manly (a)                                                            EVP, CLO
   Theodore R. Murphy II (a)                                                    SVP, CRO
   Frederick J. Newton III (a)                                                  EVP, CAO
   Bennett L. Gaines (a)                                                        VP, CTO
   Ronald R. Reising (a)                                                        VP, CPO
   Lynn J. Good (a)                                                             VP, C
   J. Joseph Hale, Jr. (a)                                                      VP, CCoO
   Bernard F. Roberts (a)                                                       VP
   Alexander J. Torok (a)                                                       VP
   Brian P. Davey (b)                                                           AC
   Wendy L. Aumiller (a)                                                        T
   Richard G. Beach (a)                                                         AS
   Julia S. Janson (a)                                                          S, CO
   Lee T. Howe (a)                                                              AC
   Brett A. Ritchie (b)                                                         AC

   Cinergy-Cadence, Inc.

   James E. Rogers (a)                                                          D
   R. Foster Duncan (a)                                                         EVP
   James L. Turner (a)                                                          D, P
   Marc E. Manly (a)                                                            evp, clo
   Michael J. Cyrus (a)                                                         EVP
   Theodore R. Murphy II (a)                                                    SVP, CRO
   Frederick J. Newton III (a)                                                  EVP, CAO
   J. Joseph Hale, Jr. (a)                                                      VP, CCoO
   Ronald R. Reising (a)                                                        VP, CPO
   William J. Grealis (a)                                                       D, EVP
   Bernard F. Roberts (a)                                                       VP
   Wendy L. Aumiller (a)                                                        T
   Brian P. Davey (b)                                                           AC
   Lee T. Howe (a)                                                              AC
   Julia S. Janson (a)                                                          S, CO
   Richard G. Beach (a)                                                         AS
   Bennett L. Gaines (a)                                                        VP, CTO
   Lynn J. Good (a)                                                             VP, C
   Brett A. Ritchie (b)                                                         AC
   Alexander J. Torok (a)                                                       VP
   Gregory C. Wolf (a)                                                          VP

   Cadence Network

   Stephen Green (ttt)                                                          D
   Gregory C. Wolf (a)                                                          D
   Jeff Liberman (rrr)                                                          D
   Michael Donahue (a)                                                          VP
   Doug Jaeger (uuu)                                                            D
   Madline W. Ludlow (e)                                                        D
   Jeffrey Hart (e)                                                             P, CEO
   Peter M. McKnight (e)                                                        VP, CFO

   Capital & Trading

   James E. Rogers (a)                                                          D, CB, CEO
   Michael J. Cyrus (a)                                                         EVP
   James L. Turner (a)                                                          D, EVP
   R. Foster Duncan (a)                                                         D, P
   William J. Grealis (a)                                                       EVP
   M. Stephen Harkness (a)                                                      VP, COO
   Marc E. Manly (a)                                                            EVP, CLO
   Theodore R. Murphy II (a)                                                    SVP, CRO
   Frederick J. Newton III (a)                                                  EVP, CAO
   Ronald R. Reising (a)                                                        VP, CPO
   Lynn J. Good (a)                                                             VP, C
   J. Joseph Hale, Jr. (a)                                                      VP, CCoO
   Barry E. Pulskamp (a)                                                        VP
   Bernard F. Roberts (a)                                                       VP
   John J. Roebel (a)                                                           VP
   Bruce A. Sukaly (v)                                                          VP
   Alexander J. Torok (a)                                                       VP
   Brett A. Ritchie (b)                                                         AC
   Wendy L. Aumiller (a)                                                        T
   David L. Wozny (a)                                                           CFO
   Lee T. Howe (a)                                                              AC
   Julia S. Janson (a)                                                          S, CO
   Brian P. Davey (b)                                                           AC
   Richard G. Beach (a)                                                         AS
   Bennett L. Gaines (a)                                                        VP, CTO

   Brownsville Power I, LLC

   R. Foster Duncan (a)                                                         P
   James L. Turner (a)                                                          EVP
   M. Stephen Harkness (a)                                                      COO, VP
   Lynn J. Good (a)                                                             VP, C
   Bernard F. Roberts (a)                                                       VP
   Alexander J. Torok (a)                                                       VP
   David L. Wozny (a)                                                           CFO
   Julia S. Janson (a)                                                          S
   Wendy L. Aumiller (a)                                                        T
   Richard G. Beach (a)                                                         AS
   Lee T. Howe (a)                                                              AC
   Brett A. Ritchie (b)                                                         AC
   Brian P. Davey (b)                                                           AC

   Caledonia Power I, LLC

   R. Foster Duncan (a)                                                         P
   James L. Turner (a)                                                          EVP
   M. Stephen Harkness (a)                                                      COO, VP
   Lynn J. Good (a)                                                             VP, C
   Bernard F. Roberts (a)                                                       VP
   Alexander J. Torok (a)                                                       VP
   David L. Wozny (a)                                                           CFO
   Julia S. Janson (a)                                                          S
   Richard G. Beach (a)                                                         AS
   Wendy L. Aumiller (a)                                                        T
   Brian P. Davey (b)                                                           AC
   Lee T. Howe (a)                                                              AC
   Brett A. Ritchie (b)                                                         AC

   CinCap IV, LLC

   Cinergy Capital & Trading, Inc.                                              MM

   CinCap V, LLC

   Cinergy Capital & Trading, Inc.                                              MM

   CinPower I, LLC

   James L. Turner (a)                                                          EVP
   M. Stephen Harkness (a)                                                      VP, COO
   R. Foster Duncan (a)                                                         p
   Bernard F. Roberts (a)                                                       VP
   Lynn J. Good (a)                                                             VP, C
   David L. Wozny (a)                                                           CFO
   Rodney W. Husk (a)                                                           VP
   Barry E. Pulskamp (a)                                                        VP
   John J. Roebel (a)                                                           VP
   Bruce A. Sukaly (v)                                                          VP
   Alexander J. Torok (a)                                                       VP
   Wendy L. Aumiller (a)                                                        T
   Richard G. Beach (a)                                                         AS
   Julia S. Janson (a)                                                          S
   Brian P. Davey (b)                                                           AC
   Lee T. Howe (a)                                                              AC
   Brett A. Ritchie (b)                                                         AC

   Cinergy Canada, Inc.

   R. Foster Duncan (a)                                                         D, P
   Clifford D. Johnson (iii)                                                    D
   James L. Turner (a)                                                          EVP
   Brian F. Bierbach (v)                                                        SVP
   Randall F. Bevis (v)                                                         VP, GC, AS
   William F. Bauer (iii)                                                       VP
   Lynn J. Good (a)                                                             VP, C
   David R. Shields (mm)                                                        VP
   Bruce A. Sukaly (v)                                                          CCO
   Alexander J. Torok (a)                                                       VP
   Bernard F. Roberts (a)                                                       VP
   David L. Wozny (a)                                                           CFO
   Richard G. Beach (a)                                                         AS
   Wendy L. Aumiller (a)                                                        T
   Julia S. Janson (a)                                                          S
   Brian P. Davey (b)                                                           AC
   Lee T. Howe (a)                                                              AC
   Brett A. Ritchie (b)                                                         AC

   Cinergy Climate Change Investments, LLC

   James E. Rogers (a)                                                          BM
   R. Foster Duncan (a)                                                         BM, P
   James L. Turner (a)                                                          BM, EVP
   Lynn J. Good (a)                                                             VP, C
   William J. Grealis (a)                                                       EVP
   Bernard F. Roberts (a)                                                       VP
   William F. Tyndall (a)                                                       VP
   Alexander J. Torok (a)                                                       VP
   Julia S. Janson (a)                                                          S
   Richard G. Beach (a)                                                         AS
   Wendy L. Aumiller (a)                                                        T
   Brian P. Davey (b)                                                           AC
   Lee T. Howe (a)                                                              AC
   Brett A. Ritchie (b)                                                         AC
   David L. Wozny (a)                                                           CFO

   Cinergy Limited Holdings, LLC

   R. Foster Duncan (a)                                                         P
   James L. Turner (a)                                                          EVP
   Alexander J. Torok (a)                                                       VP
   Bruce A. Sukaly (v)                                                          SVP
   John S. Daly (v)                                                             VP
   Lynn J. Good (a)                                                             VP, C
   M. Stephen Harkness (a)                                                      VP, COO
   David L. Wozny (a)                                                           CFO
   Randall F. Bevis (v)                                                         VP, GC, AS
   Bernard F. Roberts (a)                                                       VP
   Brian F. Bierbach (v)                                                        VP
   Wendy L. Aumiller (a)                                                        T
   Julia S. Janson (a)                                                          S
   Richard G. Beach (a)                                                         AS
   Brian P. Davey (b)                                                           AC
   Lee T. Howe (a)                                                              AC
   Brett A. Ritchie (b)                                                         AC

   Marketing & Trading

   R. Foster Duncan (a)                                                         P
   James L. Turner (a)                                                          EVP
   Alexander J. Torok (a)                                                       VP
   Bruce A. Sukaly (v)                                                          SVP, CCO
   John S. Daly (v)                                                             VP
   Lynn J. Good (a)                                                             VP, C
   M. Stephen Harkness (a)                                                      VP, COO
   Randall F. Bevis (v)                                                         VP, GC, AS
   L. C. Randolph, Jr. (a)                                                      VP
   Bernard F. Roberts (a)                                                       VP
   Janelle D. Scheuer (v)                                                       VP
   Lee T. Howe (a)                                                              AC
   David L. Wozny (a)                                                           CFO
   Wendy L. Aumiller (a)                                                        T
   Julia S. Janson (a)                                                          S
   Thomas K. Strickland (v)                                                     VP
   Brian P. Davey (b)                                                           AC
   Richard G. Beach (a)                                                         AS
   Brett A. Ritchie (b)                                                         AC

   Ohio River Valley Propane, LLC

   R. Foster Duncan (a)                                                         P
   James L. Turner (a)                                                          EVP
   Alexander J. Torok (a)                                                       VP
   David L. Wozny (a)                                                           CFO
   Randall F. Bevis (v)                                                         VP, GC, AS
   Brian F. Bierbach (v)                                                        VP
   John S. Daly (v)                                                             VP
   Bernard F. Roberts (a)                                                       VP
   Bruce A. Sukaly (v)                                                          SVP
   Richard G. Beach (a)                                                         AS
   Wendy L. Aumiller (a)                                                        T
   Julia S. Janson (a)                                                          S
   Thomas K. Strickland (v)                                                     VP
   Lynn J. Good (a)                                                             VP, C
   Lee T. Howe (a)                                                              AC
   Brett A. Ritchie (b)                                                         AC
   Brian P. Davey (b)                                                           AC

   Cinergy General Holdings, LLC

   R. Foster Duncan (a)                                                         P
   James L. Turner (a)                                                          EVP
   Alexander J. Torok (a)                                                       VP
   Bruce A. Sukaly (v)                                                          SVP
   John S. Daly (v)                                                             VP
   Brian F. Bierbach (v)                                                        VP
   M. Stephen Harkness (a)                                                      VP, COO
   Randall F. Bevis (v)                                                         VP, GC, AS
   Bernard F. Roberts (a)                                                       VP
   David L. Wozny (a)                                                           CFO
   Richard G. Beach (a)                                                         AS
   Lynn J. Good (a)                                                             VP, C
   Wendy L. Aumiller (a)                                                        T
   Julia S. Janson (a)                                                          S
   Brian P. Davey (b)                                                           AC
   Lee T. Howe (a)                                                              AC
   Brett A. Ritchie (b)                                                         AC

   Cinergy Mexico Limited, LLC

   James L. Turner (a)                                                          EVP
   David L. Wozny (a)                                                           CFO
   R. Foster Duncan (a)                                                         P
   Bruce A. Sukaly (v)                                                          SVP, CCO
   Randall F. Bevis (v)                                                         VP, GC, AS
   John S. Daly (v)                                                             VP
   Lynn J. Good (a)                                                             VP, C
   L. C. Randolph, Jr. (a)                                                      VP
   Ronald R. Reising (a)                                                        VP
   Bernard F. Roberts (a)                                                       VP
   Alexander J. Torok (a)                                                       VP
   Wendy L. Aumiller (a)                                                        T
   Julia S. Janson (a)                                                          S
   Richard G. Beach (a)                                                         AS
   Brian P. Davey (b)                                                           AC
   Lee T. Howe (a)                                                              AC
   Brett A. Ritchie (b)                                                         AC

   Cinergy Mexico Holdings, LP

   Cinergy Mexico Holdings, LP management is controlled by Cinergy Mexico General, LLC.  Refer to
   Cinergy Mexico General, LLC for a list of officers and directors.

   Cinergy Mexico Marketing & Trading, LLC

   R. Foster Duncan (a)                                                         P
   Bruce A. Sukaly (v)                                                          SVP, CCO
   James L. Turner (a)                                                          EVP
   Randall F. Bevis (v)                                                         VP, GC, AS
   John S. Daly (v)                                                             VP
   Lynn J. Good (a)                                                             VP, C
   L. C. Randolph, Jr. (a)                                                      VP
   David L. Wozny (a)                                                           CFO
   Bernard F. Roberts (a)                                                       VP
   Alexander J. Torok (a)                                                       VP
   Gregory C. Wolf (a)                                                          VP
   Wendy L. Aumiller (a)                                                        T
   Julia S. Janson (a)                                                          S
   Richard G. Beach (a)                                                         AS
   Brian P. Davey (b)                                                           AC
   Lee T. Howe (a)                                                              AC
   Brett A. Ritchie (b)                                                         AC

   Cinergy Mexico General, LLC

   James L. Turner (a)                                                          EVP
   David L. Wozny (a)                                                           CFO
   R. Foster Duncan (a)                                                         P
   Bruce A. Sukaly (v)                                                          SVP, CCO
   Randall F. Bevis (v)                                                         VP, GC, AS
   John S. Daly (v)                                                             VP
   Lynn J. Good (a)                                                             VP, C
   L. C. Randolph, Jr. (a)                                                      VP
   Bernard F. Roberts (a)                                                       VP
   Alexander J. Torok (a)                                                       VP
   Wendy L. Aumiller (a)                                                        T
   Julia S. Janson (a)                                                          S
   Richard G. Beach (a)                                                         AS
   Brian P. Davey (b)                                                           AC
   Lee T. Howe (a)                                                              AC
   Brett A. Ritchie (b)                                                         AC

   Cinergy Retail Power Limited, Inc.

   James E. Rogers (a)                                                          D
   James L. Turner (a)                                                          D, EVP
   R. Foster Duncan (a)                                                         D, P
   Lynn J. Good (a)                                                             VP, C
   Alexander J. Torok (a)                                                       VP
   Bruce A. Sukaly (v)                                                          VP
   M. Stephen Harkness (a)                                                      VP, COO
   Gregory C. Wolf (a)                                                          VP
   David L. Wozny (a)                                                           CFO
   Bernard F. Roberts (a)                                                       VP
   Richard G. Beach (a)                                                         AS
   Julia S. Janson (a)                                                          S
   Wendy L. Aumiller (a)                                                        T
   Brian P. Davey (b)                                                           AC
   Lee T. Howe (a)                                                              AC
   Brett A. Ritchie (b)                                                         AC

   Cinergy Retail Power, L.P.

   Cinergy Retail Power, L.P. management is controlled by Cinergy Retail Power General, Inc.  Refer to Cinergy Retail Power General, Inc. for a list of officers and directors.

   Cinergy Retail Power General, Inc.

   James E. Rogers (a)                                                          D
   James L. Turner (a)                                                          D, EVP
   R. Foster Duncan (a)                                                         D, P
   Lynn J. Good (a)                                                             VP, C
   Alexander J. Torok (a)                                                       VP
   Bruce A. Sukaly (v)                                                          VP
   M. Stephen Harkness (a)                                                      VP, COO
   Gregory C. Wolf (a)                                                          VP
   David L. Wozny (a)                                                           CFO
   Bernard F. Roberts (a)                                                       VP
   Richard G. Beach (a)                                                         AS
   Julia S. Janson (a)                                                          S
   Wendy L. Aumiller (a)                                                        T
   Brian P. Davey (b)                                                           AC
   Lee T. Howe (a)                                                              AC
   Brett A. Ritchie (b)                                                         AC

   Cinergy Retail Sales, LLC

   R. Foster Duncan (a)                                                         P
   James L. Turner (a)                                                          EVP
   Jack L. Farley (a)                                                           VP
   Lynn J. Good (a)                                                             VP, C
   Bernard F. Roberts (a)                                                       VP
   Bruce A. Sukaly (v)                                                          VP
   Alexander J. Torok (a)                                                       VP
   David L. Wozny (a)                                                           CFO
   Wendy L. Aumiller (a)                                                        T
   Julia S. Janson (a)                                                          S
   Richard G. Beach (a)                                                         AS
   Brian P. Davey (b)                                                           AC
   Lee T. Howe (a)                                                              AC
   Brett A. Ritchie (b)                                                         AC

   CinFuel Resources, Inc.

   James E. Rogers (a)                                                          D
   James L. Turner (a)                                                          D, EVP
   R. Foster Duncan (a)                                                         D, P
   Lynn J. Good (a)                                                             VP, C
   Alexander J. Torok (a)                                                       VP
   Bruce A. Sukaly (v)                                                          VP
   M. Stephen Harkness (a)                                                      VP, COO
   David L. Wozny (a)                                                           CFO
   Bernard F. Roberts (a)                                                       VP
   Richard G. Beach (a)                                                         AS
   Julia S. Janson (a)                                                          S
   Wendy L. Aumiller (a)                                                        T
   Brian P. Davey (b)                                                           AC
   Lee T. Howe (a)                                                              AC
   Brett A. Ritchie (b)                                                         AC

   LH1, LLC

   James E. Rogers (a)                                                          BM
   James L. Turner (a)                                                          BM
   R. Foster Duncan (a)                                                         BM, EVP
   M. Stephen Harkness (a)                                                      CEO
   James R. Lance (a)                                                           CFO
   Julia S. Janson (a)                                                          S
   Wendy L. Aumiller (a)                                                        T
   Lynn J. Good (a)                                                             C, VP
   Richard G. Beach (a)                                                         AS
   C. Robert Hetterick (a)                                                      AC
   Donald R. Snider (a)                                                         COO
   Alexander J. Torok (a)                                                       VP

   Oak Mountain Products, LLC

   James E. Rogers (a)                                                          BM
   James L. Turner (a)                                                          BM
   R. Foster Duncan (a)                                                         BM, EVP
   M. Stephen Harkness (a)                                                      CEO
   James R. Lance (a)                                                           CFO
   Julia S. Janson (a)                                                          S
   Wendy L. Aumiller (a)                                                        T
   Lynn J. Good (a)                                                             C, VP
   Richard G. Beach (a)                                                         AS
   C. Robert Hetterick (a)                                                      AC
   Donald R. Snider (a)                                                         COO
   Alexander J. Torok (a)                                                       VP

   Cinergy Transportation, LLC

   James L. Turner (a)                                                          EVP
   Randall F. Bevis (v)                                                         VP, GC, AS
   M. Stephen Harkness (a)                                                      VP, COO
   R. Foster Duncan (a)                                                         P
   Alexander J. Torok (a)                                                       VP
   John S. Daly (v)                                                             VP
   Barry E. Pulskamp (a)                                                        VP
   Lynn J. Good (a)                                                             VP, C
   John J. Roebel (a)                                                           VP
   Brian Stallman (a)                                                           VP
   Bruce A. Sukaly (v)                                                          VP
   Bernard F. Roberts (a)                                                       VP
   David L. Wozny (a)                                                           CFO
   Wendy L. Aumiller (a)                                                        T
   Richard G. Beach (a)                                                         AS
   Julia S. Janson (a)                                                          S
   Brian P. Davey (b)                                                           AC
   Lee T. Howe (a)                                                              AC
   Brett A. Ritchie (b)                                                         AC

   SYNCAP II, LLC

   R. Foster Duncan (a)                                                         P
   James L. Turner (a)                                                          EVP
   Lynn J. Good (a)                                                             VP, C
   David L. Wozny (a)                                                           CFO
   J. Thomas Mason (a)                                                          VP
   Rodney W. Husk (a)                                                           VP
   Daniel L. Rimstidt (a)                                                       VP
   Bernard F. Roberts (a)                                                       VP
   Brian P. Davey (b)                                                           AC
   Wendy L. Aumiller (a)                                                        T
   Alexander J. Torok (a)                                                       VP
   Julia S. Janson (a)                                                          S
   Richard G. Beach (a)                                                         AS
   Lee T. Howe (a)                                                              AC
   Brett A. Ritchie (b)                                                         AC

   Cinergy Telecommunications Holding Company, Inc.

   James E. Rogers (a)                                                          D
   William J. Grealis (a)                                                       D, P
   R. Foster Duncan (a)                                                         EVP
   James L. Turner (a)                                                          D, EVP, CFO
   Marc E. Manly (a)                                                            EVP, CLO
   Theodore R. Murphy II (a)                                                    SVP, CRO
   Frederick J. Newton III (a)                                                  EVP, CAO
   Ronald R. Reising (a)                                                        VP, CPO
   Lynn J. Good (a)                                                             VP, C
   J. Joseph Hale, Jr. (a)                                                      VP, CCoO
   Michael J. Cyrus (a)                                                         EVP
   Bennett L. Gaines (a)                                                        VP, CTO
   Bernard F. Roberts (a)                                                       VP
   P. Craig Weida (a)                                                           VP
   Wendy L. Aumiller (a)                                                        T
   Gregory C. Wolf (a)                                                          VP
   Julia S. Janson (a)                                                          S, CO
   Richard G. Beach (a)                                                         AS
   Lee T. Howe (a)                                                              AC
   Brett A. Ritchie (b)                                                         AC
   Alexander J. Torok (a)                                                       VP
   Brian P. Davey (b)                                                           AC

   Q-Comm Corporation

   Albert E. Cinelli (ppp)                                                      D, CB
   John P. Cinelli (qqq)                                                        D, P
   John C. Greenbank (qqq)                                                      D, EVP
   Cole W. Hawks (ppp)                                                          S, GC, VP
   Steve Y. Duncan (b)                                                          D
   Don Bogard (b)                                                               D
   Lohn H. Weber (ppp)                                                          VP, CFO, T
   Ed Corr (ppp)                                                                VP

   Lattice Communications, LLC

   David Brown (llll)                                                           BM
   R. Foster Duncan (a)                                                         BM
   Benjamin Diesbach (vvv)                                                      BM
   R. Dean Meiszer (vvv)                                                        BM, CEO
   Brian K. Stallman (a)                                                        BM
   Stephen E. Kaufmann (vvv)                                                    CFO
   Mark C. Bissinger (www)                                                      S

   Cinergy Engineering, Inc.

   Russell K. Campbell (a)                                                      D
   James E. Rogers (a)                                                          D
   John C. Procario (a)                                                         D
   Alexander J. Torok (a)                                                       VP
   Barry E. Pulskamp (a)                                                        D
   William J. Grealis (a)                                                       EVP
   Marc E. Manly (a)                                                            EVP, CLO
   James L. Turner (a)                                                          EVP
   John J. Roebel (a)                                                           D
   Theodore R. Murphy II (a)                                                    SVP, CRO
   Michael J. Cyrus (a)                                                         EVP
   Frederick J. Newton III (a)                                                  EVP, CAO
   R. Foster Duncan (a)                                                         P
   Lynn J. Good (a)                                                             VP, C
   J. Joseph Hale, Jr. (a)                                                      VP, CCoO
   Ronald R. Reising (a)                                                        VP, CPO
   Bennett L. Gaines (a)                                                        CTO, VP
   David L. Wozny (a)                                                           CFO
   Bernard F. Roberts (a)                                                       VP
   Brian P. Davey (b)                                                           AC
   Wendy L. Aumiller (a)                                                        T
   Julia S. Janson (a)                                                          S, CO
   Richard G. Beach (a)                                                         AS
   Lee T. Howe (a)                                                              AC
   Brett A. Ritchie (b)                                                         AC

   Cinergy-Centrus, Inc.

   James E. Rogers (a)                                                          D
   James L. Turner (a)                                                          D, P
   R. Foster Duncan (a)                                                         EVP
   William J. Grealis (a)                                                       D, EVP
   Michael J. Cyrus (a)                                                         EVP
   Marc E. Manly (a)                                                            EVP, CLO
   Theodore R. Murphy II (a)                                                    SVP, CRO
   Frederick J. Newton III (a)                                                  EVP, CAO
   Bennett L. Gaines (a)                                                        VP, CTO
   J. Joseph Hale, Jr. (a)                                                      VP, CCoO
   Ronald R. Reising (a)                                                        VP, CPO
   Bernard F. Roberts (a)                                                       VP
   Alexander J. Torok (a)                                                       VP
   Wendy L. Aumiller (a)                                                        T
   Julia S. Janson (a)                                                          S, CO
   Richard G. Beach (a)                                                         AS
   Lynn J. Good (a)                                                             VP, C
   Lee T. Howe (a)                                                              AC
   Brett A. Ritchie (b)                                                         AC
   Brian P. Davey (b)                                                           AC

   Cinergy-Centrus Communications, Inc.

   James E. Rogers (a)                                                          D
   James L. Turner (a)                                                          D, P
   R. Foster Duncan (a)                                                         EVP
   William J. Grealis (a)                                                       D, EVP
   Michael J. Cyrus (a)                                                         EVP
   Marc E. Manly (a)                                                            EVP, CLO
   Theodore R. Murphy II (a)                                                    SVP, CRO
   Frederick J. Newton III (a)                                                  EVP, CAO
   Bennett L. Gaines (a)                                                        VP, CTO
   J. Joseph Hale, Jr. (a)                                                      VP, CCoO
   Ronald R. Reising (a)                                                        VP, CPO
   Bernard F. Roberts (a)                                                       VP
   Alexander J. Torok (a)                                                       VP
   Wendy L. Aumiller (a)                                                        T
   Julia S. Janson (a)                                                          S, CO
   Richard G. Beach (a)                                                         AS
   Lynn J. Good (a)                                                             VP, C
   Lee T. Howe (a)                                                              AC
   Brett A. Ritchie (b)                                                         AC
   Brian P. Davey (b)                                                           AC

   Solutions Holding

   James E. Rogers (a)                                                          D
   James L. Turner (a)                                                          D, EVP, CFO
   Michael J. Cyrus (a)                                                         EVP
   R. Foster Duncan (a)                                                         D, P
   William J. Grealis (a)                                                       EVP
   Marc E. Manly (a)                                                            EVP, CLO
   Theodore R. Murphy II (a)                                                    SVP, CRO
   Frederick J. Newton III (a)                                                  EVP, CAO
   Bennett L. Gaines (a)                                                        VP, CTO
   Ronald R. Reising (a)                                                        VP, CPO
   G. Roger Daniel (a)                                                          VP
   Lynn J. Good (a)                                                             VP, C
   J. Joseph Hale, Jr. (a)                                                      VP, CCoO
   M. Stephen Harkness (a)                                                      VP, COO
   Bernard F. Roberts (a)                                                       VP
   Alexander J. Torok (a)                                                       VP
   Richard G. Beach (a)                                                         AS
   Wendy L. Aumiller (a)                                                        T
   Julia S. Janson (a)                                                          S, CO
   Brian P. Davey (b)                                                           AC
   Lee T. Howe (a)                                                              AC
   Brett A. Ritchie (b)                                                         AC

   3036243 Nova Scotia Company

   R. Foster Duncan (a)                                                         D, P
   M. Stephen Harkness (a)                                                      D
   Ronald R. Reising (a)                                                        VP
   Wendy L. Aumiller (a)                                                        T
   Julia S. Janson (a)                                                          S
   Richard G. Beach (a)                                                         AS

   Cinergy Solutions Limited Partnership

   Cinergy Solutions Limited Partnership management is controlled by 1388368 Ontario Inc.  Refer to
   1388368 Ontario Inc. for a list of officers and directors.

   3075959 Nova Scotia Company

   R. Foster Duncan (a)                                                         D
   M. Stephen Harkness (a)                                                      P
   Julia S. Janson (a)                                                          S

   1388368 Ontario Inc.

   David M. Armstrong (a)                                                       D
   R. Foster Duncan (a)                                                         D
   M. Stephen Harkness (a)                                                      CEO, P
   Julia S. Janson (a)                                                          S
   Wendy L. Aumiller (a)                                                        T
   Richard G. Beach (a)                                                         AS

   Cinergy Solutions - Demand, Inc.

   James E. Rogers (a)                                                          D
   James L. Turner (a)                                                          D, EVP
   R. Foster Duncan (a)                                                         D, CEO
   M. Stephen Harkness (a)                                                      P
   Rodney W. Husk (a)                                                           VP
   David L. Wozny (a)                                                           CFO
   James R. Lance (a)                                                           VP
   Lynn J. Good (a)                                                             C, VP
   Donald R. Snider (a)                                                         VP
   Wendy L. Aumiller (a)                                                        T
   Julia S. Janson (a)                                                          S
   Richard G. Beach (a)                                                         AS
   Brian P. Davey (b)                                                           AC
   Lee T. Howe (a)                                                              AC
   Brett A. Ritchie (b)                                                         AC
   Bernard F. Roberts (a)                                                       VP
   Alexander J. Torok (a)                                                       VP

   Cinergy Solutions - Demand, Ltd.

   David M. Armstrong (a)                                                       D
   M. Stephen Harkness (a)                                                      P, CEO
   R. Foster Duncan (a)                                                         D, VP
   Julia S. Janson (a)                                                          S
   David L. Wozny (a)                                                           CFO
   Wendy L. Aumiller (a)                                                        T
   Richard G. Beach (a)                                                         AS
   Rodney W. Husk (a)                                                           VP
   James R. Lance (a)                                                           VP
   Donald R. Snider (a)                                                         VP

   Keen Rose Technology Group Limited

   David M. Armstrong (a)                                                       D
   M. Stephen Harkness (a)                                                      P, CEO
   R. Foster Duncan (a)                                                         D, VP
   Rodney W. Husk (a)                                                           VP
   Julia S. Janson (a)                                                          S
   David L. Wozny (a)                                                           CFO
   Wendy L. Aumiller (a)                                                        T
   Richard G. Beach (a)                                                         AS
   James R. Lance (a)                                                           VP
   Donald R. Snider (a)                                                         VP

   Optimira Controls, Inc.

   Jeff Volkers (a)                                                             D, P
   David M. Armstrong (a)                                                       D
   M. Stephen Harkness (a)                                                      CEO
   R. Foster Duncan (a)                                                         D, VP
   Rodney W. Husk (a)                                                           VP
   Julia S. Janson (a)                                                          S
   Wendy L. Aumiller (a)                                                        T
   David L. Wozny (a)                                                           CFO
   Richard G. Beach (a)                                                         AS
   James R. Lance (a)                                                           VP
   Donald R. Snider (a)                                                         VP

   Cinergy EPCOM College Park, LLC

   James L. Turner (a)                                                          EVP
   R. Foster Duncan (a)                                                         P
   Lynn J. Good (a)                                                             VP, C
   M. Stephen Harkness (a)                                                      VP, COO
   Bernard F. Roberts (a)                                                       VP
   Alexander J. Torok (a)                                                       VP
   David L. Wozny (a)                                                           CFO
   Wendy L. Aumiller (a)                                                        T
   Ronald J. Brothers (b)                                                       AS
   Richard G. Beach (a)                                                         AS
   Julia S. Janson (a)                                                          S
   Brian P. Davey (b)                                                           AC
   Lee T. Howe (a)                                                              AC
   Brett A. Ritchie (b)                                                         AC

   Solutions

   James E. Rogers (a)                                                          D
   James L. Turner (a)                                                          D, EVP
   R. Foster Duncan (a)                                                         D, CEO
   M. Stephen Harkness (a)                                                      P
   Charles M. O'Donnell (a)                                                     VP
   Timothy B. Ferguson (a)                                                      VP
   Donna L. Robichaud (a)                                                       VP
   Lynn J. Good (a)                                                             VP, C
   Allan S. Sears (a)                                                           VP
   G. Roger Daniel (a)                                                          VP
   Jeremiah J. Sullivan (b)                                                     VP
   Alexander J. Torok (a)                                                       VP
   Bernard F. Roberts (a)                                                       VP
   Donald R. Snider (a)                                                         VP, COO
   David L. Wozny (a)                                                           CFO
   Wendy L. Aumiller (a)                                                        T
   Brian P. Davey (b)                                                           AC
   Julia S. Janson (a)                                                          S
   Lee T. Howe (a)                                                              AC
   Ronald J. Brothers (b)                                                       AS
   Richard G. Beach (a)                                                         AS
   Brett A. Ritchie (b)                                                         AC

   BSPE Holdings, LLC

   David A. Ledonne (a)                                                         AR
   Donald R. Snider (a)                                                         AR
   G. Roger Daniel (a)                                                          AR
   Jason Rundle (jjjj)                                                          AR
   Kevin Casey (s)                                                              AR
   Bob Myer (jjjj)                                                              AR

   BSPE Limited, LLC

   David A. Ledonne (a)                                                         AR
   Donald R. Snider (a)                                                         AR
   G. Roger Daniel (a)                                                          AR
   Jason Rundle (jjjj)                                                          AR
   Kevin Casey (s)                                                              AR
   Bob Myer (jjjj)                                                              AR

   BSPE, L.P.

   David A. Ledonne (a)                                                         AR
   Donald R. Snider (a)                                                         AR
   G. Roger Daniel (a)                                                          AR
   Jason Rundle (jjjj)                                                          AR
   Kevin Casey (s)                                                              AR
   Bob Myer (jjjj)                                                              AR

   BSPE General, LLC

   David A. Ledonne (a)                                                         AR
   Donald R. Snider (a)                                                         AR
   G. Roger Daniel (a)                                                          AR
   Jason Rundle (jjjj)                                                          AR
   Kevin Casey (s)                                                              AR
   Bob Myer (jjjj)                                                              AR

   Cinergy Energy Solutions, Inc.

   James E. Rogers (a)                                                          D
   James L. Turner (a)                                                          D, EVP
   R. Foster Duncan (a)                                                         D, CEO
   Donald R. Snider (a)                                                         P, COO
   David L. Wozny (a)                                                           CFO
   Charles M. O'Donnell (a)                                                     VP
   Lynn J. Good (a)                                                             VP, C
   Donna L. Robichaud (a)                                                       VP
   Allan S. Sears (a)                                                           VP
   Jeremiah J. Sullivan (b)                                                     VP
   Alexander J. Torok (a)                                                       VP
   Bernard F. Roberts (a)                                                       VP
   Wendy L. Aumiller (a)                                                        T
   Richard G. Beach (a)                                                         AS
   Ronald J. Brothers (b)                                                       AS
   Julia S. Janson (a)                                                          S
   Brian P. Davey (b)                                                           AC
   Lee T. Howe (a)                                                              AC
   Brett A. Ritchie (b)                                                         AC

   U.S. Energy Biogas Corp.

   G. Roger Daniel (a)                                                          D, CEO
   Jacob Feinstein (f)                                                          D
   Barbara A. Farr (hhhh)                                                       S
   Richard J. Augustine (hhhh)                                                  P, T
   Steven Laliberty (kk)                                                        VP
   Timothy J. Kilkelly (f)                                                      AT
   Carl W. Greene (f)                                                           D
   Mary Lou Kachnowski (f)                                                      AS

   Cinergy GASCO Solutions, LLC

   James L. Turner (a)                                                          EVP
   Donald R. Snider (a)                                                         P, COO
   R. Foster Duncan (a)                                                         EVP
   Timothy B. Ferguson (a)                                                      VP
   Lynn J. Good (a)                                                             VP, C
   James R. Lance (a)                                                           VP
   David A. Ledonne (a)                                                         VP
   Donna L. Robichaud (a)                                                       VP
   Alexander J. Torok (a)                                                       VP
   Bernard F. Roberts (a)                                                       VP
   David L. Wozny (a)                                                           CFO
   Wendy L. Aumiller (a)                                                        T
   Richard G. Beach (a)                                                         AS
   Julia S. Janson (a)                                                          S
   Brian P. Davey (b)                                                           AC
   Lee T. Howe (a)                                                              AC
   Brett A. Ritchie (b)                                                         AC

   Countryside Landfill Gasco, L.L.C.

   G. Roger Daniel (a)                                                          D, CB, CEO
   Richard J. Augustine (hhhh)                                                  D, P, T
   Steven Laliberty (kk)                                                        D, VP
   Timothy J. Kilkelly (f)                                                      AT
   Barbara A. Farr (hhhh)                                                       S
   Mary Lou Kachnowski (f)                                                      AS

   Morris Gasco, L.L.C.

   G. Roger Daniel (a)                                                          D, CB, CEO
   Richard J. Augustine (hhhh)                                                  D, P, T
   Steven Laliberty (kk)                                                        D, VP
   Timothy J. Kilkelly (f)                                                      AT
   Barbara A. Farr (hhhh)                                                       S
   Mary Lou Kachnowski (f)                                                      AS

   Brown County Landfill Gas Associates, L.P.

   G. Roger Daniel (a)                                                          D, CB, CEO
   Richard J. Augustine (hhhh)                                                  D, P, T
   Steven Laliberty (kk)                                                        D, VP
   Timothy J. Kilkelly (f)                                                      AT
   Barbara A. Farr (hhhh)                                                       S
   Mary Lou Kachnowski (f)                                                      AS

   Cinergy Solutions of Monaca, LLC

   Donald R. Snider (a)                                                         COO, P
   David L. Wozny (a)                                                           CFO
   R. Foster Duncan (a)                                                         EVP
   Steven P. Barker (mmmm)                                                      VP
   Timothy B. Ferguson (a)                                                      VP
   James L. Turner (a)                                                          EVP
   Lynn J. Good (a)                                                             VP, C
   James R. Lance (a)                                                           VP
   Bernard F. Roberts (a)                                                       VP
   Donna L. Robichaud (a)                                                       VP
   David A. Ledonne (a)                                                         VP
   Alexander J. Torok (a)                                                       VP
   Wendy L. Aumiller (a)                                                        T
   Julia S. Janson (a)                                                          S
   Richard G. Beach (a)                                                         AS
   Brian P. Davey (b)                                                           AC
   Lee T. Howe (a)                                                              AC
   Brett A. Ritchie (b)                                                         AC

   Cinergy Solutions of Narrows, LLC

   James L. Turner (a)                                                          EVP
   Donald R. Snider (a)                                                         COO, P
   R. Foster Duncan (a)                                                         EVP
   Donna L. Robichaud (a)                                                       VP
   Timothy B. Ferguson (a)                                                      VP
   Lynn J. Good (a)                                                             VP, C
   James R. Lance (a)                                                           VP
   Scott A. Abramson (t)                                                        VP
   David A. Ledonne (s)                                                         VP
   Bernard F. Roberts (a)                                                       VP
   Alexander J. Torok (a)                                                       VP
   Julia S. Janson (a)                                                          S
   Richard G. Beach (a)                                                         AS
   Wendy L. Aumiller (a)                                                        T
   David L. Wozny (a)                                                           CFO
   Brian P. Davey (b)                                                           AC
   Lee T. Howe (a)                                                              AC
   Brett A. Ritchie (b)                                                         AC

   Cinergy Solutions of Rock Hill, LLC

   James L. Turner (a)                                                          EVP
   Donald R. Snider (a)                                                         COO, P
   R. Foster Duncan (a)                                                         EVP
   Donna L. Robichaud (a)                                                       VP
   Timothy B. Ferguson (a)                                                      VP
   Lynn J. Good (a)                                                             VP, C
   James R. Lance (a)                                                           VP
   Jerry W. Anderson (g)                                                        VP
   David A. Ledonne (s)                                                         VP
   Bernard F. Roberts (a)                                                       VP
   Alexander J. Torok (a)                                                       VP
   Julia S. Janson (a)                                                          S
   Richard G. Beach (a)                                                         AS
   Wendy L. Aumiller (a)                                                        T
   David L. Wozny (a)                                                           CFO
   Brian P. Davey (b)                                                           AC
   Lee T. Howe (a)                                                              AC
   Brett A. Ritchie (b)                                                         AC

   Cinergy Solutions of San Diego, Inc.

   James L. Turner (a)                                                          D, EVP
   R. Foster Duncan (a)                                                         D, EVP
   James E. Rogers (a)                                                          D
   Donald R. Snider (a)                                                         P, COO
   Timothy B. Ferguson (a)                                                      VP
   Jefferson E. Gibitz (a)                                                      VP
   David A. Ledonne (s)                                                         VP
   James R. Lance (a)                                                           VP
   Gary L. Meza (nnnn)                                                          VP
   Bernard F. Roberts (a)                                                       VP
   Donna L. Robichaud (a)                                                       VP
   Alexander J. Torok (a)                                                       VP
   David L. Wozny (a)                                                           CFO
   Julia S. Janson (a)                                                          S
   Wendy L. Aumiller (a)                                                        T
   Richard G. Beach (a)                                                         AS
   Lynn J. Good (a)                                                             VP, C
   Brian P. Davey (b)                                                           AC
   Lee T. Howe (a)                                                              AC
   Brett A. Ritchie (b)                                                         AC

   Cinergy Solutions of South Charleston, LLC

   Donald R. Snider (a)                                                         P, COO
   R. Foster Duncan (a)                                                         EVP
   James L. Turner (a)                                                          EVP
   Timothy B. Ferguson (a)                                                      VP
   Lynn J. Good (a)                                                             VP, c
   David A. Ledonne (s)                                                         VP
   Bernard F. Roberts (a)                                                       VP
   Donna L. Robichaud (a)                                                       VP
   Alexander J. Torok (a)                                                       VP
   David L. Wozny (a)                                                           CFO
   Wendy L. Aumiller (a)                                                        T
   Julia S. Janson (a)                                                          S
   Richard G. Beach (a)                                                         AS
   Brian P. Davey (b)                                                           AC
   Lee T. Howe (a)                                                              AC
   James R. Lance (a)                                                           VP
   Brett A. Ritchie (b)                                                         AC

   Cinergy Solutions of St. Bernard, LLC

   Donald R. Snider (a)                                                         COO, P
   R. Foster Duncan (a)                                                         EVP
   Robert H. Stewart II (a)                                                     VP
   James L. Turner (a)                                                          EVP
   Bernard F. Roberts (a)                                                       VP
   Donna L. Robichaud (a)                                                       VP
   Timothy B. Ferguson (a)                                                      VP
   Lynn J. Good (a)                                                             VP, C
   James R. Lance (a)                                                           VP
   Julia S. Janson (a)                                                          S
   David A. Ledonne (s)                                                         VP
   Richard G. Beach (a)                                                         AS
   Alexander J. Torok (a)                                                       VP
   Wendy L. Aumiller (a)                                                        T
   David L. Wozny (a)                                                           CFO
   Brian P. Davey (b)                                                           AC
   Lee T. Howe (a)                                                              AC
   Brett A. Ritchie (b)                                                         AC

   Cinergy Solutions of O&M, LLC

   Donald R. Snider (a)                                                         P, COO
   R. Foster Duncan (a)                                                         EVP
   James L. Turner (a)                                                          EVP
   Timothy B. Ferguson (a)                                                      VP
   Lynn J. Good (a)                                                             VP, C
   David A. Ledonne (s)                                                         VP
   Bernard F. Roberts (a)                                                       VP
   Donna L. Robichaud (a)                                                       VP
   Alexander J. Torok (a)                                                       VP
   David L. Wozny (a)                                                           CFO
   Wendy L. Aumiller (a)                                                        T
   Julia S. Janson (a)                                                          S
   Richard G. Beach (a)                                                         AS
   Brian P. Davey (b)                                                           AC
   Lee T. Howe (a)                                                              AC
   James R. Lance (a)                                                           VP
   Brett A. Ritchie (b)                                                         AC

   Cinergy Solutions Operating Services of Delta Township, LLC

   Donald R. Snider (a)                                                         P, COO
   R. Foster Duncan (a)                                                         EVP
   James L. Turner (a)                                                          EVP
   David L. Wozny (a)                                                           CFO
   G. Roger Daniel (a)                                                          VP
   Timothy B. Ferguson (a)                                                      VP
   Lynn J. Good (a)                                                             VP, C
   James R. Lance (a)                                                           VP
   David A. Ledonne (s)                                                         VP
   Don Morgan (r)                                                               VP
   Bernard F. Roberts (a)                                                       VP
   Donna L. Robichaud (a)                                                       VP
   Alexander J. Torok (a)                                                       VP
   Wendy L. Aumiller (a)                                                        T
   Julia S. Janson (a)                                                          S
   Richard G. Beach (a)                                                         AS
   Brian P. Davey (b)                                                           AC
   Lee T. Howe (a)                                                              AC
   Brett A. Ritchie (b)                                                         AC

   Cinergy Solutions Operating Services of Lansing, LLC

   Donald R. Snider (a)                                                         P, COO
   R. Foster Duncan (a)                                                         EVP
   James L. Turner (a)                                                          EVP
   Lynn J. Good (a)                                                             VP, C
   David L. Wozny (a)                                                           CFO
   Wendy L. Aumiller (a)                                                        T
   Julia S. Janson (a)                                                          S
   Richard G. Beach (a)                                                         AS
   Lee T. Howe (a)                                                              AC
   Brett A. Ritchie (b)                                                         AC
   Timothy B. Ferguson (a)                                                      VP
   Bernard F. Roberts (a)                                                       VP
   James R. Lance (a)                                                           VP
   Donna L. Robichaud (a)                                                       VP
   David A. Ledonne (s)                                                         VP
   Alexander J. Torok (a)                                                       VP
   Don Morgan (r)                                                               VP
   Brian P. Davey (b)                                                           AC

   Cinergy Solutions Operating Services of Shreveport, LLC

   Bernard F. Roberts (a)                                                       VP
   Alexander J. Torok (a)                                                       VP
   Donald R. Snider (a)                                                         P, COO
   James L. Turner (a)                                                          EVP
   R. Foster Duncan (a)                                                         EVP
   Charles E. Agee (qq)                                                         VP
   David A. Ledonne (s)                                                         VP
   Timothy B. Ferguson (a)                                                      VP
   Lynn J. Good (a)                                                             VP, C
   James R. Lance (a)                                                           VP
   Donna L. Robichaud (a)                                                       VP
   Wendy L. Aumiller (a)                                                        T
   David L. Wozny (a)                                                           CFO
   Brian P. Davey (b)                                                           AC
   Julia S. Janson (a)                                                          S
   Richard G. Beach (a)                                                         AS
   Lee T. Howe (a)                                                              AC
   Brett A. Ritchie (b)                                                         AC

   Cinergy Solutions Operating Services of Oklahoma, LLC

   Bernard F. Roberts (a)                                                       VP
   Alexander J. Torok (a)                                                       VP
   Donald R. Snider (a)                                                         P, COO
   James L. Turner (a)                                                          EVP
   R. Foster Duncan (a)                                                         EVP
   Timothy B. Ferguson (a)                                                      VP
   David A. Ledonne (s)                                                         VP
   James J. Howard (nn)                                                         VP
   Lynn J. Good (a)                                                             VP, C
   James R. Lance (a)                                                           VP
   Donna L. Robichaud (a)                                                       VP
   Wendy L. Aumiller (a)                                                        T
   David L. Wozny (a)                                                           CFO
   Brian P. Davey (b)                                                           AC
   Julia S. Janson (a)                                                          S
   Richard G. Beach (a)                                                         AS
   Lee T. Howe (a)                                                              AC
   Brett A. Ritchie (b)                                                         AC

   Cinergy Solutions of Philadelphia, LLC

   James L. Turner (a)                                                          EVP
   Donald R. Snider (a)                                                         P, COO
   R. Foster Duncan (a)                                                         EVP
   Timothy B. Ferguson (a)                                                      VP
   Lynn J. Good (a)                                                             VP, C
   James R. Lance (a)                                                           VP
   Bernard F. Roberts (a)                                                       VP
   David A. Ledonne (s)                                                         VP
   Donna L. Robichaud (a)                                                       VP
   David L. Wozny (a)                                                           CFO
   Alexander J. Torok (a)                                                       VP
   Raymond J. McCaffrey (o)                                                     VP
   Richard G. Beach (a)                                                         AS
   Wendy L. Aumiller (a)                                                        T
   Brian P. Davey (b)                                                           AC
   Julia S. Janson (a)                                                          S
   Lee T. Howe (a)                                                              AC
   Brett A. Ritchie (b)                                                         AC

   Cinergy Solutions Partners, LLC

   Cinergy Solutions Partners is managed by Cinergy Solutions, Inc.  Refer to Cinergy Solutions,
   Inc. for a list of officers and directors.

   CST Limited, LLC

   Donald R. Snider (a)                                                         P, COO
   R. Foster Duncan (a)                                                         CEO
   James L. Turner (a)                                                          EVP
   G. Roger Daniel (a)                                                          VP
   David L. Wozny (a)                                                           CFO
   Timothy B. Ferguson (a)                                                      VP
   Bernard F. Roberts (a)                                                       VP
   Lynn J. Good (a)                                                             VP, c
   David A. Ledonne (s)                                                         VP
   Wendy L. Aumiller (a)                                                        T
   Alexander J. Torok (a)                                                       VP
   Richard G. Beach (a)                                                         AS
   Julia S. Janson (a)                                                          S
   Brian P. Davey (b)                                                           AC
   Lee T. Howe (a)                                                              AC
   Brett A. Ritchie (b)                                                         AC

   CST Green Power, L.P.

   CST Green Power, L.P. management is controlled by CST General, LLC.  Refer to CST General, LLC for a list of officers and directors.

   Green Power Holdings, LLC

   M. Stephen Harkness (a)                                                      AR
   G. Roger Daniel (a)                                                          AR
   David A. Ledonne (s)                                                         AR
   Kevin Casey (v)                                                              AR
   Stephen J. Ridlington (jjjj)                                                 AR
   Mervyn S. Wright (jjjj)                                                      AR

   Green Power Limited, LLC

   M. Stephen Harkness (a)                                                      AR
   G. Roger Daniel (a)                                                          AR
   David A. Ledonne (s)                                                         AR
   Kevin Casey (v)                                                              AR
   Stephen J. Ridlington (jjjj)                                                 AR
   Mervyn S. Wright (jjjj)                                                      AR

   South Houston Green Power, L.P.

   M. Stephen Harkness (a)                                                      AR
   G. Roger Daniel (a)                                                          AR
   David A. Ledonne (s)                                                         AR
   Kevin Casey (v)                                                              AR
   Stephen J. Ridlington (jjjj)                                                 AR
   Mervyn S. Wright (jjjj)                                                      AR

   Green Power G.P., LLC

   M. Stephen Harkness (a)                                                      AR
   G. Roger Daniel (a)                                                          AR
   David A. Ledonne (s)                                                         AR
   Kevin Casey (v)                                                              AR
   Stephen J. Ridlington (jjjj)                                                 AR
   Mervyn S. Wright (jjjj)                                                      AR

   CST General, LLC

   Donald R. Snider (a)                                                         P, COO
   R. Foster Duncan (a)                                                         CEO
   G. Roger Daniel (a)                                                          VP
   Timothy B. Ferguson (a)                                                      VP
   Bernard F. Roberts (a)                                                       VP
   Lynn J. Good (a)                                                             VP, C
   David A. Ledonne (s)                                                         VP
   Wendy L. Aumiller (a)                                                        T
   Alexander J. Torok (a)                                                       VP
   James L. Turner (a)                                                          VP, CFO
   Julia S. Janson (a)                                                          S
   Richard G. Beach (a)                                                         AS
   Brian P. Davey (b)                                                           AC
   Lee T. Howe (a)                                                              AC
   Brett A. Ritchie (b)                                                         AC

   CSGP of Southeast Texas, LLC

   James L. Turner (a)                                                          EVP
   Donald R. Snider (a)                                                         P, COO
   R. Foster Duncan (a)                                                         EVP
   Jason M. Allen (s)                                                           VP
   David L. Wozny (a)                                                           CFO
   Timothy B. Ferguson (a)                                                      VP
   James R. Lance (a)                                                           VP
   David A. Ledonne (s)                                                         VP
   Lynn J. Good (a)                                                             VP, C
   Bernard F. Roberts (a)                                                       VP
   Donna L. Robichaud (a)                                                       VP
   Alexander J. Torok (a)                                                       VP
   Wendy L. Aumiller (a)                                                        T
   Richard G. Beach (a)                                                         AS
   Julia S. Janson (a)                                                          S
   Brian P. Davey (b)                                                           AC
   Lee T. Howe (a)                                                              AC
   Brett A. Ritchie (b)                                                         AC

   CSGP Limited, LLC

   James L. Turner (a)                                                          EVP
   R. Foster Duncan (a)                                                         EVP
   Lynn J. Good (a)                                                             VP, C
   James R. Lance (a)                                                           VP
   Donald R. Snider (a)                                                         P, COO
   Jason M. Allen (s)                                                           VP
   Timothy B. Ferguson (a)                                                      VP
   David A. Ledonne (s)                                                         VP
   Alexander J. Torok (a)                                                       VP
   David L. Wozny (a)                                                           CFO
   Wendy L. Aumiller (a)                                                        T
   Donna L. Robichaud (a)                                                       VP
   Julia S. Janson (a)                                                          S
   Bernard F. Roberts (a)                                                       VP
   Richard G. Beach (a)                                                         AS
   Brian P. Davey (b)                                                           AC
   Lee T. Howe (a)                                                              AC
   Brett A. Ritchie (b)                                                         AC

   CSGP Services, L.P.

   CSGP Services, L.P. management is controlled by CSGP General, LLC.  Refer to CSGP General, LLC for a list of officers and directors.

   CSGP General, LLC

   R. Foster Duncan (a)                                                         EVP
   James L. Turner (a)                                                          EVP
   Lynn J. Good (a)                                                             VP, C
   Donald R. Snider (a)                                                         P, COO
   Timothy B. Ferguson (a)                                                      VP
   James R. Lance (a)                                                           VP
   David A. Ledonne (s)                                                         VP
   Alexander J. Torok (a)                                                       VP
   David L. Wozny (a)                                                           CFO
   Wendy L. Aumiller (a)                                                        T
   Donna L. Robichaud (a)                                                       VP
   Julia S. Janson (a)                                                          S
   Bernard F. Roberts (a)                                                       VP
   Richard G. Beach (a)                                                         AS
   Brian P. Davey (b)                                                           AC
   Lee T. Howe (a)                                                              AC
   Brett A. Ritchie (b)                                                         AC

   Lansing Grand River Utilities, LLC

   Donald R. Snider (a)                                                         P, COO
   James L. Turner (a)                                                          EVP
   R. Foster Duncan (a)                                                         EVP
   Timothy B. Ferguson (a)                                                      VP
   Bernard F. Roberts (a)                                                       VP
   James R. Lance (a)                                                           VP
   David A. Ledonne (s)                                                         VP
   Lynn J. Good (a)                                                             VP, C
   Don Morgan (r)                                                               VP
   Donna L. Robichaud (a)                                                       VP
   Alexander J. Torok (a)                                                       VP
   David L. Wozny (a)                                                           CFO
   Wendy L. Aumiller (a)                                                        T
   Richard G. Beach (a)                                                         AS
   Julia S. Janson (a)                                                          S
   Brian P. Davey (b)                                                           AC
   Lee T. Howe (a)                                                              AC
   Brett A. Ritchie (b)                                                         AC

   Oklahoma Arcadian Utilities, LLC

   John T. Lucey, Jr. (aaa)                                                     BM
   David A. Ledonne (s)                                                         BM
   Dennis A. Faust (aaa)                                                        BM
   Donald R. Snider (a)                                                         BM
   Craig E. Yendell (aaa)                                                       BM
   Werner E. Schattner (w)                                                      BM
   Julia S. Janson (a)                                                          S
   Richard G. Beach (a)                                                         AS
   Wendy L. Aumiller (a)                                                        T
   James J. Howard (nn)                                                         VP

   Shreveport Red River Utilities, LLC

   David A. Ledonne (s)                                                         BM
   Werner E. Schattner (w)                                                      BM
   John T. Lucey, Jr. (aaa)                                                     BM, VP
   Charles M. O'Donnell (a)                                                     VP
   Dennis A. Faust (aaa)                                                        BM
   Craig E. Yendell (aaa)                                                       BM
   Donald R. Snider (a)                                                         BM, p
   Charles Beacom (qq)                                                          VP
   Julia S. Janson (a)                                                          AS
   Timothy R. Dunne (w)                                                         S
   Wendy L. Aumiller (a)                                                        T
   Charles E. Agee (qq)                                                         VP
   James R. Lance (a)                                                           VP
   David L. Wozny (a)                                                           CFO
   Richard G. Beach (a)                                                         AS

   Cinergy Solutions of Tuscola, Inc.

   James E. Rogers (a)                                                          D
   Donald R. Snider (a)                                                         P, COO
   James L. Turner (a)                                                          D, EVP
   R. Foster Duncan (a)                                                         D, EVP
   Tracy A. Callan (t)                                                          VP
   Lynn J. Good (a)                                                             VP, C
   Timothy B. Ferguson (a)                                                      VP
   Bernard F. Roberts (a)                                                       VP
   James R. Lance (a)                                                           VP
   Wendy L. Aumiller (a)                                                        T
   David A. Ledonne (s)                                                         VP
   Alexander J. Torok (a)                                                       VP
   Donna L. Robichaud (a)                                                       VP
   David L. Wozny (a)                                                           CFO
   Julia S. Janson (a)                                                          S
   Brian P. Davey (b)                                                           AC
   Richard G. Beach (a)                                                         AS
   Lee T. Howe (a)                                                              AC
   Brett A. Ritchie (b)                                                         AC

   Delta Township Utilities, LLC

   Donald R. Snider (a)                                                         BM, P, CEO
   Werner E. Schattner (w)                                                      BM, EVP, COO
   James R. Lance (a)                                                           BM
   Donna L. Robichaud (a)                                                       BM, VP
   Rachel W. Kilpatrick (w)                                                     BM, AT
   Eric Heggeseth (p)                                                           BM, VP
   Don Morgan (r)                                                               VP
   Richard G. Beach (a)                                                         AS
   Steven R. Gavin (a)                                                          AS
   Wendy L. Aumiller (a)                                                        T
   Julia S. Janson (a)                                                          S

   Delta Township Utilities II, LLC

   John T. Lucey, Jr. (aaa)                                                     BM, COO
   David C. Turner (r)                                                          BM, VP
   David L. Wozny (a)                                                           CFO
   John Wood (q)                                                                BM, VP
   James L. Turner (a)                                                          EVP
   Donald R. Snider (a)                                                         VCBM, CEO, P
   Lynn J. Good (a)                                                             VP, C
   Titus R. Leffel (r)                                                          VP
   R. Foster Duncan (a)                                                         EVP
   Don Morgan (r)                                                               VP
   Timothy B. Ferguson (a)                                                      VP
   James R. Lance (a)                                                           VP
   Julia S. Janson (a)                                                          S
   David A. Ledonne (a)                                                         VP
   Richard G. Beach (a)                                                         AS
   Bernard F. Roberts (a)                                                       VP
   Wendy L. Aumiller (a)                                                        T
   Alexander J. Torok (a)                                                       VP
   Donna L. Robichaud (a)                                                       BM, VP
   Brian P. Davey (b)                                                           AC
   Lee T. Howe (a)                                                              AC
   Brett A. Ritchie (b)                                                         AC

   Energy Equipment Leasing LLC

   Werner E. Schattner (w)                                                      BM, EVP, COO
   M. Stephen Harkness (a)                                                      BM
   James L. Turner (a)                                                          BM
   Eric Heggeseth (p)                                                           BM, VP
   Rachel W. Kilpatrick (w)                                                     BM, T, VP
   Donald R. Snider (a)                                                         BM, P, CEO
   Wendy L. Aumiller (a)                                                        AT
   Julia S. Janson (a)                                                          S
   Richard G. Beach (a)                                                         AS
   Steven R. Gavin (a)                                                          AS

   Trigen-Cinergy Solutions LLC

   Werner E. Schattner (w)                                                      CM, EVP, COO
   M. Stephen Harkness (a)                                                      BM
   James L. Turner (a)                                                          BM
   Eric Heggeseth (p)                                                           BM, VP
   Rachel W. Kilpatrick (w)                                                     BM, T, VP
   Timothy B. Ferguson (a)                                                      CEO
   Donald R. Snider (a)                                                         BM, P
   Wendy L. Aumiller (a)                                                        AT
   Julia S. Janson (a)                                                          S
   Richard G. Beach (a)                                                         AS
   Steven R. Gavin (a)                                                          AS

   Trigen-Cinergy Solutions of Ashtabula LLC

   Werner E. Schattner (w)                                                      CM, EVP, COO
   M. Stephen Harkness (a)                                                      BM
   James L. Turner (a)                                                          BM
   Eric Heggeseth (p)                                                           BM, VP
   Rachel W. Kilpatrick (w)                                                     BM, VP, T
   Donald R. Snider (a)                                                         BM, P, CEO
   Kevin Hooker (a)                                                             VP
   Wendy L. Aumiller (a)                                                        AT
   Julia S. Janson (a)                                                          S
   Richard G. Beach (a)                                                         AS
   Steven R. Gavin (a)                                                          AS
   Donna L. Robichaud (a)                                                       VP

   Cinergy Solutions of Boca Raton, LLC

   James E. Rogers (a)                                                          BM
   M. Stephen Harkness (a)                                                      BM
   R. Foster Duncan (a)                                                         BM, EVP
   James L. Turner (a)                                                          EVP
   Bernard F. Roberts (a)                                                       VP
   Donald R. Snider (a)                                                         P, CEO
   Timothy B. Ferguson (a)                                                      VP
   Lynn J. Good (a)                                                             VP, C
   James R. Lance (a)                                                           VP
   Wendy L. Aumiller (a)                                                        T
   Julia S. Janson (a)                                                          S
   Brian P. Davey (b)                                                           AC
   Richard G. Beach (a)                                                         AS
   Lee T. Howe (a)                                                              AC
   Brett A. Ritchie (b)                                                         AC
   Alexander J. Torok (a)                                                       VP
   David L. Wozny (a)                                                           CFO
   David A. Ledonne (a)                                                         VP
   Donna L. Robichaud (a)                                                       VP
   Kurt Vatsvog (oooo)                                                          VP

   Cinergy Solutions of Cincinnati, LLC

   James L. Turner (a)                                                          EVP
   R. Foster Duncan (a)                                                         EVP
   Alexander J. Torok (a)                                                       VP
   Donald R. Snider (a)                                                         P, COO
   David L. Wozny (a)                                                           CFO
   Kevin Bright (a)                                                             VP
   Lynn J. Good (a)                                                             VP, C
   Timothy B. Ferguson (a)                                                      VP
   Wendy L. Aumiller (a)                                                        T
   James R. Lance (a)                                                           VP
   Bernard F. Roberts (a)                                                       VP
   David A. Ledonne (a)                                                         VP
   Julia S. Janson (a)                                                          S
   Donna L. Robichaud (a)                                                       VP
   Richard G. Beach (a)                                                         AS
   Brian P. Davey (b)                                                           AC
   Lee T. Howe (a)                                                              AC
   Brett A. Ritchie (b)                                                         AC

   Cinergy Solutions - Utility, Inc

   R. Foster Duncan (a)                                                         D, CEO
   James E. Rogers (a)                                                          D
   James L. Turner (a)                                                          D, EVP
   M. Stephen Harkness (a)                                                      P
   David L. Wozny (a)                                                           CFO
   Lynn J. Good (a)                                                             VP, C
   Ronald R. Reising (a)                                                        VP
   Bernard F. Roberts (a)                                                       VP
   Donald R. Snider (a)                                                         VP
   Alexander J. Torok (a)                                                       VP
   James H. Willis (a)                                                          VP
   Wendy L. Aumiller (a)                                                        T
   Julia S. Janson (a)                                                          S
   Richard G. Beach (a)                                                         AS
   Brian P. Davey (b)                                                           AC
   Lee T. Howe (a)                                                              AC
   James R. Lance (a)                                                           AC
   Brett A. Ritchie (b)                                                         AC

   Trigen-Cinergy Solutions of Lansing LLC

   Werner E. Schattner (w)                                                      CM, EVP, COO
   James L. Turner (a)                                                          BM
   M. Stephen Harkness (a)                                                      BM
   Eric Heggeseth (p)                                                           BM, VP
   Rachel W. Kilpatrick (w)                                                     BM, T
   Donald R. Snider (a)                                                         BM, P, CEO
   Wendy L. Aumiller (a)                                                        AT
   Julia S. Janson (a)                                                          S
   Richard G. Beach (a)                                                         AS
   Steven R. Gavin (a)                                                          AS
   Don Morgan (r)                                                               VP
   Donna L. Robichaud (a)                                                       VP

   Trigen/Cinergy-USFOS of Lansing LLC

   John T. Lucey, Jr. (aaa)                                                     BM, COO
   Charles M. O'Donnell (a)                                                     VP
   Don Morgan (r)                                                               VP
   Donald R. Snider (a)                                                         BM, CEO
   Dennis A. Faust (aaa)                                                        BM
   Werner E. Schattner (w)                                                      BM
   John Wood (q)                                                                BM
   Donna L. Robichaud (a)                                                       BM
   Richard G. Beach (a)                                                         AS

   Trigen-Cinergy Solutions of Orlando LLC

   Werner E. Schattner (w)                                                      CM, EVP, COO
   James L. Turner (a)                                                          BM
   M. Stephen Harkness (a)                                                      BM
   Eric Heggeseth (p)                                                           BM, VP
   Rachel W. Kilpatrick (w)                                                     BM, T
   Donald R. Snider (a)                                                         BM, P, CEO
   Craig M. Conner (a)                                                          VP
   Wendy L. Aumiller (a)                                                        AT
   Julia S. Janson (a)                                                          S
   Richard G. Beach (a)                                                         AS
   Steven R. Gavin (a)                                                          AS

   Trigen-Cinergy Solutions of Owings Mills LLC

   Werner E. Schattner (w)                                                      BM, EVP, COO
   M. Stephen Harkness (a)                                                      BM
   James L. Turner (a)                                                          BM
   Eric Heggeseth (p)                                                           BM, VP
   Rachel W. Kilpatrick (w)                                                     BM, T
   Charles L. Abbott (bbb)                                                      VP
   Donald R. Snider (a)                                                         BM, P, CEO
   Wendy L. Aumiller (a)                                                        AT
   Julia S. Janson (a)                                                          S
   Richard G. Beach (a)                                                         AS
   Steven R. Gavin (a)                                                          AS

   Trigen-Cinergy Solutions of Owings Mills Energy Equipment Leasing, LLC

   Werner E. Schattner (w)                                                      BM, EVP, COO
   James L. Turner (a)                                                          BM
   M. Stephen Harkness (a)                                                      BM
   Eric Heggeseth (p)                                                           BM, VP
   Rachel W. Kilpatrick (w)                                                     BM, T
   Charles L. Abbott (bbb)                                                      VP
   Donald R. Snider (a)                                                         BM, P, CEO
   Wendy L. Aumiller (a)                                                        AT
   Julia S. Janson (a)                                                          S
   Richard G. Beach (a)                                                         AS
   Steven R. Gavin (a)                                                          AS

   Trigen-Cinergy Solutions of Rochester LLC

   Werner E. Schattner (w)                                                      BM, EVP, COO
   M. Stephen Harkness (a)                                                      BM
   James L. Turner (a)                                                          BM
   Rachel W. Kilpatrick (w)                                                     BM, T
   Eric Heggeseth (p)                                                           BM, VP
   Donald R. Snider (a)                                                         BM, CEO, P
   Wendy L. Aumiller (a)                                                        AT
   Julia S. Janson (a)                                                          S
   Richard G. Beach (a)                                                         AS
   Steven R. Gavin (a)                                                          AS
   Kevin Hooker (c)                                                             VP
   James R. Lance (a)                                                           VP
   Donna L. Robichaud (a)                                                       VP
   David L. Wozny (a)                                                           CFO

   Trigen-Cinergy Solutions of Silver Grove LLC

   Werner E. Schattner (w)                                                      BM, EVP, COO
   James L. Turner (a)                                                          BM
   M. Stephen Harkness (a)                                                      BM
   Eric Heggeseth (p)                                                           BM, VP
   Rachel W. Kilpatrick (w)                                                     BM, T
   Donald R. Snider (a)                                                         BM, P, CEO
   Eric Sears (a)                                                               VP
   Kevin Bright (a)                                                             VP
   Wendy L. Aumiller (a)                                                        AT
   Julia S. Janson (a)                                                          S
   Richard G. Beach (a)                                                         AS
   Steven R. Gavin (a)                                                          AS

   Cinergy Solutions of St. Paul LLC

   James L. Turner (a)                                                          EVP
   R. Foster Duncan (a)                                                         EVP
   David L. Wozny (a)                                                           CFO
   Donald R. Snider (a)                                                         P, COO
   Timothy B. Ferguson (a)                                                      VP
   Lynn J. Good (a)                                                             VP, C
   James R. Lance (a)                                                           VP
   Wendy L. Aumiller (a)                                                        T
   David A. Ledonne (s)                                                         VP
   Bernard F. Roberts (a)                                                       VP
   Alexander J. Torok (a)                                                       VP
   Julia S. Janson (a)                                                          S
   Donna L. Robichaud (a)                                                       VP
   Richard G. Beach (a)                                                         AS
   Brian P. Davey (b)                                                           AC
   Lee T. Howe (a)                                                              AC
   Brett A. Ritchie (b)                                                         AC

   Environmental Wood Supply, LLC

   John D. Taylor (iiii)                                                        BG, CCM, P
   Donald R. Snider (a)                                                         BG, CCM, P
   Michael Burns (aa)                                                           VP
   Jim Lancer                                                                   T
   Rachel W. Kilpatrick (w)                                                     AT
   Andrew Kasid                                                                 S

   St. Paul Cogeneration LLC

   John D. Taylor (iiii)                                                        BG
   M. Stephen Harkness (a)                                                      CCM, BG, P
   Michael Burns (aa)                                                           S
   Stephen T. Ward (p)                                                          T

   Trigen-Cinergy Solutions of Tuscola, LLC

   Werner E. Schattner (w)                                                      BM, EVP, COO
   M. Stephen Harkness (a)                                                      BM
   James L. Turner (a)                                                          BM
   Eric Heggeseth (p)                                                           BM, VP
   Rachel W. Kilpatrick (w)                                                     BM, T
   Donald R. Snider (a)                                                         BM, P, CEO
   Scott A. Abramson (t)                                                        VP
   Wendy L. Aumiller (a)                                                        AT
   Julia S. Janson (a)                                                          S
   Richard G. Beach (a)                                                         AS
   Steven R. Gavin (a)                                                          AS
   Tracy A. Callan (t)                                                          VP

   Cinergy Supply Network, Inc.

   James E. Rogers (a)                                                          D
   R. Foster Duncan (a)                                                         EVP
   James L. Turner (a)                                                          D, P
   William J. Grealis (a)                                                       D, EVP
   Michael J. Cyrus (a)                                                         EVP
   Marc E. Manly (a)                                                            EVP, CLO
   Theodore R. Murphy II (a)                                                    SVP, CRO
   Frederick J. Newton III (a)                                                  EVP, CAO
   Bennett L. Gaines (a)                                                        VP, CTO
   J. Joseph Hale, Jr. (a)                                                      VP, CCoO
   Ronald R. Reising (a)                                                        VP, CPO
   Lynn J. Good (a)                                                             VP, C
   Bernard F. Roberts (a)                                                       VP
   Alexander J. Torok (a)                                                       VP
   Gregory C. Wolf (a)                                                          VP
   Wendy L. Aumiller (a)                                                        T
   Richard G. Beach (a)                                                         AS
   Julia S. Janson (a)                                                          S, CO
   Brian P. Davey (b)                                                           AC
   Lee T. Howe (a)                                                              AC
   Brett A. Ritchie (b)                                                         AC

   Reliant

   Carl L. Chapman (xxx)                                                        MR
   Frederick J. Newton III (a)                                                  MR
   Steven E. Schrader (a)                                                       MR
   Gregory C. Wolf (a)                                                          MR
   Dale R. Miller (zzz)                                                         P
   Doug S. Banning (zzz)                                                        EVP, CFO
   Richard G. Beach (a)                                                         AS
   Julia S. Janson (a)                                                          S
   Nina A. Mann (zzz)                                                           T, AS
   Dennis C. Norman (zzz)                                                       VP

   MP Acquisitions Corp., Inc.

   Dale R. Miller (zzz)                                                         D, P
   Doug S. Banning (zzz)                                                        D, VP
   Nina A. Mann (zzz)                                                           T, S

   Miller Pipeline

   Dale R. Miller (zzz)                                                         D, CB
   Doug S. Banning (zzz)                                                        D, CFO, CEO
   David D. Watters (zzz)                                                       D, P, COO
   Kevin G. Miller (zzz)                                                        SVP
   Mark R. Wallbom (zzz)                                                        SVP
   Nina A. Mann (zzz)                                                           T, S

   Fiber Link, LLC

   Reliant Services, LLC (vvv)                                                  MM

   Technology

   James E. Rogers (a)                                                          D
   R. Foster Duncan (a)                                                         EVP
   James L. Turner (a)                                                          D, P
   William J. Grealis (a)                                                       D, EVP
   Michael J. Cyrus (a)                                                         EVP
   Marc E. Manly (a)                                                            EVP, CLO
   Theodore R. Murphy II (a)                                                    SVP, CRO
   Frederick J. Newton III (a)                                                  EVP, CAO
   Lynn J. Good (a)                                                             VP, C
   Ronald R. Reising (a)                                                        VP, CPO
   Bennett L. Gaines (a)                                                        VP, CTO
   J. Joseph Hale, Jr. (a)                                                      VP, CCoO
   Bernard F. Roberts (a)                                                       VP
   Alexander J. Torok (a)                                                       VP
   Wendy L. Aumiller (a)                                                        T
   Richard G. Beach (a)                                                         AS
   Julia S. Janson (a)                                                          S, CO
   Brian P. Davey (b)                                                           AC
   Lee T. Howe (a)                                                              AC
   Brett A. Ritchie (b)                                                         AC

   Global Resources

   James L. Turner (a)                                                          D, EVP
   James E. Rogers (a)                                                          D, CEO
   John Bryant (x)                                                              D, P
   R. Foster Duncan (a)                                                         EVP, CFO
   Michael J. Cyrus (a)                                                         EVP
   David L. Wozny (a)                                                           D, Vp
   Marc E. Manly (a)                                                            EVP, CLO
   Theodore R. Murphy II (a)                                                    SVP, CRO
   Frederick J. Newton III (a)                                                  EVP, CAO
   Bennett L. Gaines (a)                                                        VP, CTO
   Ronald R. Reising (a)                                                        VP
   Lynn J. Good (a)                                                             VP, C
   Wendy L. Aumiller (a)                                                        T
   Brian P. Davey (b)                                                           AC
   Hugh C. Hamilton (x)                                                         AS
   Julia S. Janson (a)                                                          S, CCO
   Bernard F. Roberts (a)                                                       VP
   Alexander J. Torok (a)                                                       VP
   Richard G. Beach (a)                                                         AS
   Lee T. Howe (a)                                                              AC
   Brett A. Ritchie (b)                                                         AC

   Cinergy UK, Inc.

   James E. Rogers (a)                                                          D, CEO
   John Bryant (x)                                                              D, P
   James L. Turner (a)                                                          D, EVP, CFO
   R. Foster Duncan (a)                                                         EVP
   Michael J. Cyrus (a)                                                         EVP
   Marc E. Manly (a)                                                            EVP, CLO
   William J. Grealis (a)                                                       EVP
   Theodore R. Murphy II (a)                                                    SVP, CRO
   Frederick J. Newton III (a)                                                  EVP, CAO
   Bennett L. Gaines (a)                                                        CTO, VP
   Lynn J. Good (a)                                                             VP, C
   J. Joseph Hale, Jr. (a)                                                      VP, CCoO
   Ronald R. Reising (a)                                                        VP, CPO
   David L. Wozny (a)                                                           VP
   Bernard F. Roberts (a)                                                       VP
   Alexander J. Torok (a)                                                       VP
   Julia S. Janson (a)                                                          S, CO
   Wendy L. Aumiller (a)                                                        T
   Hugh C. Hamilton (x)                                                         AS
   Richard G. Beach (a)                                                         AS
   Lee T. Howe (a)                                                              AC
   Brett A. Ritchie (b)                                                         AC
   Brian P. Davey (b)                                                           AC

   Global Power

   James E. Rogers (a)                                                          D, CEO
   James L. Turner (a)                                                          D, CFO, EVP
   John Bryant (x)                                                              D, P
   R. Foster Duncan (a)                                                         EVP
   David L. Wozny (a)                                                           D, VP
   William J. Grealis (a)                                                       EVP
   Marc E. Manly (a)                                                            EVP, CLO
   Theodore R. Murphy II (a)                                                    SVP, CRO
   Frederick J. Newton III (a)                                                  EVP, CAO
   Michael J. Cyrus (a)                                                         EVP
   Bennett L. Gaines (a)                                                        VP, CTO
   Ronald R. Reising (a)                                                        VP, CPO
   Lynn J. Good (a)                                                             VP, C
   J. Joseph Hale, Jr. (a)                                                      VP, CCoO
   Bernard F. Roberts (a)                                                       VP
   Edward M. Timmins (x)                                                        VP
   Alexander J. Torok (a)                                                       VP
   Richard G. Beach (a)                                                         AS
   Wendy L. Aumiller (a)                                                        T
   Hugh C. Hamilton (x)                                                         AS
   Julia S. Janson (a)                                                          S, CCO
   Lee T. Howe (a)                                                              AC
   Brett A. Ritchie (b)                                                         AC
   Brian P. Davey (b)                                                           AC

   CGP Global Greece Holdings, SA

   Gerassimos Petros Antonios Michael Contomichalos (x)                         MD, P
   Dimitrios Zissis (oo)                                                        D
   David L. Wozny (a)                                                           D, VP

   Attiki Denmark ApS

   John Bryant (x)                                                              D
   Gerassimos Petros Antonios Michael Contomichalos (x)                         D
   Hugh C. Hamilton (x)                                                         D
   Poul Lund Christensen (hh)                                                   D
   Ole Brinch-Nielsen (m)                                                       D
   Michael Jorgensen (hh)                                                       D
   Jesper Holm Nielsen (i)                                                      D

   Attiki Gas Supply Company SA

   Andreas Papandreou (eee)                                                     CB, D
   John Bryant (x)                                                              D
   Gerassimos Petros Antonios Michael Contomichalos (x)                         D
   Martin Bachmann (ee)                                                         D
   Dimitrios Papagiannis (jj)                                                   D
   Michael Caramanis (jj)                                                       D
   Georgios Mastorakos (eee)                                                    D

   Cinergy Global Ely, Inc.

   James E. Rogers (a)                                                          D
   James L. Turner (a)                                                          D, EVP, CFO
   John Bryant (x)                                                              D, P
   David L. Wozny (a)                                                           D, VP
   Bernard F. Roberts (a)                                                       VP
   Alexander J. Torok (a)                                                       VP
   Lynn J. Good (a)                                                             VP, C
   Wendy L. Aumiller (a)                                                        T
   Hugh C. Hamilton (x)                                                         AS
   Julia S. Janson (a)                                                          S
   Richard G. Beach (a)                                                         AS
   Brian P. Davey (b)                                                           AC
   Lee T. Howe (a)                                                              AC
   Brett A. Ritchie (b)                                                         AC

   EPR Ely Power Limited

   Paul Anthony (x)                                                             D
   John Bryant (x)                                                              D
   Albert M. Harrison (x)                                                       D
   Malcolm D. Chilton (tt)                                                      D
   Paul C. Skertchly (ll)                                                       D
   Eversecretary Limited (z)                                                    S

   EPR Ely Limited

   Paul Anthony (x)                                                             D
   John Bryant (x)                                                              D
   Malcolm D. Chilton (tt)                                                      D
   Paul C. Skertchly (ll)                                                       D
   Albert M. Harrison (x)                                                       D
   Eversecretary Limited (z)                                                    S

   Ely Power Limited

   Albert M. Harrison (x)                                                       D
   John Bryant (x)                                                              D
   Malcolm D. Chilton (tt)                                                      D
   Paul C. Skertchly (ll)                                                       D
   Eversecretary Limited (z)                                                    S
   Paul Anthony (x)                                                             D

   Anglian Straw Limited

   Albert M. Harrison (x)                                                       D
   John Bryant (x)                                                              D
   Malcolm D. Chilton (tt)                                                      D
   Paul C. Skertchly (ll)                                                       D
   Eversecretary Limited (z)                                                    S
   Paul Anthony (x)                                                             D

   Anglian Ash Limited

   Albert M. Harrison (x)                                                       D
   John Bryant (x)                                                              D
   Malcolm D. Chilton (tt)                                                      D
   Paul C. Skertchly (ll)                                                       D
   Paul Anthony (x)                                                             D
   Eversecretary Limited (z)                                                    S

   Cinergy Global Power Services Limited

   John Bryant (x)                                                              D
   Hugh C. Hamilton (x)                                                         D, S
   David L. Wozny (a)                                                           D

   Cinergy Global Power (UK) Limited

   Hugh C. Hamilton (x)                                                         D, S
   John Bryant (x)                                                              D
   James E. Rogers (a)                                                          D
   David L. Wozny (a)                                                           D

   Cinergy Global Trading Limited

   Hugh C. Hamilton (x)                                                         S
   John Bryant (x)                                                              D
   Gerassimos Petros Antonios Michael Contomichalos (x)                         D
   David L. Wozny (a)                                                           D

   Cinergy Trading and Marketing Limited

   John Bryant (x)                                                              D
   Gerassimos Petros Antonios Michael Contomichalos (x)                         D
   Nicholas Brodie (bb)                                                         S

   Commercial Electricity Supplies Limited

   John Bryant (x)                                                              D
   Hugh C. Hamilton (x)                                                         S
   David L. Wozny (a)                                                           D

   Cinergy Renewable Trading Limited

   John Bryant (x)                                                              D
   Christopher P. Vanezis (x)                                                   D
   Hugh C. Hamilton (x)                                                         D, S
   Martin Alder (x)                                                             D

   UK Electric Power Limited

   John Bryant (x)                                                              D
   Nicholas Brodie (bb)                                                         D
   Hugh C. Hamilton (x)                                                         S
   David L. Wozny (a)                                                           D

   Cinergy Global Power Iberia, S.A.

   John Bryant (x)                                                              D
   Derek J. Spencer (oo)                                                        D
   Francisco Raussell Solari (oo)                                               D, S

   Global Holdings

   James E. Rogers (a)                                                          D
   John Bryant (x)                                                              D, P
   James L. Turner (a)                                                          D, eVP, CFO
   David L. Wozny (a)                                                           D, VP
   Lynn J. Good (a)                                                             VP, C
   Bernard F. Roberts (a)                                                       VP
   Richard G. Beach (a)                                                         AS
   Wendy L. Aumiller (a)                                                        T
   Alexander J. Torok (a)                                                       VP
   Hugh C. Hamilton (x)                                                         AS
   Brian P. Davey (b)                                                           AC
   Julia S. Janson (a)                                                          S
   Lee T. Howe (a)                                                              AC
   Brett A. Ritchie (b)                                                         AC

   Holdings B.V.

   John Bryant (x)                                                              MD
   David L. Wozny (a)                                                           MD
   Harry Dirk Hilbert Moraal (ii)                                               MD
   Robertus Hendrikus Lukas de Groot (ii)                                       MD
   Jacob Cornelis Willem van Burg (ii)                                          MD

   Cinergetika

   Jaroslav Kulhanek (dddd)                                                     VCB
   Josef Gaba (y)                                                               CB
   Jan Vojtech (ggg)                                                            MB

   Cinergy Zambia B.V.

   John Bryant (x)                                                              MD
   David L. Wozny (a)                                                           MD
   Robertus Hendrikus Lukas de Groot (ii)                                       MD
   Jacob Cornelis William van Burg (ii)                                         MD
   Harry Dirk Hilbert Moraal (ii)                                               MD

   Copperbelt

   Abel Mkandawire (cc)                                                         D
   Jeffrey Finan (a)                                                            D
   Geoffrey Mukala (dd)                                                         D
   Paul Johnson (ww)                                                            D
   Gary G. Loop (jjj)                                                           D
   Graham Nicoll (ww)                                                           D
   Charles Milupi (dd)                                                          D
   John Patterson (dd)                                                          AD
   Douglas J. Schulte (a)                                                       D
   Michael Tarney (dd)                                                          D
   Hanson Sindowe (dd)                                                          D
   Zik Zekko (dd)                                                               D
   John K. Kaite (dd)                                                           D
   John Bryant (x)                                                              AD
   Wilphred Katoto (pp)                                                         AD
   Julia Christine Zulu Chaila (dd)                                             S

   Power Sports Limited

   Hanson Sindowe (dd)                                                          D
   William Nyirenda (dd)                                                        D
   Sharad Nayee (dd)                                                            D
   Humphrey Mulela (dd)                                                         D
   Gilbert Zulu (dd)                                                            AD
   Philip Banda (dd)                                                            AD
   Julia Christine Zulu Chaila (dd)                                             S

   Teplarny

   Josef Gaba (y)                                                               CB
   Jaroslav Kulhanek (dddd)                                                     VCB
   Jaroslav Bobak (ooo)                                                         MB

   Cinergy Global (Cayman) Holdings, Inc.

   James E. Rogers (a)                                                          CB, D
   John Bryant (x)                                                              MD, D
   Julia S. Janson (a)                                                          AS
   David L. Wozny (a)                                                           D, C
   Hugh C. Hamilton (x)                                                         S
   Wendy L. Aumiller (a)                                                        T

   Cinergy Global Tsavo Power

   James E. Rogers (a)                                                          D, CB
   John Bryant (x)                                                              D, MD
   R. Foster Duncan (a)                                                         D
   Wendy L. Aumiller (a)                                                        T
   David L. Wozny (a)                                                           D, C
   Hugh C. Hamilton (x)                                                         S
   Julia S. Janson (a)                                                          AS
   Ronald R. Reising (a)                                                        VP

   IPS-Cinergy Power Limited

   John Bryant (x)                                                              D
   Robert W. Cooke (x)                                                          D
   Lutaf Kassam (gg)                                                            D
   Nizar Juma (gg)                                                              D, CB
   Francis O. Okello (gg)                                                       S

   Tsavo Power Company Limited

   John Bryant (x)                                                              D
   Nizar Juma (gg)                                                              D, CB
   Paul Kunert (gg)                                                             D
   Douglas J. Schulte (a)                                                       AD
   Kevin Kariuki (gg)                                                           AD
   Kirisi Pauliina Tennila (zz)                                                 D
   Robert W. Cooke (x)                                                          D
   Lutaf Kassam (gg)                                                            D
   Francis O. Okello (gg)                                                       S
   Charles Groom (gg)                                                           D

   eVent Resources Overseas I, LLC

   Cinergy Global Power, Inc.                                                   SM

   Midlands Hydrocarbons (Bangladesh) Limited

   John Bryant (x)                                                              D
   Hugh C. Hamilton (x)                                                         D, S
   David L. Wozny (a)                                                           D

   Cinergy Global Power Africa (Proprietary) Limited

   David L. Wozny (a)                                                           D
   Ian W. Wilson (ff)                                                           S, PO

   CinTec

   James E. Rogers (a)                                                          P, CEO, Sm
   William J. Grealis (a)                                                       EVP
   R. Foster Duncan (a)                                                         EVP
   Michael J. Cyrus (a)                                                         EVP
   Bennett L. Gaines (a)                                                        VP, CTO
   James L. Turner (a)                                                          EVP, CFO
   Wendy L. Aumiller (a)                                                        T
   Lynn J. Good (a)                                                             VP, C
   J. Joseph Hale, Jr. (a)                                                      VP, CCoO
   Bernard F. Roberts (a)                                                       VP
   Marc E. Manly (a)                                                            EVP, CLO
   Theodore R. Murphy II (a)                                                    SVP, CRO
   Frederick J. Newton III (a)                                                  EVP, CAO
   Ronald R. Reising (a)                                                        VP, CPO
   Julia S. Janson (a)                                                          S, CO
   Richard G. Beach (a)                                                         AS
   Brian P. Davey (b)                                                           AC
   Lee T. Howe (a)                                                              AC
   Brett A. Ritchie (b)                                                         AC
   Alexander J. Torok (a)                                                       VP

   CinTec I LLC

   James E. Rogers (a)                                                          P, CEO, Sm
   William J. Grealis (a)                                                       EVP
   R. Foster Duncan (a)                                                         EVP
   Michael J. Cyrus (a)                                                         EVP
   Bennett L. Gaines (a)                                                        VP, CTO
   James L. Turner (a)                                                          EVP, CFO
   Wendy L. Aumiller (a)                                                        T
   Lynn J. Good (a)                                                             VP, C
   J. Joseph Hale, Jr. (a)                                                      VP, CCoO
   Bernard F. Roberts (a)                                                       VP
   Marc E. Manly (a)                                                            EVP, CLO
   Theodore R. Murphy II (a)                                                    SVP, CRO
   Frederick J. Newton III (a)                                                  EVP, CAO
   Ronald R. Reising (a)                                                        VP, CPO
   Julia S. Janson (a)                                                          S, CO
   Richard G. Beach (a)                                                         AS
   Brian P. Davey (b)                                                           AC
   Lee T. Howe (a)                                                              AC
   Brett A. Ritchie (b)                                                         AC
   Alexander J. Torok (a)                                                       VP
   Gregory C. Wolf (a)                                                          VP

   eVent Resources I LLC

   James E. Rogers (a)                                                          D, P, CEO
   James L. Turner (a)                                                          D
   Gregory C. Wolf (a)                                                          VP
   William J. Grealis (a)                                                       D, EVP
   R. Foster Duncan (a)                                                         D
   Bernard F. Roberts (a)                                                       VP
   Lynn J. Good (a)                                                             VP, C
   Richard G. Beach (a)                                                         AS
   Wendy L. Aumiller (a)                                                        T
   Alexander J. Torok (a)                                                       VP
   Julia S. Janson (a)                                                          S
   Brian P. Davey (b)                                                           AC
   Lee T. Howe (a)                                                              AC
   Brett A. Ritchie (b)                                                         AC

   eVent Resources Holdings LLC

   James E. Rogers (a)                                                          P, CEO, Sm
   James L. Turner (a)                                                          EVP, CFO
   Lynn J. Good (a)                                                             VP, C
   Wendy L. Aumiller (a)                                                        T
   Gregory C. Wolf (a)                                                          VP
   Bernard F. Roberts (a)                                                       VP
   Alexander J. Torok (a)                                                       VP
   Brian P. Davey (b)                                                           AC
   Lee T. Howe (a)                                                              AC
   Brett A. Ritchie (b)                                                         AC
   William J. Grealis (a)                                                       EVP
   Richard G. Beach (a)                                                         AS
   Julia S. Janson (a)                                                          S

   CinTec II LLC

   James E. Rogers (a)                                                          P, CEO, Sm
   William J. Grealis (a)                                                       EVP
   R. Foster Duncan (a)                                                         EVP
   Michael J. Cyrus (a)                                                         EVP
   Bennett L. Gaines (a)                                                        VP, CTO
   James L. Turner (a)                                                          EVP, CFO
   Wendy L. Aumiller (a)                                                        T
   Lynn J. Good (a)                                                             VP, C
   J. Joseph Hale, Jr. (a)                                                      VP, CCoO
   Bernard F. Roberts (a)                                                       VP
   Marc E. Manly (a)                                                            EVP, CLO
   Theodore R. Murphy II (a)                                                    SVP, CRO
   Frederick J. Newton III (a)                                                  EVP, CAO
   Ronald R. Reising (a)                                                        VP, CPO
   Julia S. Janson (a)                                                          S, CO
   Richard G. Beach (a)                                                         AS
   Brian P. Davey (b)                                                           AC
   Lee T. Howe (a)                                                              AC
   Brett A. Ritchie (b)                                                         AC
   Alexander J. Torok (a)                                                       VP
   Gregory C. Wolf (a)                                                          VP

   Cinergy Technologies

   James E. Rogers (a)                                                          D
   William J. Grealis (a)                                                       D, P
   R. Foster Duncan (a)                                                         EVP
   Bernard F. Roberts (a)                                                       VP
   Bennett L. Gaines (a)                                                        VP, CTO
   Lynn J. Good (a)                                                             VP, C
   P. Craig Weida (a)                                                           VP
   J. Joseph Hale, Jr. (a)                                                      VP, CCoO
   Marc E. Manly (a)                                                            EVP, CLO
   Theodore R. Murphy II (a)                                                    SVP, CRO
   Frederick J. Newton III (a)                                                  EVP, CAO
   Ronald R. Reising (a)                                                        VP, CPO
   Wendy L. Aumiller (a)                                                        T
   Richard G. Beach (a)                                                         AS
   Julia S. Janson (a)                                                          S, CO
   Brian P. Davey (b)                                                           AC
   Lee T. Howe (a)                                                              AC
   Brett A. Ritchie (b)                                                         AC
   Michael J. Cyrus (a)                                                         EVP
   Alexander J. Torok (a)                                                       VP
   James L. Turner (a)                                                          D, EVP, CFO
   Gregory C. Wolf (a)                                                          VP

   Cinergy Broadband, LLC

   William J. Grealis (a)                                                       P
   Marc E. Manly (a)                                                            EVP, CLO
   Theodore R. Murphy II (a)                                                    SVP, CRO
   Frederick J. Newton III (a)                                                  EVP, CAO
   Bennett L. Gaines (a)                                                        VP, CTO
   Lynn J. Good (a)                                                             VP
   Ronald R. Reising (a)                                                        VP
   Bernard F. Roberts (a)                                                       VP
   Alexander J. Torok (a)                                                       VP
   Julia S. Janson (a)                                                          S
   Richard G. Beach (a)                                                         AS
   Wendy L. Aumiller (a)                                                        T
   Lee T. Howe (a)                                                              AC
   Brett A. Ritchie (b)                                                         AC
   David L. Wozny (a)                                                           C

   CCB Communications, LLC

   CCB Communications, LLC is being filed pursuant to Rule 104(b).

   ACcess Broadband, LLC

   ACcess Broadband, LLC is being filed pursuant to Rule 104(b).

   Ventures

   William J. Grealis (a)                                                       P
   R. Foster Duncan (a)                                                         EVP
   Michael J. Cyrus (a)                                                         EVP
   Marc E. Manly (a)                                                            EVP, CLO
   Theodore R. Murphy II (a)                                                    SVP, CRO
   Frederick J. Newton III (a)                                                  EVP, CAO
   James L. Turner (a)                                                          EVP, CFO
   Ronald R. Reising (a)                                                        VP, CPO
   Bennett L. Gaines (a)                                                        VP, CTO
   J. Joseph Hale, Jr. (a)                                                      VP, CCoO
   Bernard F. Roberts (a)                                                       VP
   Lynn J. Good (a)                                                             VP, C
   Alexander J. Torok (a)                                                       VP
   Gregory C. Wolf (a)                                                          VP
   Wendy L. Aumiller (a)                                                        T
   Richard G. Beach (a)                                                         AS
   Julia S. Janson (a)                                                          S, CO
   Brian P. Davey (b)                                                           AC
   Lee T. Howe (a)                                                              AC
   Brett A. Ritchie (b)                                                         AC

   Current Communications Group, LLC

   Current Communications Group, LLC is being filed pursuant to Rule 104(b).

   Cinergy Ventures II, LLC

   William J. Grealis (a)                                                       P
   R. Foster Duncan (a)                                                         EVP
   Michael J. Cyrus (a)                                                         EVP
   Marc E. Manly (a)                                                            EVP, CLO
   Theodore R. Murphy II (a)                                                    SVP, CRO
   Frederick J. Newton III (a)                                                  EVP, CAO
   James L. Turner (a)                                                          EVP, CFO
   Ronald R. Reising (a)                                                        VP, CPO
   Bennett L. Gaines (a)                                                        VP, CTO
   J. Joseph Hale, Jr. (a)                                                      VP, CCoO
   Bernard F. Roberts (a)                                                       VP
   Lynn J. Good (a)                                                             VP, C
   Alexander J. Torok (a)                                                       VP
   Gregory C. Wolf (a)                                                          VP
   Wendy L. Aumiller (a)                                                        T
   Richard G. Beach (a)                                                         AS
   Julia S. Janson (a)                                                          S, CO
   Brian P. Davey (b)                                                           AC
   Lee T. Howe (a)                                                              AC
   Brett A. Ritchie (b)                                                         AC

   Electric City Corp.

   Kevin J. Kushman (a)                                                         D

   Only Cinergy's directors have been provided.  Upon request by the SEC, Cinergy will use its best efforts to
   provide a listing of the other directors.

   Cinergy e-Supply

   James L. Turner (a)                                                          P
   Michael J. Cyrus (a)                                                         EVP
   R. Foster Duncan (a)                                                         EVP
   William J. Grealis (a)                                                       EVP
   Marc E. Manly (a)                                                            EVP, CLO
   Theodore R. Murphy II (a)                                                    SVP, CRO
   Frederick J. Newton III (a)                                                  EVP, CAO
   Bennett L. Gaines (a)                                                        VP, CTO
   Ronald R. Reising (a)                                                        VP, CPO
   Lynn J. Good (a)                                                             VP, C
   J. Joseph Hale, Jr. (a)                                                      VP, CCoO
   Bernard F. Roberts (a)                                                       VP
   Alexander J. Torok (a)                                                       VP
   P. Craig Weida (a)                                                           VP
   Gregory C. Wolf (a)                                                          VP
   Wendy L. Aumiller (a)                                                        T
   Julia S. Janson (a)                                                          S, CO
   Richard G. Beach (a)                                                         AS
   Brian P. Davey (b)                                                           AC
   Lee T. Howe (a)                                                              AC
   Brett A. Ritchie (b)                                                         AC

   Cinergy One

   James E. Rogers (a)                                                          D
   R. Foster Duncan (a)                                                         EVP
   Michael J. Cyrus (a)                                                         D, P
   James L Turner (a)                                                           D, EVP, CFO
   William J. Grealis (a)                                                       EVP
   Todd W. Arnold (a)                                                           VP
   Russell K. Campbell (a)                                                      VP
   John C. Procario (a)                                                         VP
   J. Joseph Hale, Jr. (a)                                                      VP, CCoO
   Marc E. Manly (a)                                                            EVP, CLO
   Theodore R. Murphy II (a)                                                    SVP, CRO
   Frederick J. Newton III (a)                                                  EVP, CAO
   Bennett L. Gaines (a)                                                        VP, CTO
   Ronald R. Reising (a)                                                        VP, CPO
   Lynn J. Good (a)                                                             VP, C
   Bernard F. Roberts (a)                                                       VP
   Alexander J. Torok (a)                                                       VP
   Wendy L. Aumiller (a)                                                        T
   Richard G. Beach (a)                                                         AS
   Julia S. Janson (a)                                                          S, CO
   Brian P. Davey (b)                                                           AC
   Lee T. Howe (a)                                                              AC
   Brett A. Ritchie (b)                                                         AC

   Cinergy Two, Inc.

   James E. Rogers (a)                                                          D
   Michael J. Cyrus (a)                                                         D, P
   R. Foster Duncan (a)                                                         EVP
   James L. Turner (a)                                                          D, EVP, CFO
   Marc E. Manly (a)                                                            EVP, CLO
   Theodore R. Murphy II (a)                                                    SVP, CRO
   Frederick J. Newton III (a)                                                  EVP, CAO
   William J. Grealis (a)                                                       EVP
   Bennett L. Gaines (a)                                                        VP, CTO
   Ronald R. Reising (a)                                                        VP, CPO
   Lynn J. Good (a)                                                             VP, C
   J. Joseph Hale, Jr. (a)                                                      VP, CCoO
   Bernard F. Roberts (a)                                                       VP
   Alexander J. Torok (a)                                                       VP
   Julia S. Janson (a)                                                          S, CO
   Wendy L. Aumiller (a)                                                        T
   Richard G. Beach (a)                                                         AS
   Brian P. Davey (b)                                                           AC
   Lee T. Howe (a)                                                              AC
   Brett A. Ritchie (b)                                                         AC

   Wholesale Energy

   James E. Rogers (a)                                                          D
   James L. Turner (a)                                                          D, EVP
   Michael J. Cyrus (a)                                                         EVP
   R. Foster Duncan (a)                                                         D, P
   William J. Grealis (a)                                                       EVP
   Marc E. Manly (a)                                                            EVP, CLO
   Theodore R. Murphy II (a)                                                    SVP, CRO
   Frederick J. Newton III (a)                                                  EVP, CAO
   Ronald R. Reising (a)                                                        VP
   David L. Wozny (a)                                                           CFO
   Wendy L. Aumiller (a)                                                        T
   J. Joseph Hale, Jr. (a)                                                      VP, CCoO
   M. Stephen Harkness (a)                                                      VP
   Alexander J. Torok (a)                                                       VP
   Bernard F. Roberts (a)                                                       VP
   Bennett L. Gaines (a)                                                        VP, CTO
   Lynn J. Good (a)                                                             VP, C
   Kay E. Pashos (d)                                                            VP
   Richard G. Beach (a)                                                         AS
   Julia S. Janson (a)                                                          S, CO
   Brian P. Davey (b)                                                           AC
   Lee T. Howe (a)                                                              AC
   Brett A. Ritchie (b)                                                         AC

   Generation Services

   Michael J. Cyrus (a)                                                         EVP
   R. Foster Duncan (a)                                                         P
   William J. Grealis (a)                                                       EVP
   Marc E. Manly (a)                                                            EVP, CLO
   Theodore R. Murphy II (a)                                                    SVP, CRO
   Frederick J. Newton III (a)                                                  EVP, CAO
   James L. Turner (a)                                                          EVP
   David L. Wozny (a)                                                           CFO
   Ronald R. Reising (a)                                                        VP, CPO
   Bennett L. Gaines (a)                                                        VP, CTO
   M. Stephen Harkness (a)                                                      VP, COO
   Lynn J. Good (a)                                                             VP, C
   J. Joseph Hale, Jr. (a)                                                      VP, CCoO
   Barry E. Pulskamp (a)                                                        VP
   John J. Roebel (a)                                                           VP
   Bruce A. Sukaly (a)                                                          VP
   Alexander J. Torok (a)                                                       VP
   Wendy L. Aumiller (a)                                                        T
   Richard G. Beach (a)                                                         AS
   Julia S. Janson (a)                                                          S, CO
   Brian P. Davey (b)                                                           AC
   Lee T. Howe (a)                                                              AC
   Brett A. Ritchie (b)                                                         AC

   Cinergy Origination & Trade, LLC

   R. Foster Duncan (a)                                                         P
   Michael J. Cyrus (a)                                                         EVP
   William J. Grealis (a)                                                       EVP
   Bruce A. Sukaly (a)                                                          VP
   James L. Turner (a)                                                          EVP
   Alexander J. Torok (a)                                                       VP
   David L. Wozny (a)                                                           CFO
   Marc E. Manly (a)                                                            EVP, CLO
   Theodore R. Murphy II (a)                                                    SVP, CRO
   Frederick J. Newton III (a)                                                  EVP, CAO
   Ronald R. Reising (a)                                                        VP, CPO
   Bernard F. Roberts (a)                                                       VP
   Bennett L. Gaines (a)                                                        VP, CTO
   J. Joseph Hale, Jr. (a)                                                      VP, CCoO
   Wendy L. Aumiller (a)                                                        T
   Lynn J. Good (a)                                                             VP, C
   Julia S. Janson (a)                                                          S, CO
   Richard G. Beach (a)                                                         AS
   Brian P. Davey (b)                                                           AC
   Lee T. Howe (a)                                                              AC
   Brett A. Ritchie (b)                                                         AC

               Address codes:

          (a)        139 East Fourth Street, Cincinnati, Ohio 45202
          (b)        1000 East Main Street, Plainfield, Indiana 46168
          (c)        3400 Ridge Road West, Suite 5337, Rochester, New York 14626-3495
          (d)        251 North Illinois Street, Suite 1604, Indianapolis, Indiana 46204
          (e)        105 East Fourth Street, Suite 600, Cincinnati, Ohio 45202
          (f)        1 North Lexington Avenue, 6th Floor, White Plains, New York 10601
          (g)        2850 Cherry Hill Road, Rock Hill, South Carolina 29730
          (h)        One Riverfront Place, Newport, Kentucky 41071
          (i)        Dampfaergevej 3, 2nd floor, DK-2100 Copenhagen O, Denmark
          (j)        250 East Fifth Street, Suite 500, Cincinnati, Ohio 45201
          (k)        P.O. Box 145496, Cincinnati, Ohio 45250-5496
          (l)        10 Magazine Street, Spt. 611, Cambridge, Massachusetts 02138
          (m)        Energihuset Naerum Hovedgade 6, DK-2850 Naerum, Denmark
          (n)        312 Walnut Street, Suite 3550, Cincinnati, Ohio 45202
          (o)        2000 Constitution Avenue, Philadelphia, Pennsylvania 19112
          (p)        1990 Post Oak Boulevard #1900, Houston, Texas 77056
          (q)        55 Shuman Boulevard, Naperville, Illinois 60563
          (r)        3105 South Martin Luther King Boulevard #164, Lansing, Michigan 48910
          (s)        2401 Fifth Avenue South Power 4, Texas City, Texas 77590
          (t)        625 East U.S. Highway 36, Tuscola, Illinois 61953
          (u)        1735 K Street, Northwest, Washington, D.C. 20006-1500
          (v)        616 F.M. 1960 West, Suite 900, Houston, Texas 77090
          (w)        1177 West Loop South, Suite 900, Houston, Texas 77027
          (x)        The Pavillion, Ryon Hill Park, Warwick Road, Stratford-upon-Avon, Warwickshire CV37 OUU
          (y)        Karlova 48, 110 00 Praha 1, Czech Republic
          (z)        Central Square South, Orchard Street, Newcastle upon Tyne, NE1 3XX
         (aa)        444 Cedar Street, Suite 1020, St. Paul, Minnesota 55101
         (bb)        15 Conduit Street, Mayfair, London W1, United Kingdom
         (cc)        P.O. Box 30473, Kabelenga Road, Lusaka, Zambia
         (dd)        23rd Avenue, P.O. 20819, Nkana East Kitwe, Zambia
         (ee)        Floris Grijpastraat 2, 2596 XE The Hague, The Netherlands
         (ff)        9th Floor Fedsure Towers, 13 Fredman Drive, Sandton 2146, South Africa
         (gg)        P.O. Box 30500, Nairobi, Kenya
         (hh)        Parken, Oster Alle 42, 6th Floor, DK-2100 Copenhagen O, Denmark
         (ii)        Strawinskylaan 3105, 1077 ZX Amsterdam, The Netherlands
         (jj)        112 Pireos Str., 11854 Athens, Greece
         (kk)        1420 D. Chruch Street, Bohemia, New York 11716
         (ll)        Kinnaird House, 1 Pall Mall East, London SW1Y 5AU
         (mm)        Western Canada Place - North Tower 2520, 707 8th Avenue S.W. Calgary, Alberta T2P1H5
         (nn)        P.O. Box 15219, Del City, Oklahoma 73155-5219
         (oo)        Paseo de la Castellana 23, Madrid 28046, Spain
         (pp)        Mukubu Pension House, First Floor, 5309 Bedan Kimanthi Road, P.O. Box 30048 Lusaka, Zambia
         (qq)        7602 GM Boulevard, Shreveport, LA 71129
         (ss)        Fairchild Square, 110 Main Street, Suite 8, P.O. Box 1750, Burlington, Vermont 05402
         (tt)        Renewables House, 330 Bristol Business Park, Coldharbour Lane, Bristol, BS16 1EJ
         (ww)        National Grid House, Kirby Corner Road, Coventry, CV48JY, United Kingdom
         (zz)        Pitkakapu 20, Jarvikatu 2-4, P.O. Box 244 65101 Vaasa, Finland Suite 100
         (aaa)       600 Clubhouse Drive, Pittsburgh, Pennsylvania 15108
         (bbb)       One North Charles Street, Baltimore, Maryland 21201
         (eee)       2 Orfeos and Persefonis Street, 118 54 Athens, Greece
         (ggg)       P.O. Box 14C, Zukovova 100, 400 03 USTI nad Labem, Czech Republic
         (iii)       421 7th Avenue Southwest, Suite 3300, Calgary, Alberta T2P4K9
         (jjj)       3 Mimosa Lane, Nkana East, Kitwe, Zambia
         (ooo)       Tr. T. Bati 650, Postal Code 760 01 Zlin, Czech Republic
         (ppp)       8829 Bond Street, Overland Park, Kansas 66214
         (qqq)       1419 West Lloyd Expressway, Suite 100, Evansville, Indiana 47710
         (rrr)       680 Fifth Avenue, 8th Floor, New York, New York 10022
         (ttt)       410 South Wilmington Street, 18th Floor, Raleigh, North Carolina 27601
         (uuu)       414 Nicollet Mall RS4, Minneapolis, Minnesota 55401
         (vvv)       441 Vine Street, Suite 3900, Cincinnati, Ohio 45202
         (www)       1900 Chemed Center, 255 East Fifth Street, Cincinnati, Ohio 45202
         (xxx)       20 Northwest Fourth Street, Evansville, Indiana 47708
         (zzz)       8850 Crawfordsville Road, Indianapolis, Indiana 46234
        (aaaa)       103 Foulk Road, Suite 200, Wilmington, Delaware 19809
        (dddd)       T. Balti 1970, 702 02 Zlin, Czech Republic
        (hhhh)       40 Tower Lane, Avon, Connecticut 06001
        (iiii)       444 Cedar Street, Suite 1020, St. Paul, Minnesota 55101
        (jjjj)       501 Westlake Park Boulevard, P.O. Box 3092, Houston, Texas 77253
        (llll)       2460 Sand Hill Road, Suite 300, Menlo Park, California 94025
        (mmmm)       300 Frankfort Road, Monaca, Pennsylvania 15061
        (nnnn)       3020 Children's Way, Building 19, San Diego, California 92123
        (oooo)       4910 Communication Avenue, Suite 100, Boca Raton, Florida 33431

Positions are indicated by the following symbols:

AC           Assistant Controller
AD           Alternate Director
AR           Authorized Representative
AS           Assistant Secretary
AT           Assistant Treasurer
BG           Member of the Board of Governors
BM           Member of the Board of Managers
C            Controller
CAO          Chief Administrative Officer
CB           Chairman of the Board of Directors
CCM          Co-Chief Manager
CCO          Chief Commercial Officer
CCoO         Chief Communications Officer
CEO          Chief Executive Officer
CFO          Chief Financial Officer
CLO          Chief Legal Officer
CM           Chairperson and Member of the Board of Managers
CO           Chief Compliance Officer
COO          Chief Operations Officer
CPO          Chief Procurement Officer
CRO          Chief Risk Officer
CTO          Chief Technology Officer
D            Director
EVP          Executive Vice President
GC           General Counsel
IM           Independent Manager
M            Manager
MB           Member of the Board of Directors
MD           Managing Director
MM           Managing Member
MP           Managing Partner
MR           Member of the Board of Representatives
P            President
PO           Public Officer
S            Secretary
Sm           Sole Manager
SM           Sole Member
SVP          Senior Vice President
T            Treasurer
VCB          Vice Chairperson of the Board of Directors
VCBM         Vice Chairperson and Member of the Board of Managers
VP           Vice President

ITEM 6. OFFICERS AND DIRECTORS AS OF DECEMBER 31, 2004

PART II

     Name of Officer     Name and Location of     Position Held in       Applicable
      or Director       Financial Institution   Financial Institution  Exemption Rule
      -----------       ---------------------   ---------------------  --------------

   Thomas E. Petry      U.S. Bancorp                  Director              70(a)
                        Minneapolis, Minnesota

   James E. Rogers      Fifth Third Bancorp           Director              70(a),(c)
                        Cincinnati, Ohio                                      (e),(f)

   John J. Schiff, Jr.  Fifth Third Bancorp           Director              70(a)
                        Cincinnati, Ohio

   Dudley S. Taft       Fifth Third Bancorp           Director              70(a)
                        Cincinnati, Ohio

ITEM 6. OFFICERS AND DIRECTORS AS OF DECEMBER 31, 2004

PART III

(a) and (e) Directors’ and Executive Officers’ Compensation and Participation in Bonus and Profit-Sharing Arrangements and Other Benefits

For information concerning compensation of directors and executive officers and their participation in bonus and profit-sharing and other benefits, see the disclosures made in the:

        Cinergy Corp. 2005 Proxy Statement (Proxy Statement*).

        2005 PSI Information Statement (Information Statement*).

(b)     Directors’ and Executive Officers’ Interests in Securities of System Companies

For information concerning interests in system companies, see the disclosures made in the:

        Cinergy Corp. 2005 Proxy Statement.
        2004 Form 10-K, page 194 for CG&E*
        2005 PSI Information Statement.

(c)     Directors’ and Executive Officers’ Contracts and Transactions with System Companies

For information concerning contracts and transactions with system companies, see the disclosures made in the:

        Cinergy Corp. 2005 Proxy Statement.

        2005 Information Statement for PSI.

(d)     Indebtedness of Directors or Executive Officers to System Companies

None

(f) Directors’ and Executive Officers’ Rights to Indemnity

The state laws under which each of Cinergy and its domestic direct and indirect subsidiaries are incorporated provide broadly for indemnification of directors and officers against claims and liabilities against them in their capacities as such. Each of such company’s articles of incorporation, charters, By-laws, or regulations identifying these rights to indemnify are incorporated by reference or contained herein as exhibits.

* See Exhibit A for incorporation by reference.

ITEM 7. CONTRIBUTIONS AND PUBLIC RELATIONS

1.       Payments to any political party, candidate for public office or holder of such office, or any committee or agent therefor:

     Name of
     Company           Name of Recipient or Beneficiary     Purpose       Amount
     -------           --------------------------------     -------       ------

                     None

ITEM 7. CONTRIBUTIONS AND PUBLIC RELATIONS (Continued)

    2.        Payments to any citizen’s group, or public relations council, and the purpose of each payment.

    Name of
    Company            Name of Recipient or Beneficiary             Purpose           Amount
    -------            --------------------------------             -------           ------

     CG&E        Clermont County Township Association        Dues, fees, support     $   10,375
                 Ohio Gas Association                        Dues, fees, support         23,582
                 Less than $10,000 - 46 beneficiaries        Dues, fees, support         76,914
                                                                                    -----------
                     Subtotal                                                        $  110,871

     ULH&P       Northern Kentucky Chamber of Commerce       Dues, fees, support         23,172
                 Less than $10,000 - 7 beneficiaries         Dues, fees, support          7,400
                                                                                    -----------
                     Subtotal                                                        $   30,572

      PSI        Bloomington Economic Development            Dues, fees, support     $   10,000
                 Central Indiana Corporate Partnership       Dues, fees, support         38,550
                 Hamilton County Alliance                    Dues, fees, support         10,000
                 Hendricks County Economic Development       Dues, fees, support         30,099
                 Johnson County Economic Development         Dues, fees, support         20,000
                 Kokomo Howard County Development Corp.      Dues, fees, support         12,086
                 The Indy Partnership                        Dues, fees, support         40,000
                 Hoosier Voices for I-69                     Dues, fees, support         25,000
                 Indiana Chamber of Commerce                 Dues, fees, support         25,992
                 Indianapolis Chamber of Commerce            Dues, fees, support         12,000
                 Indiana Energy Association                  Dues, fees, support        273,788
                 Indiana Manufacturers Association           Dues, fees, support         18,625
                 Indiana Fiscal Policy Institute             Dues, fees, support         17,700
                 Less than $10,000 - 114 beneficiaries       Dues, fees, support        151,995
                                                                                    -----------
                     Subtotal                                                        $  685,835

 Cinergy Corp.   Citizens for Conservative Values            Dues, fees, support     $   25,000
                 Citizens to Restore Fairness                Dues, fees, support         10,000
                 Ohio Citizens for Responsible Government    Dues, fees, support         10,000
                 Ohio Delegation Account                     Dues, fees, support         10,000
                 National Conference for Community and
                 Justice                                     Dues, fees, support         15,000
                 National Republican LEG Association         Dues, fees, support         25,000
                 Republican State Leadership Committee       Dues, fees, support         10,000
                 Less than $10,000 - 26 beneficiaries        Dues, fees, support         54,937
                                                                                    -----------
                     Subtotal                                                        $  159,937

                 Total                                                               $  987,215
                                                                                    ===========

ITEM 8. SERVICE, SALES, AND CONSTRUCTION CONTRACTS

Part I

                                                            Serving                  Receiving
                       Transaction                          Company                   Company                 Compensation(3)
                       -----------                          -------                   -------                 ---------------
                                                                                                               (in thousands)

Installation and maintenance services (2)                 CG&E             Cinergy One                             $  492

Operations and maintenance services (2)                   CG&E             Cinergy Solutions of Philadelphia, LLC       1

Maintenance services (2)                                  CG&E             Cinergy Solutions of Cincinnati, LLC         6

Operations and maintenance services (2)                   CG&E             Cinergy Solutions of Rock Hill, LLC         49

Operations and maintenance services (2)                   CG&E             Cinergy Solutions of St. Bernard, LLC        1

Operations and maintenance services (2)                   CG&E             Current Communications Group, LLC            4

Operations and maintenance services (2)                   CG&E             Generation Services                         42

Administrative services (1)                               CG&E             KO Transmission                            204

Operations and maintenance services (2)                   CG&E             Ohio River Valley Propane, LLC              69

Project development and maintenance services (2)          CG&E             Solutions                                    2

Administrative and general services (1)                   CG&E             Tri-State Improvement Company               34

Installation services (2)                                 CG&E             Ventures                                    20

Construction and operations and maintenance services (2)  Lawrenceburg     CG&E                                       250

Management services (2)                                   CG&E             Marketing & Trading                      1,270

Management services (2)                                   Lawrenceburg     Marketing & Trading                         27

Management services (2)                                   ULH&P            Marketing & Trading                        217

Construction and maintenance services (2)                 Miller Pipeline  CG&E                                     9,724

Maintenance services (2)                                  Miller Pipeline  PSI                                        656

Construction and maintenance services (2)                 Miller Pipeline  ULH&P                                      520

Installation and maintenance services (2)                 PSI              Cinergy One                                796

Operations and maintenance services (2)                   PSI              Cinergy Solutions of Narrows, LLC            5

Maintenance services (2)                                  PSI              Cinergy Solutions of Philadelphia, LLC       1

Operations and maintenance services (2)                   PSI              Cinergy Solutions of St. Bernard, LLC        7

Maintenance services (2)                                  PSI              Cinergy Solutions of Tuscola, Inc.           3

Operations and maintenance services (2)                   PSI              Generation Services                        348

Operations and maintenance services (2)                   PSI              Lattice Communications, LLC                 12

Project development and maintenance services (2)          PSI              Solutions                                   22

Line locating (2)                                         Reliant          CG&E                                     2,732

Line locating and meter reading (2)                       Reliant          PSI                                      3,886

Line locating and meter reading (2)                       Reliant          ULH&P                                      175

Installation and maintenance services (2)                 ULH&P            Cinergy One                                 68

Operations and maintenance services (1)                   ULH&P            KO Transmission                             42
(1)	Pursuant to Rel. No. 35-26146, dated October 21, 1994.
(2)	Pursuant to service agreements approved in File No. 70-9449 (see HCAR No. 27016, May 4, 1999, exhibits B-1, B-2, and B-3) which remained in effect as of December 31, 2004.
(3)	Certain amounts represent services provided to the receiving company, which in turn billed these amounts to joint venture companies, of which Cinergy has only a partial ownership interest.

Part II

None

Part III

None

ITEM 9. WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES

Part I

The following information shows the required information for Cinergy’s investment in exempt wholesale generators (EWG) and foreign utility companies (FUCO) as of December 31, 2004:

(a)     Company name, location, business address, description and interest held by each system company; (b) Capital invested, recourse debt, guarantees and transfer of assets between affiliates; (c) Debt to equity ratio and earnings; (d) Contracts for service, sales or construction with affiliates.

     (a)                                                                EWG Subsidiaries
                                                                        ----------------

            Company                    Location                  Business Address                    Company Description          Interest Held
            -------                    --------                  ----------------                    -------------------          -------------

Brownsville Power I, LLC      Haywood County, Tennessee   139 East Fourth Street          Brownsville Power I, LLC is a                 1/
                                                          Cincinnati, Ohio 45201          480-megawatt (MW) natural gas-fired
                                                                                          generation facility.

Caledonia Power I, LLC        Lowndes County, Mississippi 139 East Fourth Street          Caledonia Power I, LLC is a 550-MW            1/
                                                          Cincinnati, Ohio 45201          natural gas-fired generation facility.

St. Paul Cogeneration, LLC    Spring Street,              444 Cedar Street                St. Paul Congeneration, LLC                   1/
                              St. Paul, Minnesota         Suite 1020                      is a 35-MW wood-fired congeneration
                                                          St. Paul, Minnesota 55101       facility.

ITEM 9. WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES (Continued)

    (a)                                                               FUCO Subsidiaries
                                                                      -----------------

            Company                    Location                  Business Address                   Company Description           Interest Held
            -------                    --------                  ----------------                   -------------------           -------------

Global Power                  Wilmington, Delaware        139 East Fourth Street          Global Power is Cinergy's international      1/
                                                          25 Atrium II                    energy project development arm, which
                                                          Cincinnati, Ohio 45202          owns all of the equity of Cinergy
                                                                                          Global Power Services Limited, through
                                                                                          which it develops and acquires power
                                                                                          projects around the globe.  Global
                                                                                          Power acts as an "umbrella" EWG/FUCO
                                                                                          Project Parent with respect to
                                                                                          existing, contemplated or potential
                                                                                          investments in Exempt Projects.

Attiki Gas Supply Company SA  Athens, Greece              2 Orfeos and Persefonis Street  Attiki Gas Supply Company SA was formed      1/
                                                          118 54 Athens                   to supply and sell natural gas to
                                                          Greece                          consumers located within the
                                                                                          geographical area of Attiki, which
                                                                                          includes Athens.

Cinergy Global Ely, Inc.      Wilmington, Delaware        139 East Fourth Street          Cinergy Global Ely, Inc. is an EWG/FUCO      1/
                                                          25 Atrium II                    Project Parent, which holds an interest
                                                          Cincinnati, Ohio 45202          in one FUCO, EPR Ely Limited.

EPR Ely Limited               Ely, United Kingdom         Kinnaird House                  EPR Ely Limited is a 36-MW straw-fired       1/
                                                          1, Pall Mall East               power plant, which generates the
                                                          London                          electricity supplied to approximately
                                                          SW1Y 5AU                        65,000 homes in the United Kingdom.

Cinergy Global Power Services Warwickshire, United        Stannifer House                 Cinergy Global Power Services Limited        1/
Limited                       Kingdom                     Ryon Hill Park                  pursues generation, transmission, and
                                                          Warwick Road                    distribution opportunities throughout
                                                          Stratford-upon-Avon             the world.  This entity is devoted to
                                                          Warwickshire CV37 0UU           the project development of EWG and FUCO
                                                          United Kingdom                  projects, but it is not, itself, a FUCO
                                                                                          or an EWG.

Cinergy Global Power (UK)     Redditch, Worcestershire,   Stannifer House                 Cinergy Global Power (UK) Limited owns       1/
Limited                       United Kingdom              Ryon Hill Park                  and operates a 29-MW gas turbine
                                                          Warwick Road                    generator, which supplies wholesale
                                                          Stratford-upon-Avon             electricity.
                                                          Warwickshire CV37 0UU
                                                          United Kingdom

Copperbelt                    Copperbelt Province,        Headquarters                    Copperbelt is a bulk electric                1/
                              Republic of Zambia          Stand No. 3614                  transmission and distribution system,
                                                          23rd Avenue                     acquired under the privatization of
                                                          P.O. Box 20819                  Zambia's mining industry.  Copperbelt
                                                          Kitwe                           provides 4,500 gigawatt-hours (GWh),
                                                          Zambia                          per annum, within the Copperbelt
                                                                                          Province, with assets located in and
                                                                                          around the city of Kitwe, in north
                                                                                          central Zambia.

Teplarny                      Zlin, Czech Republic        Tr. T. Bati 650                 Teplarny is a combined heat power            1/
                                                          760 01 Zlin                     plant, which includes five turbine
                                                          Czech Republic                  generators that provide up to 72 MW of
                                                                                          electricity.  In addition, 2 coal-fired
                                                                                          and 4 gas-fired boilers provide
                                                                                          approximately 464 MW of thermal
                                                                                          capacity.

Cinergetika                   Usti nad Labem, Czech       P.O. Box 14C                    Cinergetika is a combined heat and           1/
                              Republic                    Zukovova 100                    power plant, which includes three
                                                          400 30 Usti nad Labem           turbine generators providing up to 17
                                                          Czech Republic                  MW of electricity and four coal-fired
                                                                                          boilers providing approximately
                                                                                          230 MW of thermal capacity.

Tsavo Power Company Limited   Port of Mombasa, Kenya      Nation Centre                   Tsavo Power Company Limited is a 74-MW       1/
                                                          A Tower, 13th Floor             heavy fuel oil-fired power plant, which
                                                          Kimathi Street                  is located near the Port of Mombasa,
                                                          P.O. Box 10727                  Kenya's main seaport.
                                                          00 100 Nairobi
                                                          Kenya

        1/ Please refer to Item 1 to identify each system company that holds an interest in this company.

(b)	Cinergy’s capital investment amount at December 31, 2004, is being filed pursuant to Rule 104(b). See “Exhibit J” section in “Item 10. Financial Statements and Exhibits” for this required information.

Refer to “Exhibit J” in “Item 10. Financial Statements and Exhibits” for Cinergy’s debt recourse or other financial obligation for the FUCO/EWG subsidiaries listed above.

Refer to “Exhibit J” in “Item 10. Financial Statements and Exhibits” for Cinergy guarantees of securities for the FUCO/EWG subsidiaries listed in the tables above.

No Cinergy subsidiaries that are not FUCOs or EWGs have transferred any assets to the above subsidiaries.

(c)	The subsidiary ratio of debt to common equity and yearly earnings at December 31, 2004 are being filed pursuant to Rule 104(b). See “Exhibit J” section in “Item 10. Financial Statements and Exhibits” for the required information.

(d)	Nonutility Service Agreement, as amended, among Cinergy, nonutility subsidiaries of Cinergy and Services (pursuant to Rel. No. 35-27876, dated 7/23/04). Pursuant to the agreement between Services and Cinergy’s domestic and foreign subsidiaries, Services allocated a proportional share of certain costs to Cinergy’s system companies, including its EWGs, foreign utility holding companies and/or FUCO subsidiaries. These transactions are reported in Cinergy’s U-13-60 for the year ended December 31, 2004.

Services Agreements among the utility subsidiaries of Cinergy and the nonutility subsidiaries of Cinergy (other than any FUCO) dated May 14, 1999 (pursuant to Rel. No. 35-27016, dated 5/4/99). Cinergy’s utility subsidiaries and such nonutility subsidiaries are authorized to provide services to each other pursuant to such agreements. Services provided pursuant to these agreements are priced at fully allocated costs as defined by Rules 90 and 91 of the Public Utility Holding Company Act of 1935, as amended.

                    Transaction              Serving Company      Receiving Company       Compensation
                    -----------              ---------------      -----------------       ------------
                                                                                         (in thousands)

       Operations and maintenance services         PSI         Brownsville Power I, LLC     $   1

       Operations and maintenance services         PSI          Caledonia Power I, LLC          1

Part II

See “Exhibit G” section in “Item 10. Financial Statements and Exhibits”for the organizational chart information.

See “Exhibit H” section in “Item 10. Financial Statements and Exhibits”for the financial information.

Part III

Cinergy’s filing, pursuant to Rule 24 under the Public Utility Holding Company Act of 1935 and the Commission’s orders dated June 23, 2000 and May 18, 2001 (File No. 70-9577), reported a capital investment of $784,910 thousand ($584,152 thousand in EWGs and $200,758 thousand in FUCOs and FUCO-related subsidiaries) at December 31, 2004. The capital investment was calculated under the cost method.

The ratio of Cinergy’s capital investment in FUCOs and EWGs to its investment in domestic public utility subsidiary companies is being filed pursuant to Rule 104(b). See “Exhibit J” section in “Item 10. Financial Statements and Exhibits”for this required information.

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS

The documents listed below are being filed or have previously been filed and are incorporated herein by reference from the documents indicated and made a part hereof. Exhibits not identified as previously filed are filed herewith:

   Exhibit                                                                                        Previously Filed as
 Designation                                  Nature of Exhibit                                       Exhibit to:
 -----------                                  -----------------                                       -----------

  A-1           Annual Report of Cinergy on Form 10-K for the year ended December 31, 2004     File No. 1-11377

  A-2           2005 Proxy Statement for the year ended December 31, 2004                      File No. 1-11377

  A-3           Annual Report of CG&E on Form 10-K for the year ended December 31, 2004        File No. 1-01232

  A-4           Annual Report of PSI on Form 10-K for the year ended December 31, 2004         File No. 1-03543

  A-5           Annual Report of ULH&P on Form 10-K for the year ended December 31, 2004       File No. 2-07793

  A-6           2005 Information Statement of PSI for the year ended December 31, 2004         File No. 1-03543

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (Continued)

The documents listed below are being filed or have previously been filed and are incorporated herein by reference from the documents indicated and made a part hereof. Exhibits not identified as previously filed are filed herewith:

   Exhibit                                                                                            Previously Filed as
 Designation                                    Nature of Exhibit                                         Exhibit to:
 -----------                                    -----------------                                         -----------

  B-1           Certificate of Incorporation of Cinergy, as amended May 10, 2001                   Cinergy's March 31, 2001,
                                                                                                   Form 10-Q, File No. 1-11377

  B-2           By-laws of Cinergy Corp. as amended on July 23, 2003                               Cinergy's June 30, 2003
                                                                                                   Form 10-Q File No. 1-11377

  B-3           Amended Articles of Incorporation of CG&E effective October 23, 1996               CG&E's September 30, 1996,
                                                                                                   Form 10-Q, File No. 1-01232

  B-4           Regulations of CG&E as amended on July 23, 2003                                    CG&E's June 30, 2003,
                                                                                                   Form 10-Q, File No. 1-01232

  B-5           Amended Articles of Consolidation of PSI as amended April 20, 1995                 PSI's June 30, 1995
                                                                                                   Form 10-Q, File No. 1-03543

  B-6           Amendment to Article D of the Amended Articles of Consolidation of PSI effective   PSI's 1997 Form 10-K
                July 10, 1997                                                                      File No. 1-03543

  B-7           By-laws of PSI, as amended on July 23, 2003                                        PSI's June 30, 2003,
                                                                                                   Form 10-Q, File No. 1-03543

  B-8           Restated Articles of Incorporation of ULH&P made effective May 7, 1976             ULH&P's May 1976,
                                                                                                   Form 8-K, File No. 2-07793

  B-9           By-laws of ULH&P as amended on July 23, 2003                                       ULH&P's June 30, 2003,
                                                                                                   Form 10-Q, File No. 2-07793

  B-10          Amendment to Restated Articles of Incorporation of ULH&P  (Article Third) and      ULH&P's 1997 Form 10-K
                Amendment to the By-laws of ULH&P (Article 1), both effective July 24, 1997        File No. 2-07793

  B-12          Certificate of Incorporation of Services                                           Cinergy's Form U5S filed
                                                                                                   May 1, 1996

  B-13          By-laws of Services                                                                Cinergy's Form U5S filed
                                                                                                   May 1, 1996

  B-14          Articles of Incorporation of Tri-State Improvement Company                         Cinergy's Form U5S filed
                                                                                                   May 1, 1996

  B-15          Regulations of Tri-State Improvement Company as amended, adopted May 28, 1999      Cinergy's Form U5S filed
                                                                                                   May 1, 2000

  B-18          Articles of Incorporation of Miami Power Corporation as amended                    Cinergy's Form U5S filed
                                                                                                   May 1, 1996

  B-19          By-laws of Miami Power Corporation as amended, adopted May 28, 1999                Cinergy's Form U5S filed
                                                                                                   May 1, 2000

  B-20          Articles of Incorporation of KO Transmission Company                               Cinergy's Form U5S filed
                                                                                                   May 1, 1996

  B-21          By-laws of KO Transmission Company as amended, adopted May 28, 1999                Cinergy's Form U5S filed
                                                                                                   May 1, 2000

  B-22          Certificate of Incorporation of Cinergy Power Investments, Inc.                    Cinergy's Form U5S filed
                                                                                                   May 1, 2001

  B-23          Regulations of Cinergy Power Investments, Inc.                                     Cinergy's Form U5S filed
                                                                                                   May 1, 2001

  B-24          Articles of Incorporation of South Construction Company, Inc.                      Cinergy's Form U5S filed
                                                                                                   May 1, 1996

  B-25          By-laws of South Construction Company, Inc.                                        Cinergy's Form U5S filed
                                                                                                   May 1, 1996

  B-26          Certificate of Incorporation of Investments                                        Cinergy's Form U5S filed
                                                                                                   May 1, 1996

  B-27          By-laws of Investments                                                             Cinergy's Form U5S filed
                                                                                                   May 1, 1996

  B-28          Amended Articles of Incorporation of Cinergy-Cadence, Inc.                         Cinergy's Form U5S filed
                                                                                                   April 30, 1999

  B-29          By-laws of Cinergy-Cadence, Inc.                                                   Cinergy's Form U5S filed
                                                                                                   May 1, 1996

  B-30          Certificate of Formation of Cadence Network                                        Cinergy's Form U5S filed
                                                                                                   May 1, 1998

  B-31          Certificate of Incorporation of Cadence Network                                    Cinergy's Form U5S filed
                                                                                                   May 1, 2001

  B-32          By-laws of Cadence Network                                                         Cinergy's Form U5S filed
                                                                                                   May 1, 2001

  B-33          Amended Articles of Incorporation of Capital & Trading                             Cinergy's Form U5S filed
                                                                                                   May 1, 1997

  B-34          By-laws of Capital & Trading                                                       Cinergy's Form U5S filed
                                                                                                   May 1, 1996

  B-35          Certificate of Formation of CinCap IV, LLC                                         Cinergy's Form U5S filed
                                                                                                   May 1, 1998

  B-36          Certificate of Formation of CinCap V, LLC                                          Cinergy's Form U5S filed
                                                                                                   April 30, 1999

  B-37          IURC Certificate of Approval of purchase of Butler County, Ohio and Henry County,  Cinergy's Form U5S filed
                Indiana peaking plants                                                             April 30, 2004

  B-38          Limited Liability Company Agreement of Cinergy Climate Change Investments, LLC     Cinergy's Form U5S filed
                                                                                                   April 30, 2004

  B-39          Limited Liability Company Agreement of Cinergy Solutions of Narrows, LLC           Cinergy's Form U5S filed
                                                                                                   April 30, 2004

  B-40          Certificate of Formation of Cinergy Solutions of Narrows, LLC                      Cinergy's Form U5S filed
                                                                                                   April 30, 2004

  B-41          Limited Liability Company Agreement of Cinergy Solutions of Rock Hill, LLC         Cinergy's Form U5S filed
                                                                                                   April 30, 2004

  B-42          Certificate of Formation of Cinergy Solutions of Rock Hill, LLC                    Cinergy's Form U5S filed
                                                                                                   April 30, 2004

  B-43          Limited Liability Company Agreement of Cinergy Solutions of St. Bernard, LLC       Cinergy's Form U5S filed
                                                                                                   April 30, 2004

  B-44          Certificate of Formation of Cinergy Solutions of St. Bernard, LLC                  Cinergy's Form U5S filed
                                                                                                   April 30, 2004

  B-45          Certificate of Formation of CinPower I, LLC                                        Cinergy's Form U5S filed
                                                                                                   April 30, 1999

  B-46          Amended Agreement of Limited Liability Agreement of CinPower I, LLC                Cinergy's Form U5S filed
                                                                                                   May 1, 2000

  B-47          Certificate of Amendment to Certificate of Formation of Cinergy Marketing &        Cinergy's Form U5S filed
                Trading  (The sole purpose of the amendment was to change Producers Energy         May 1, 2000
                Marketing, LLC's name to Cinergy Marketing & Trading)

  B-48          Second Amended Agreement of Limited Liability Company of Cinergy Marketing &       Cinergy's Form U5S filed
                Trading dated June 8, 1999                                                         May 1, 2000

  B-49          Certificate of Formation of Cinergy Transportation, LLC                            Cinergy's Form U5S filed
                                                                                                   May 1, 2001

  B-50          Limited Liability Company Agreement of Cinergy Transportation, LLC                 Cinergy's Form U5S filed
                                                                                                   May 1, 2003

  B-51          Certificate of Formation for SYNCAP II, LLC                                        Cinergy's Form U5S filed
                                                                                                   May 1, 2001

  B-52          Limited Liability Company Agreement of SYNCAP II, LLC                              Cinergy's Form U5S filed
                                                                                                   May 1, 2003

  B-53          Certificate of Incorporation of Cinergy Communications, Inc. (Renamed to Cinergy   Cinergy's Form U5S filed
                Telecommunications Holding Company, Inc.)                                          May 1, 1997

  B-54          By-laws of Cinergy Communications, Inc. (Renamed to Cinergy Telecommunications     Cinergy's Form U5S filed
                Holding Company, Inc.)                                                             May 1, 1997

  B-55          Certificate of Amendment of Certificate of Incorporation of Cinergy                Cinergy's Form U5S filed
                Telecommunications Holding Company, Inc.  (The sole purpose of this amendment was  May 1, 2001 to change Cinergy Communications, Inc.'s name to Cinergy Telecommunications
                Holding Company, Inc.)

  B-56          Certificate of Formation of Lattice Communications, LLC                            Cinergy's Form U5S filed
                                                                                                   May 1, 2000

  B-57          Articles of Incorporation of Cinergy Engineering, Inc.                             Cinergy's Form U5S filed
                                                                                                   May 1, 1998

  B-58          Regulations of Cinergy Engineering, Inc.                                           Cinergy's Form U5S filed
                                                                                                   May 1, 1998

  B-59          Certificate of Incorporation of Cinergy - Centrus, Inc.                            Cinergy's Form U5S filed
                                                                                                   April 30, 1999

  B-60          By-laws of Cinergy - Centrus, Inc.                                                 Cinergy's Form U5S filed
                                                                                                   April 30, 1999

  B-61          Certificate of Incorporation of Cinergy - Centrus Communications, Inc.             Cinergy's Form U5S filed
                                                                                                   April 30, 1999

  B-62          By-laws of Cinergy - Centrus Communications, Inc.                                  Cinergy's Form U5S filed
                                                                                                   April 30, 1999

  B-63          Certificate of Incorporation of Solutions Holding                                  Cinergy's Form U5S filed
                                                                                                   May 1, 1999

  B-64          By-laws of Solutions Holding                                                       Cinergy's Form U5S filed
                                                                                                   May 1, 1998

  B-65          Certificate of Amendment of Certificate of Incorporation of Cinergy Solutions      Cinergy's Form U5S filed
                Holding Company, Inc.  (The sole purpose of the amendment was to change Cinergy    May 1, 2001
                Solutions, Inc.'s name to Cinergy Solutions Holding Company, Inc.)

  B-66          Certificate of Incorporation of 3036243 Nova Scotia Company                        Cinergy's Form U5S filed
                                                                                                   May 1, 2000

  B-67          Limited Partnership Agreement of Cinergy Solutions Limited Partnership             Refer to footnote 2

  B-68          Certificate of Incorporation of Vestar, Inc. (formerly known as Cinergy Business   Cinergy's Form U5S filed
                Solutions, Inc.) (Renamed to Cinergy Solutions - Demand, Inc.)                     April 30, 1999

  B-69          By-laws of Vestar, Inc. (formerly known as Cinergy Business Solutions, Inc.)       Cinergy's Form U5S filed
                (Renamed to Cinergy Solutions - Demand, Inc.)                                      April 30, 1999

  B-70          Amendment of Articles of Cinergy Solutions - Demand, Ltd. (formerly Vestar         Refer to footnote 2
                Limited) (formerly Rose Technology Group Limited and 1381055 Ontario Inc.)

  B-71          By-laws of Cinergy Solutions - Demand Limited (formerly Vestar Limited)(formerly   Refer to footnote 2
                Rose Technology Group Limited and 1381055 Ontario Inc.)

  B-72          Certificate of Formation of Cinergy EPCOM College Park, LLC                        Cinergy's Form U5S filed
                                                                                                   May 1, 2000

  B-73          Certificate of Incorporation of Solutions                                          Cinergy's Form U5S filed
                                                                                                   May 1, 2001

  B-74          Certificate of Incorporation of Cinergy Energy Solutions, Inc.                     Cinergy's Form U5S filed
                                                                                                   May 1, 2001

  B-75          Certificate of Formation of Cinergy GASCO Solutions, LLC                           Cinergy's Form U5S filed
                                                                                                   May 1, 2001

  B-76          Limited Liability Company Agreement of Cinergy GASCO Solutions, LLC

  B-77          Certificate of Formation of Cinergy Solutions Partners, LLC                        Cinergy's Form U5S filed
                                                                                                   May 1, 2001

  B-78          Limited Liability Company Agreement of Cinergy Solutions Partners, LLC             Cinergy's Form U5S filed
                                                                                                   May 1, 2003

  B-79          Certificate of Formation of Lansing Grand River Utilities, LLC                     Cinergy's Form U5S filed
                                                                                                   May 1, 2001

  B-80          Limited Liability Company Agreement of Lansing Grand River Utilities, LLC          Cinergy's Form U5S filed
                                                                                                   May 1, 2003

  B-81          Certificate of Formation for Oklahoma Arcadian Utilities, LLC                      Cinergy's Form U5S filed
                                                                                                   May 1, 2001

  B-82          Limited Liability Company Agreement for Oklahoma Arcadian Utilities, LLC           Cinergy's Form U5S filed
                                                                                                   May 1, 2003

  B-83          Certificate of Formation for Shreveport Red River Utilities, LLC                   Cinergy's Form U5S filed
                                                                                                   May 1, 2001

  B-84          Limited Liability Company Agreement for Shreveport Red River Utilities, LLC        Cinergy's Form U5S filed
                                                                                                   May 1, 2003

  B-85          Amended and Restated Certificate of Formation for Shreveport Red River Utilities,  Cinergy's Form U5S filed
                LLC                                                                                May 1, 2001

  B-86          Certificate of Incorporation of Power Sports Limited                               Cinergy's Form U5S filed
                                                                                                   April 30, 2004

  B-87          Articles of Association of Power Sports Limited                                    Cinergy's Form U5S filed
                                                                                                   April 30, 2004

  B-88          Certificate of Incorporation of Cinergy Solutions of Tuscola, Inc.                 Cinergy's Form U5S filed
                                                                                                   April 30, 1999

  B-89          By-laws of Cinergy Solutions of Tuscola, Inc.                                      Cinergy's Form U5S filed
                                                                                                   April 30, 1999

  B-90          Certificate of Formation of Energy Equipment Leasing LLC                           Cinergy's Form U5S filed
                                                                                                   April 30, 1999

  B-91          Certificate of Formation of Trigen-Cinergy Solutions LLC                           Cinergy's Form U5S filed
                                                                                                   May 1, 1998

  B-92          Certificate of Formation of Trigen-Cinergy Solutions of Ashtabula, LLC             Cinergy's Form U5S filed
                                                                                                   May 1, 2000

  B-93          Certificate of Formation of Cinergy Climate Change Investments, LLC                Cinergy's Form U5S filed
                                                                                                   April 30, 2004

  B-94          Certificate of Formation of Trigen-Cinergy Solutions of Boca Raton, LLC (Renamed   Cinergy's Form U5S filed
                to Cinergy Solutions of Boca Raton on October 16, 2003)                            April 30, 1999

  B-95          Articles of Organization of Trigen-Cinergy Solutions of Cincinnati, LLC (Renamed   Cinergy's Form U5S filed
                to Cinergy Solutions of Cincinnati LLC on October 16, 2003)                        May 1, 1998

  B-96          Limited Liability Company Operating Agreement of Trigen-Cinergy Solutions of       Refer to footnote 2
                Cincinnati, LLC (Renamed to Cinergy Solutions of Cincinnati, LLC)

  B-97          Certificate of Formation of Trigen-Cinergy Solutions of Lansing LLC                Cinergy's Form U5S filed
                                                                                                   May 1, 2000

  B-98          Certificate of Formation of Trigen/Cinergy - USFOS of Lansing LLC                  Cinergy's Form U5S filed
                                                                                                   May 1, 2001

  B-99          Limited Liability Company Agreement for Trigen/Cinergy - USFOS of Lansing LLC      Cinergy's Form U5S filed
                                                                                                   May 1, 2003

  B-100         Certificate of Formation of Trigen-Cinergy Solutions of Orlando LLC                Cinergy's Form U5S filed
                                                                                                   April 30, 1999

  B-101         Certificate of Formation of Trigen-Cinergy Solutions of Owings Mills LLC           Cinergy's Form U5S filed
                                                                                                   May 1, 2000

  B-102         Certificate of Formation of Trigen-Cinergy Solutions of Owings Mills Energy        Cinergy's Form U5S filed
                Equipment Leasing, LLC                                                             May 1, 2000

  B-103         Certificate of Formation of Trigen-Cinergy Solutions of Rochester LLC              Cinergy's Form U5S filed
                                                                                                   May 1, 2000

  B-104         Certificate of Formation of Trigen-Cinergy Solutions of Silver Grove LLC           Cinergy's Form U5S filed
                                                                                                   May 1, 2000

  B-105         Resolutions of Trigen-Cinergy Solutions of Silver Grove LLC                        Cinergy's Form U5S filed
                                                                                                   May 1, 2000

  B-106         Amended and Restated Limited Liability Company Agreement of Cinergy Solutions of
                St. Paul, LLC (formerly Trigen-Cinergy Solutions of St. Paul LLC)

  B-107         Certificate of Formation of Trigen-Cinergy Solutions of Tuscola, LLC               Cinergy's Form U5S filed
                                                                                                   April 30, 1999

  B-108         Certificate of Incorporation of Cinergy Supply Network, Inc.                       Cinergy's Form U5S filed
                                                                                                   April 30, 1999

  B-109         By-laws of Cinergy Supply Network, Inc.                                            Cinergy's Form U5S filed
                                                                                                   April 30, 1999

  B-110         Articles of Organization of Reliant Services, LLC                                  Cinergy's Form U5S filed
                                                                                                   April 30, 1999

  B-111         Articles of Incorporation of Technology                                            Cinergy's Form U5S filed
                                                                                                   May 1, 1996

  B-112         By-laws of Technology                                                              Cinergy's Form U5S filed
                                                                                                   May 1, 1996

  B-115         Certificate of Incorporation of Global Resources                                   Cinergy's Form U5S filed
                                                                                                   April 30, 1999

  B-116         By-laws of Global Resources                                                        Cinergy's Form U5S filed
                                                                                                   April 30, 1999

  B-117         Certificate of Incorporation of Global Power                                       Cinergy's Form U5S filed
                                                                                                   May 1, 1998

  B-118         By-laws of Global Power                                                            Cinergy's Form U5S filed
                                                                                                   May 1, 1998

  B-122         Certificate of Incorporation of Cinergy Global Ely, Inc.                           Cinergy's Form U5S filed
                                                                                                   April 30, 1999

  B-123         By-laws of Cinergy Global Ely, Inc.                                                Cinergy's Form U5S filed
                                                                                                   April 30, 1999

  B-124         Memorandum and Articles of Association of EPR Ely Power Limited

  B-125         Memorandum and Articles of Association of EPR Ely Limited

  B-126         Articles of Association of Ely Power Limited                                       Cinergy's Form U5S filed
                                                                                                   May 1, 2000

  B-127         Memorandum of Association of Anglian Ash Limited                                   Cinergy's Form U5S filed
                                                                                                   May 1, 2001

  B-128         Articles of Association of Anglian Ash Limited                                     Cinergy's Form U5S filed
                                                                                                   May 1, 2001

  B-129         Articles of Association of Anglian Straw Limited                                   Cinergy's Form U5S filed
                                                                                                   May 1, 2000

  B-132         Limited Liability Company Agreement of CinTec II LLC                               Cinergy's Form U5S filed
                                                                                                   April 30, 2004

  B-133         Certificate of Formation of CinTec II LLC                                          Cinergy's Form U5S filed
                                                                                                   April 30, 2004

  B-135         Certificate of Amendment to Certificate of Formation of CCB Communications, LLC    Refer to footnote 2
                (formerly Current Broadband (Ohio), LLC)

  B-136         Certificate of Formation of Current Broadband (Ohio), LLC (Renamed to CCB          Cinergy's Form U5S filed
                Communications, LLC)                                                               April 30, 2004

  B-137         Limited Liability Company Agreement of CCB Communications, LLC                     Refer to footnote 1

  B-138         Memorandum and Articles of Association of Cinergy Global Power Services Limited

  B-139         Certificate of Amendment to Certificate of Formation of CCB Communications, LLC    Cinergy's Form U5S filed
                (The sole purpose of this amendment was to change Current Broadband (Ohio), LLC's  April 30, 2004 name to CCB Communications, LLC)

  B-140         Limited Liability Agreement of Cinergy Solutions of Monaca, LLC                    Cinergy's Form U5S filed
                                                                                                   April 30, 2004

  B-141         Certificate of Formation of Cinergy Solutions of Monaca, LLC                       Cinergy's Form U5S filed
                                                                                                   April 30, 2004

  B-142         Memorandum and Articles of Association of Cinergy Global Power (UK) Limited

  B-143         Memorandum and Articles of Association of Cinergy Global Trading Limited

  B-144         Limited Liability Company Agreement of Cinergy Broadband, LLC                      Cinergy's Form U5S filed
                                                                                                   April 30, 2004

  B-145         Certificate of Formation of Cinergy Broadband, LLC                                 Cinergy's Form U5S filed
                                                                                                   April 30, 2004

  B-147         Certificate of Incorporation of Global Holdings                                    Cinergy's Form U5S filed
                                                                                                   April 30, 1999

  B-148         By-laws of Global Holdings                                                         Cinergy's Form U5S filed
                                                                                                   April 30, 1999

  B-149         Articles of Association of Holdings B.V.                                           Cinergy's Form U5S filed
                                                                                                   April 30, 1999

  B-150         Articles of Association of Cinergy Zambia B.V.                                     Cinergy's Form U5S filed
                                                                                                   April 30, 1999

  B-151         Articles of Association of Copperbelt                                              Cinergy's Form U5S filed
                                                                                                   April 30, 1999

  B-157         Certificate of Incorporation of Cinergy Global Power Iberia, S.A.                  Cinergy's Form U5S filed
                                                                                                   May 1, 2000

  B-158         Articles of Association of Cinergy Global Power Iberia, S.A.                       Cinergy's Form U5S filed
                                                                                                   May 1, 2000

  B-159         Certificate of Incorporation of EVER 2174 Limited (Renamed to Cinergy Trading and  Cinergy's Form U5S filed
                Marketing Limited)                                                                 April 30, 2004

  B-160         Certificate of Incorporation of Cinergy Trading and Marketing Limited (the sole    Cinergy's Form U5S filed
                purpose of this certificate is to change the name of EVER 2174 Limited to Cinergy  April 30, 2004
                Trading and Marketing Limited)

  B-161         Memorandum of Association of EVER 2174 Limited (Renamed to Cinergy Trading and     Cinergy's Form U5S filed
                Marketing Limited)                                                                 April 30, 2004

  B-162         Memorandum of Association of 3075959 Nova Scotia Company                           Cinergy's Form U5S filed
                                                                                                   April 30, 2004

  B-163         Articles of Association of 3075959 Nova Scotia Company                             Cinergy's Form U5S filed
                                                                                                   April 30, 2004

  B-164         Certificate of Registration of 3075959 Nova Scotia Company                         Cinergy's Form U5S filed
                                                                                                   April 30, 2004

  B-167         Certificate of Formation of National BPL, LLC (Renamed to Access Broadband, LLC)   Cinergy's Form U5S filed
                                                                                                   April 30, 2004

  B-168         Limited Liability Company Agreement of National BPL, LLC (Renamed to Access        Refer to footnote 1
                Broadband, LLC)

  B-169         Extract from the Companies Register for Teplarny                                   Cinergy's Form U5S filed
                                                                                                   April 30, 1999

  B-170         Certificate of Formation of Cinergy Retail Sales, LLC                              Cinergy's Form U5S filed
                                                                                                   April 30, 2004

  B-171         Limited Liability Company Agreement of Cinergy Retail Sales, LLC                   Cinergy's Form U5S filed
                                                                                                   April 30, 2004

  B-172         Certificate of Trust of CC Funding Trust II                                        Cinergy's Form U5S filed
                                                                                                   April 30, 2004

  B-173         Articles of Association of Cinergetika                                             Cinergy's Form U5S filed
                                                                                                   May 1, 2000

  B-174         Declaration of Trust of CC Funding Trust II                                        Cinergy's Form U5S filed
                                                                                                   April 30, 2004

  B-175         By-Laws of Electric City Corp.                                                     Refer to footnote 1

  B-176         Certificate of Incorporation of Electric City Corp.                                Cinergy's Form U5S filed
                                                                                                   April 30, 2004

  B-177         Memorandum and Aritcles of Association of 3036243 Nova Scotia Company              Refer to footnote 2

  B-178         Articles of Incorporation of 1388368 Ontario Inc.                                  Refer to footnote 2

  B-179         By-laws of 1388368 Ontario Inc.                                                    Refer to footnote 2

  B-180         Amended and Restated Operating Agreement of CinCap IV, LLC                         Refer to footnote 2

  B-181         Amended and Restated LLC Agreement of CinCap V, LLC                                Refer to footnote 2

  B-182         Second Amended and Restated Operating Agreement of CinCap V, LLC                   Refer to footnote 2

  B-183         Operating Agreement of eVent Resources I LLC                                       Refer to footnote 2

  B-184         By-laws of Keen Rose Technology Group Limited                                      Refer to footnote 1

  B-185         Limited Liability Company Agreement of Energy Equipment Leasing LLC                Refer to footnote 2

  B-186         Articles of Amendment of Keen Rose Technology Group Limited                        Refer to footnote 2

  B-187         Limited Liability Company Agreement of Lattice Communications, LLC                 Refer to footnote 2

  B-188         Limited Liability Company Agreement of Trigen-Cinergy Solutions LLC                Refer to footnote 2

  B-189         Limited Liability Company Agreement of Trigen-Cinergy Solutions of Boca Raton,     Refer to footnote 2
                LLC (Renamed to Cinergy Solutions of Boca Raton, LLC)

  B-190         Limited Liability Company Agreement of Trigen-Cinergy Solutions of Orlando LLC     Refer to footnote 2

  B-191         Limited Liability Company Agreement of Trigen-Cinergy Solutions of Rochester LLC   Refer to footnote 2

  B-192         Limited Liability Company Agreement of Trigen-Cinergy Solutions of Tuscola, LLC    Refer to footnote 2

  B-194         By-laws of Cinergy Solutions, Inc.

  B-197         Certificate of Amendment of eVent Resources I LLC (formerly eVent Capital I, LLC)

  B-198         Limited Liability Company Agreement of Trigen-Cinergy Solutions of Lansing LLC

  B-199         Memorandum of Association of Cinergy Global (Cayman) Holdings, Inc. (formerly      Cinergy's Form U5S filed
                Cinergy MPI III, Inc.)                                                             May 1, 1998

  B-200         Articles of Association of Cinergy Global (Cayman) Holdings, Inc. (formerly        Cinergy's Form U5S filed
                Cinergy MPI III, Inc.)                                                             May 1, 1998

  B-203         Memorandum of Association of Cinergy Global Tsavo Power (formerly Cinergy MPI II,  Cinergy's Form U5S filed
                Inc.)                                                                              May 1, 1998

  B-204         Articles of Association of Cinergy Global Tsavo Power (formerly Cinergy MPI II,    Cinergy's Form U5S filed
                Inc.)                                                                              May 1, 1998

  B-205         Memorandum and Articles of Association of IPS - Cinergy Power Limited              Refer to footnote 2

  B-206         Certificate of Incorporation of Tsavo Power Company Limited                        Cinergy's Form U5S filed
                                                                                                   May 1, 2001

  B-207         Articles of Association of Tsavo Power Company Limited                             Cinergy's Form U5S filed
                                                                                                   May 1, 2001

  B-210         Memorandum and Articles of Association of Midlands Hydrocarbons (Bangladesh)
                Limited

  B-211         Certificate of Incorporation of Cinergy UK, Inc.                                   Cinergy's Form U5S filed
                                                                                                   May 1, 1997

  B-212         By-laws of Cinergy UK as amended, July 15, 1999                                    Cinergy's Form U5S filed
                                                                                                   May 1, 2000

  B-213         Memorandum of Association of Anglian Straw Limited                                 Cinergy's Form U5S filed
                                                                                                   May 1, 2000

  B-214         Certificate of Incorporation of Ely Power Limited                                  Cinergy's Form U5S filed
                                                                                                   May 1, 2000

  B-215         Amended Certificate of Formation of CinTec dated November 29, 2000                 Cinergy's Form U5S filed
                                                                                                   May 1, 2001

  B-216         Limited Liability Company Agreement for CinTec                                     Cinergy's Form U5S filed
                                                                                                   May 1, 2003

  B-217         Certificate of Formation of CinTec dated November 15, 2000                         Cinergy's Form U5S filed
                                                                                                   May 1, 2001

  B-218         Amended Certificate of Formation of CinTec I LLC dated November 29, 2000           Cinergy's Form U5S filed
                                                                                                   May 1, 2001

  B-219         Limited Liability Company Agreement for CinTec I LLC                               Cinergy's Form U5S filed
                                                                                                   May 1, 2003

  B-220         Certificate of Formation of CinTec I LLC dated November 15, 2000                   Cinergy's Form U5S filed
                                                                                                   May 1, 2001

  B-221         By-laws of Cinergy Technologies as amended September 5, 2000                       Cinergy's Form U5S filed
                                                                                                   May 1, 2001

  B-222         Amended Certificate of Incorporation of Cinergy Technologies                       Cinergy's Form U5S filed
                                                                                                   May 1, 2001

  B-223         Certificate of Formation of Ventures                                               Cinergy's Form U5S filed
                                                                                                   May 1, 2001

  B-224         Limited Liability Company Agreement for Ventures                                   Cinergy's Form U5S filed
                                                                                                   May 1, 2003

  B-225         Certificate of Formation of Cinergy Ventures II, LLC                               Cinergy's Form U5S filed
                                                                                                   May 1, 2001

  B-226         Limited Liability Company Agreement for Cinergy Ventures II, LLC                   Cinergy's Form U5S filed
                                                                                                   May 1, 2003

  B-227         Certificate of Formation of Cinergy e-Supply                                       Cinergy's Form U5S filed
                                                                                                   May 1, 2001

  B-228         Limited Liability Company Agreement for Cinergy e-Supply                           Cinergy's Form U5S filed
                                                                                                   May 1, 2003

  B-229         Certificate of Formation of Cinergy One                                            Cinergy's Form U5S filed
                                                                                                   May 1, 2001

  B-230         By-laws of Cinergy One                                                             Cinergy's Form U5S filed
                                                                                                   May 1, 2001

  B-231         Certificate of Incorporation of Cinergy Two, Inc.                                  Cinergy's Form U5S filed
                                                                                                   May 1, 2001

  B-232         Instrument of Organization for Cinergy Two, Inc.                                   Cinergy's Form U5S filed
                                                                                                   May 1, 2001

  B-233         By-laws of Cinergy Two, Inc.                                                       Cinergy's Form U5S filed
                                                                                                   May 1, 2001

  B-234         Certificate of Incorporation of Wholesale Energy                                   Cinergy's Form U5S filed
                                                                                                   May 1, 2001

  B-235         Regulations of Wholesale Energy                                                    Cinergy's Form U5S filed
                                                                                                   May 1, 2001

  B-236         Certificate of Formation for Generation Services                                   Cinergy's Form U5S filed
                                                                                                   May 1, 2001

  B-237         Limited Liability Company Agreement for Generation Services                        Cinergy's Form U5S filed
                                                                                                   May 1, 2003

  B-238         By-laws of Optimira Controls, Inc. (Filed under cover of Form SE)                  Cinergy's Form U5S filed
                                                                                                   May 1, 2001

  B-239         Articles of Incorporation of Optimira Controls, Inc.                               Cinergy's Form U5S filed
                                                                                                   May 1, 2001

  B-240         Articles of Organization for Green Power G.P., LLC                                 Cinergy's Form U5S filed
                                                                                                   May 1, 2001

  B-241         Limited Liability Company Agreement of Green Power G.P., LLC                       Refer to footnote 1

  B-242         Certificate of Formation of Green Power Holdings, LLC                              Cinergy's Form U5S filed
                                                                                                   May 1, 2001

  B-243         Amended and Restated Limited Liability Company Agreement of Green Power            Cinergy's Form U5S filed
                Holdings, LLC                                                                      May 1, 2003

  B-244         Certificate of Formation of Green Power Limited, LLC                               Cinergy's Form U5S filed
                                                                                                   May 1, 2001

  B-245         Limited Liability Company Agreement of Green Power Limited, LLC                    Refer to footnote 1

  B-246         Articles of Incorporation of MP Acquisitions Corp., Inc.                           Cinergy's Form U5S filed
                                                                                                   May 1, 2001

  B-247         By-laws of MP Acquisitions Corp., Inc.                                             Cinergy's Form U5S filed
                                                                                                   May 1, 2001

  B-248         Form 10 for Cinergy Renewable Trading Limited                                      Cinergy's Form U5S filed
                                                                                                   May 1, 2001

  B-249         Memorandum and Articles of Association of Cinergy Renewable Trading Limited        Cinergy's Form U5S filed
                                                                                                   May 1, 2001

  B-250         Certificate of Incorporation on change of name of UK Electric Power Limited        Cinergy's Form U5S filed
                                                                                                   May 1, 2001

  B-251         New Articles of Association of UK Electric Power Limited                           Cinergy's Form U5S filed
                                                                                                   May 1, 2001

  B-252         Second Amended and Restated Operating Agreement of Reliant Services, LLC

  B-253         By-laws of Cinergy Energy Solutions Inc.

  B-254         Statement of Incorporation of Copperbelt Energy Corporation

  B-255         Limited Liability Company Agreement of Trigen-Cinergy Solutions of Ashtabula

  B-256         Limited Liability Company Agreement of Trigen-Cinergy Solutions of Owing Mills

  B-257         Limited Liability Company Agreement of Trigen-Cinergy Solutions of Owing Mills
                Energy Equipment Leasing

  B-258         Articles of Association of Moravske Teplarny                                       Refer to footnote 2

  B-259         Certificate of Incorporation of Cinergy Holdings BV                                Refer to footnote 2

  B-260         Certificate of Incorporation of Cinergy Zambia BV                                  Refer to footnote 2

  B-262         Form 10 for Commercial Electricity Supplies Limited                                Cinergy's Form U5S filed
                                                                                                   May 1, 2001

  B-263         Memorandum and Articles of Association of Commercial Electricity Supplies Limited  Cinergy's Form U5S filed
                (formerly named UK Electric Power Limited)                                         May 1, 2001

  B-264         Certificate of Incorporation of IPS Cinergy Power Limited                          Refer to footnote 2

  B-268         Articles of Incorporation of Q-Comm Corporation (Filed under cover of Form SE)     Cinergy's Form U5S filed
                                                                                                   May 1, 2001

  B-269         By-laws of Incorporation of Q-Comm Corporation (Filed under cover of Form SE)      Cinergy's Form U5S filed
                                                                                                   May 1, 2001

  B-270         Articles of Incorporation of Miller Pipeline (Filed under cover of Form SE)        Cinergy's Form U5S filed
                                                                                                   May 1, 2001

  B-271         By-laws of Miller Pipeline (Filed under cover of Form SE)                          Cinergy's Form U5S filed
                                                                                                   May 1, 2001

  B-274         Certificate of Trust of CC Funding Trust I                                         Cinergy's Form U5S filed
                                                                                                   April 30, 2002

  B-275         Amended and Restated Declaration of Trust of CC Funding Trust I                    Refer to footnote 2

  B-279         Amended and Restated Certificate of Formation of Brownsville Power I, LLC          Cinergy's Form U5S filed
                                                                                                   April 30, 2002

  B-280         Amended and Restated Limited Liability Company Agreement of Brownsville Power I,   Cinergy's Form U5S filed
                LLC                                                                                May 1, 2003

  B-281         Amended and Restated Certificate of Formation of Caledonia Power I, LLC            Cinergy's Form U5S filed
                                                                                                   April 30, 2002

  B-282         Amended and Restated Limited Liability Company Agreement of Caledonia Power I, LLC Cinergy's Form U5S filed
                                                                                                   May 1, 2003

  B-294         Certificate of Incorporation of Cinergy Canada, Inc.                               Cinergy's Form U5S filed
                                                                                                   April 30, 2002

  B-295         By-laws of Cinergy Canada, Inc.                                                    Cinergy's Form U5S filed
                                                                                                   April 30, 2002

  B-296         Certificate of Formation of Cinergy Limited Holdings, LLC                          Cinergy's Form U5S filed
                                                                                                   April 30, 2002

  B-297         Limited Liability Company Agreement of Cinergy Limited Holdings, LLC               Cinergy's Form U5S filed
                                                                                                   May 1, 2003

  B-298         Certificate of Formation of Cinergy General Holdings, LLC                          Cinergy's Form U5S filed
                                                                                                   April 30, 2002

  B-299         Limited Liability Company Agreement of Cinergy General Holdings, LLC               Cinergy's Form U5S filed
                                                                                                   May 1, 2003

  B-300         Amended Certificate of Formation of Ohio River Valley Propane, LLC (The sole       Cinergy's Form U5S filed
                purpose of this amendment was to change the name of Cinergy Propane, LLC to Ohio   May 1, 2003
                River Valley Propane, LLC.)

  B-301         Limited Liability Company Agreement of Cinergy Propane, LLC (Renamed to Ohio
                River Valley Propane, LLC)

  B-302         Certificate of Incorporation of Cinergy Retail Power Limited, Inc.                 Cinergy's Form U5S filed
                                                                                                   April 30, 2002

  B-303         By-laws of Cinergy Retail Power Limited, Inc.                                      Cinergy's Form U5S filed
                                                                                                   April 30, 2002

  B-304         Articles of Incorporation of Cinergy Retail Power General, Inc.                    Cinergy's Form U5S filed
                                                                                                   April 30, 2002

  B-305         By-laws of Cinergy Retail Power General, Inc.                                      Cinergy's Form U5S filed
                                                                                                   April 30, 2002

  B-306         Certificate of Limited Partnership of Cinergy Retail Power, L.P.                   Cinergy's Form U5S filed
                                                                                                   April 30, 2002

  B-307         Limited Partnership Agreement of Cinergy Retail Power, L.P.

  B-310         Certificate of Formation of BSPE Holdings, LLC                                     Cinergy's Form U5S filed
                                                                                                   April 30, 2002

  B-311         Limited Liability Company Agreement of BSPE Holdings, LLC                          Refer to footnote 1

  B-312         Certificate of Formation of BSPE Limited, LLC                                      Cinergy's Form U5S filed
                                                                                                   April 30, 2002

  B-313         Limited Liability Company Agreement of BSPE Limited, LLC                           Refer to footnote 1

  B-314         Articles of Organization of BSPE General, LLC                                      Cinergy's Form U5S filed
                                                                                                   April 30, 2002

  B-315         Limited Liability Company Agreement of BSPE General, LLC                           Refer to footnote 1

  B-316         Certificate of Limited Partnership of BSPE, L.P.                                   Cinergy's Form U5S filed
                                                                                                   April 30, 2002

  B-317         Limited Partnership Agreement of BSPE, L.P.                                        Refer to footnote 1

  B-318         Amended and Restated Certificate of Incorporation of U.S. Energy Biogas Corp.      Cinergy's Form U5S filed
                (formerly named Zahren Alternative Power Corporation)                              April 30, 2002

  B-319         By-laws of U.S. Energy Biogas Corp.                                                Cinergy's Form U5S filed
                                                                                                   April 30, 2002

  B-320         Certificate of Formation of Countryside Landfill Gasco, L.L.C.                     Cinergy's Form U5S filed
                                                                                                   April 30, 2002

  B-321         Limited Liability Company Agreement of Countryside Landfill Gasco, L.L.C.          Cinergy's Form U5S filed
                                                                                                   May 1, 2003

  B-322         Certificate of Formation of Morris Gasco, L.L.C.                                   Cinergy's Form U5S filed
                                                                                                   April 30, 2002

  B-323         Limited Liability Company Agreement of Morris Gasco, L.L.C.                        Cinergy's Form U5S filed
                                                                                                   May 1, 2003

  B-324         Certificate of Limited Partnership of Brown County Landfill Gas Associates, L.P.   Cinergy's Form U5S filed
                                                                                                   April 30, 2002

  B-325         Limited Partnership Agreement of Brown County Landfill Gas Associates, L.P.        Cinergy's Form U5S filed
                                                                                                   May 1, 2003

  B-326         Certificate of Formation of Cinergy Solutions of Philadelphia, LLC                 Cinergy's Form U5S filed
                                                                                                   April 30, 2002

  B-327         Amended and Restated Limited Liability Company Agreement of Cinergy Solutions of   Cinergy's Form U5S filed
                Philadelphia, LLC                                                                  May 1, 2003

  B-328         Certificate of Formation of CST Limited, LLC (formerly named CS Limited, LLC)      Cinergy's Form U5S filed
                                                                                                   April 30, 2002

  B-329         Certificate of Amendment to Certificate of Formation of CST Limited, LLC (The      Cinergy's Form U5S filed
                sole purpose of the amendment was to change the name of CS Limited, LLC to CST     April 30, 2002
                Limited, LLC)

  B-330         Limited Liability Company Agreement of CST Limited, LLC (formerly CS Limited, LLC)

  B-331         Articles of Organization of CST General, LLC                                       Cinergy's Form U5S filed
                                                                                                   April 30, 2002

  B-332         Limited Liability Company Agreement of CST General, LLC                            Cinergy's Form U5S filed
                                                                                                   May 1, 2003

  B-333         Agreement of Limited Partnership of CST Green Power, L.P.                          Cinergy's Form U5S filed
                                                                                                   April 30, 2002

  B-335         Certificate of Amendment of Certificate of Limited Partnership of South Houston    Cinergy's Form U5S filed
                Green Power, L.P. (formerly named Green Power, L.P.)                               April 30, 2002

  B-336         Limited Partnership Agreement of South Houston Green Power, L.P. (formerly named   Refer to footnote 1
                Green Power, L.P.)

  B-337         Certificate of Formation of CSGP of Southeast Texas, LLC                           Cinergy's Form U5S filed
                                                                                                   April 30, 2002

  B-338         Limited Liability Company Agreement of CSGP of Southeast Texas, LLC                Cinergy's Form U5S filed
                                                                                                   May 1, 2003

  B-339         Certificate of Formation of CSGP Limited, LLC                                      Cinergy's Form U5S filed
                                                                                                   April 30, 2002

  B-340         Limited Liability Company Agreement of CSGP Limited, LLC                           Cinergy's Form U5S filed
                                                                                                   May 1, 2003

  B-341         Articles of Organization of CSGP General, LLC                                      Cinergy's Form U5S filed
                                                                                                   April 30, 2002

  B-342         Limited Liability Company Agreement of CSGP General, LLC                           Cinergy's Form U5S filed
                                                                                                   May 1, 2003

  B-343         Certificate of Limited Partnership of CSGP Services, L.P.                          Cinergy's Form U5S filed
                                                                                                   April 30, 2002

  B-344         Limited Partnership Agreement of CSGP Services, L.P.                               Cinergy's Form U5S filed
                                                                                                   May 1, 2003

  B-345         Certificate of Formation of Delta Township Utilities, LLC                          Cinergy's Form U5S filed
                                                                                                   April 30, 2002

  B-346         Limited Liability Company Agreement of Delta Township Utilities, LLC

  B-351         Articles of Organization of Environmental Wood Supply, LLC                         Cinergy's Form U5S filed
                                                                                                   April 30, 2002

  B-352         Limited Liability Company Agreement of Environmental Wood Supply, LLC              Cinergy's Form U5S filed
                                                                                                   May 1, 2003

  B-353         Articles of Organization of St. Paul Cogeneration, LLC                             Cinergy's Form U5S filed
                                                                                                   April 30, 2002

  B-354         Limited Liability Company Agreement of St. Paul Cogeneration, LLC                  Cinergy's Form U5S filed
                                                                                                   May 1, 2003

  B-355         Certificate of Incorporation with respect to CGP Global Greece Holdings, SA        Cinergy's Form U5S filed
                                                                                                   April 30, 2002

  B-356         Articles of Association of CGP Global Greece Holdings, SA                          Cinergy's Form U5S filed
                                                                                                   April 30, 2002

  B-357         Certificate of Incorporation with respect to Attiki Denmark ApS                    Cinergy's Form U5S filed
                                                                                                   April 30, 2002

  B-358         Articles of Association for Attiki Denmark ApS                                     Cinergy's Form U5S filed
                                                                                                   April 30, 2002

  B-359         Certificate of Incorporation with respect to Attiki Gas Supply Company SA          Cinergy's Form U5S filed
                                                                                                   April 30, 2002

  B-360         Articles of Incorporation of Attiki Gas Supply Company SA                          Cinergy's Form U5S filed
                                                                                                   April 30, 2002

  B-363         Certificate of Formation of eVent Resources Overseas I, LLC                        Cinergy's Form U5S filed
                                                                                                   April 30, 2002

  B-364         Amended and Restated Limited Liability Company Agreement of eVent Resources        Cinergy's Form U5S filed
                Overseas I, LLC                                                                    May 1, 2003

  B-369         Certificate of Incorporation of Cinergy Global Power Africa (Proprietary) Limited  Refer to footnote 2

  B-370         Memorandum of Association of Cinergy Global Power Africa (Proprietary) Limited     Refer to footnote 2

  B-371         Articles of Association of Cinergy Global Power Africa (Proprietary) Limited       Refer to footnote 2

  B-372         Certificate of Formation of Cinergy Mexico Limited, LLC

  B-373         Limited Liability Company Agreement of Cinergy Mexico Limited, LLC

  B-374         Certificate of Formation of Cinergy Mexico General, LLC

  B-375         Limited Liability Company Agreement of Cinergy Mexico General, LLC

  B-376         Limited Partnership Agreement of Cinergy Mexico Holdings, LP

  B-377         Certificate of Formation of Cinergy Mexico Marketing & Trading, LLC

  B-378         Limited Liability Company Agreement of Cinergy Mexico Marketing & Trading, LLC

  B-379         Certificate of Formation of Delta Township Utilities II, LLC

  B-380         Limited Liability Company Agreement of Delta Township Utilities II, LLC

  B-381         By-laws of Cinergy Solutions of San Diego, Inc.

  B-382         Certificate of Conversion from Cinergy Solutions of San Diego, LLC to Cinergy
                Solutions of San Diego, Inc.

  B-383         Certificate of Incorporation of Cinergy Solutions of San Diego, Inc.

  B-395         Certificate of Formation of eVent (Triple Point) LLC (Renamed to eVent Resources   Cinergy's Form U5S filed
                Holdings LLC)                                                                      April 30, 2002

  B-396         Limited Liability Company Agreement of eVent (Triple Point) LLC (Renamed to        Refer to footnote 1
                eVent Resources Holdings LLC)

  B-397         Operating Agreement of eVent (Triple Point) LLC (Renamed to eVent Resources        Refer to footnote 2
                Holdings LLC)

  B-398         Certificate of Amendment to Certificate of Formation of eVent (Triple Point) LLC
                (The sole purpose of this amendment was to change eVent (Triple Point) LLC's name to eVent Resources Holdings LLC)

  B-407         Certificate of Formation of Cinergy Origination & Trade, LLC                       Cinergy's Form U5S filed
                                                                                                   April 30, 2002

  B-408         Limited Liability Company Agreement of Cinergy Origination & Trade, LLC            Cinergy's Form U5S filed
                                                                                                   May 1, 2003

  B-410         Certificate of Conversion of Marketing & Trading                                   Cinergy's Form U5S filed
                                                                                                   May 1, 2003

  B-411         Limited Partnership Agreement of Marketing & Trading                               Cinergy's Form U5S filed
                                                                                                   May 1, 2003

  B-412         Amended and Restated Certificate of Formation of Cinergy Receivables Company LLC   Cinergy's Form U5S filed
                                                                                                   May 1, 2003

  B-413         Amended and Restated Limited Liability Company Agreement of Cinergy Receivables    Cinergy's Form U5S filed
                Company LLC                                                                        May 1, 2003

  B-414         Certificate of Incorporation of CinFuel Resources, Inc.                            Cinergy's Form U5S filed
                                                                                                   May 1, 2003

  B-415         By-laws of CinFuel Resources, Inc.                                                 Cinergy's Form U5S filed
                                                                                                   May 1, 2003

  B-416         Limited Liability Company Agreement of Oak Mountain Products, LLC                  Cinergy's Form U5S filed
                                                                                                   May 1, 2003

  B-417         Certificate of Formation of Oak Mountain Products, LLC                             Cinergy's Form U5S filed
                                                                                                   May 1, 2003

  B-418         Certificate of Formation of LH1, LLC                                               Cinergy's Form U5S filed
                                                                                                   May 1, 2003

  B-419         Limited Liability Company Agreement of LH1, LLC                                    Cinergy's Form U5S filed
                                                                                                   May 1, 2003

  B-422         Certificate of Formation of Cinergy Solutions Operating Services of Lansing, LLC   Cinergy's Form U5S filed
                                                                                                   May 1, 2003

  B-423         Limited Liability Company Agreement of Cinergy Solutions Operating Services of     Cinergy's Form U5S filed
                Lansing, LLC                                                                       May 1, 2003

  B-424         Limited Liability Company Agreement of Cinergy Solutions Operating Services of     Cinergy's Form U5S filed
                Shreveport, LLC                                                                    May 1, 2003

  B-425         Certificate of Formation of Cinergy Solutions Operating Services of Shreveport,    Cinergy's Form U5S filed
                LLC                                                                                May 1, 2003

  B-428         Limited Liability Company Agreement of Cinergy Solutions Operating Services of     Cinergy's Form U5S filed
                Oklahoma, LLC                                                                      May 1, 2003

  B-429         Certificate of Formation of Cinergy Solutions Operating Services of Oklahoma, LLC  Cinergy's Form U5S filed
                                                                                                   May 1, 2003

  B-430         Operating Agreement of Fiber Link, LLC                                             Cinergy's Form U5S filed
                                                                                                   May 1, 2003

  B-431         Articles of Organization of Fiber Link, LLC                                        Cinergy's Form U5S filed
                                                                                                   May 1, 2003

  B-432         Articles of Incorporation of Cinergy Risk Solutions LTD                            Refer to footnote 2

  B-436         By-laws of Cinergy Risk Solutions Ltd.

  B-437         Certificate of Incorporation of Cinergy Risk Solutions Ltd.                        Refer to footnote 2

  B-438         Certificate of Incorporation of Cinergy Solutions-Utility, Inc.

  B-439         By-laws of Cinergy Solutions-Utility, Inc.

  B-440         Limited Liability Company Agreement of Cinergy Solutions O&M, LLC

  B-441         Certificate of Formation of Cinergy Solutions O&M, LLC

  B-442         Limited Liability Company Agreement of Cinergy Solutions of South Charleston, LLC

  B-443         Certificate of Formation of Cinergy Solutions of South Charleston, LLC

  B-444         Limited Liability Company Agreement of Current Communications Group, LLC           Refer to footnote 1

  B-445         Certificate of Formation of Current Communcations Group, LLC

  B-446         Limited Liability Company Agreement of Cinergy Solutions Operating Services of     Refer to footnote 2
                Delta Township, LLC

  B-447         Certificate of Formation of Cinergy Solutions Operating Services of Delta
                Township, LLC

  B-452         IURC Certificate of Approval of property exchange between PSI Energy, Inc. and
                Hoosier Energy Rural Electric Cooperative, Inc.

  B-453         By-laws of Capital & Trading

  B-454         Amended Articles of Incorporation of Capital & Trading

  B-455         Certificate of Amendment to the Certificate of Formation of Cinergy Solutions of
                St. Paul, LLC (formerly Trigen-Cinergy Solutions of St. Paul)

  B-456         Declaration of Cinergy Solutions Limited Partnership                               Refer to footnote 2

  B-457         Certificate of Limited Partnership of Cinergy Mexico Holdings, LP

  B-461         Limited Liability Company Agreement of Cinergy EPCOM College Park, LLC             Cinergy's Form U5S filed
                                                                                                   May 1, 2003

  B-558         Amended and Restated Operating Agreement of St. Paul Cogeneration, LLC             Cinergy's Form U5S filed
                                                                                                   May 1, 2003
(1)	The referenced agreement is with one or more unaffiliated third parties, contains sensitive, competitive information, and/or is subject to confidentiality restrictions. Upon request, Cinergy will use its best efforts to make such agreement available to the SEC’s staff.
(2)	The referenced agreement is being filed by Cinergy in paper format only because submission thereof in electronic format would involve undue expense.

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (Continued)

The documents listed below are being filed or have previously been filed and are incorporated herein by reference from the documents indicated and made a part hereof. Exhibits not identified as previously filed are filed herewith:

   Exhibit                                                                                        Previously Filed as
 Designation                                  Nature of Exhibit                                       Exhibit to:
 -----------                                  -----------------                                       -----------

  C-1           Original Indenture (First Mortgage Bonds) dated September 1, 1939, between     Exhibit A-Part 3 in File No.
                PSI and The First National Bank of Chicago, as Trustee, and LaSalle National   70-00258 and Supplemental
                Bank, as successor Trustee.                                                    Indenture dated March 30, 1984.

  C-2           Twenty-fifth Supplemental Indenture between PSI and The First National Bank    File No. 2-62543
                of Chicago dated September 1, 1978.

  C-3           Thirty-fifth Supplemental Indenture between PSI and The First National Bank    PSI's 1984 Form 10-K in File
                of Chicago dated March 30, 1984.                                               No. 1-03543

  C-4           Forty-second Supplemental Indenture between PSI and LaSalle National Bank      PSI's 1988 Form 10-K in File
                dated August 1, 1988.                                                          No. 1-03543

  C-5           Forty-fourth Supplemental Indenture between PSI and LaSalle National Bank      PSI's 1990 Form 10-K in File
                dated March 15, 1990.                                                          No. 1-03543

  C-6           Forty-fifth Supplemental Indenture between PSI and LaSalle National Bank       PSI's 1990 Form 10-K in File
                dated March 15, 1990.                                                          No. 1-03543

  C-7           Forty-sixth Supplemental Indenture between PSI and LaSalle National Bank dated PSI's 1991 Form 10-K in File
                June 1, 1990.                                                                  No. 1-03543

  C-8           Forty-seventh Supplemental Indenture between PSI and LaSalle National Bank     PSI's 1991 Form 10-K in File
                dated July 15, 1991.                                                           No. 1-03543

  C-9           Forty-eighth Supplemental Indenture between PSI and LaSalle National Bank      PSI's 1992 Form 10-K in File
                dated July 15, 1992.                                                           No. 1-03543

  C-10          Forty-ninth Supplemental Indenture between PSI and LaSalle National Bank       PSI's 1992 Form 10-K in File
                dated February 15, 1993.                                                       No. 1-03543

  C-11          Fiftieth Supplemental Indenture between PSI and LaSalle National Bank dated    PSI's 1992 Form 10-K in File
                February 15, 1993.                                                             No. 1-03543

  C-12          Fifty-first Supplemental Indenture between PSI and LaSalle National Bank       PSI's 1993 Form 10-K in File
                dated February 1, 1994.                                                        No. 1-03543

  C-13          Fifty-second Supplemental Indenture between PSI and LaSalle National Bank, as  PSI's March 31, 1999, Form 10-Q
                Trustee, dated April 30, 1999.                                                 in File No. 1-03543

  C-14          Indenture (Secured Medium-term Notes, Series A), dated July 15, 1991, between  PSI's Form 10-K/A, Amendment No.
                PSI and LaSalle National Bank, as Trustee.                                     2, dated July 15, 1993, in File
                                                                                               No. 1-03543

  C-15          Indenture (Secured Medium-term Notes, Series B), dated July 15, 1992, between  PSI's Form 10-K/A, Amendment No.
                PSI and LaSalle National Bank, as Trustee.                                     2, dated July 15, 1993, in File
                                                                                               No. 1-03543

  C-16          Loan Agreement between PSI and the City of Princeton, Indiana dated as of      PSI's September 30, 1996, Form
                November 7, 1996.                                                              10-Q in File No. 1-03543

  C-17          Loan Agreement between PSI and the City of Princeton, Indiana dated as of      PSI's 1996 Form 10-K in File No.
                February 1, 1997.                                                              1-03543

  C-18          Indenture dated November 15, 1996, between PSI and The Fifth Third Bank, as    PSI's 1996 Form 10-K in File No.
                Trustee.                                                                       1-03543

  C-19          First Supplemental Indenture dated November 15, 1996, between PSI and The      PSI's 1996 Form 10-K in File No.
                Fifth Third Bank, as Trustee.                                                  1-03543

  C-20          Third Supplemental Indenture dated as of March 15, 1998, between PSI and The   PSI's 1997 Form 10-K in File No.
                Fifth Third Bank, as Trustee.                                                  1-03543

  C-21          Fourth Supplemental Indenture dated as of August 5, 1998, between PSI and The  PSI's June 30, 1998 Form 10-Q in
                Fifth Third Bank, as Trustee.                                                  File No. 1-03543

  C-22          Fifth Supplemental Indenture dated as of December 15, 1998, between PSI and    PSI's 1998 Form 10-K in File No.
                The Fifth Third Bank, as Trustee.                                              1-03543

  C-23          Sixth Supplemental Indenture dated as of April 30, 1999, between PSI and       PSI's March 31, 1999, Form 10-Q
                Fifth Third Bank, as Trustee.                                                  in File No. 1-03543

  C-24          Seventh Supplemental Indenture dated as of October 20, 1999, between PSI and   PSI's September 30, 1999, Form
                Fifth Third Bank, as Trustee.                                                  10-Q in File No. 1-03543

  C-25          Unsecured Promissory Note dated as of October 14, 1998, between PSI and the    PSI's 1998 Form 10-K in File No.
                Rural Utilities Service.                                                       1-03543

  C-26          Loan Agreement between PSI and the Indiana Development Finance Authority       PSI's June 30 1998, Form 10-Q in
                dated as of July 15, 1998.                                                     File No. 1-03543

  C-27          Loan Agreement between PSI and the Indiana Development Finance Authority       PSI's June 30, 2000 Form 10-Q in
                dated as of May 1, 2000.                                                       File No. 1-03543

  C-28          Original Indenture (First Mortgage Bonds) between CG&E and The Bank of New     CG&E's Registration Statement
                York (as Trustee) dated as of August 1, 1936.                                  No. 2-02374

  C-29          Fourteenth Supplemental Indenture between CG&E and The Bank of New York dated  CG&E's Registration Statement
                as of November 2, 1972.                                                        No. 2-60961

  C-30          Thirty-third Supplemental Indenture between CG&E and The Bank of New York      CG&E's Registration Statement
                dated as of September 1, 1992.                                                 No. 33-53578

  C-31          Thirty-fourth Supplemental Indenture between CG&E and The Bank of New York     CG&E's September 30, 1993, Form
                dated as of October 1, 1993.                                                   10-Q in File No. 1-01232

  C-32          Thirty-fifth Supplemental Indenture between CG&E and The Bank of New York      CG&E's Registration Statement
                dated as of January 1, 1994.                                                   No. 33-52335

  C-33          Thirty-sixth Supplemental Indenture between CG&E and The Bank of New York      CG&E's Registration Statement
                dated as of February 15, 1994.                                                 No. 33-52335

  C-34          Thirty-seventh Supplemental Indenture between CG&E and The Bank of New York    Cinergy's 1996 Form 10-K in File
                dated as of October 14, 1996.                                                  No. 1-11377

  C-35          Loan Agreement between CG&E and the County of Boone, Kentucky dated as of      CG&E's 1984 Form 10-K in File
                February 1, 1985.                                                              No. 1-01232

  C-36          Repayment Agreement between CG&E and The Dayton Power and Light Company dated  CG&E's 1992 Form 10-K in File
                as of December 23, 1992.                                                       No. 1-01232

  C-37          Loan Agreement between CG&E and the County of Boone, Kentucky dated as of      CG&E's 1993 Form 10-K in File
                January 1, 1994.                                                               No. 1-01232

  C-38          Loan Agreement between CG&E and the State of Ohio Air Quality Development      CG&E's 1985 Form 10-K in File
                Authority dated as of December 1, 1985.                                        No. 1-01232

  C-39          Loan Agreement between CG&E and the State of Ohio Air Quality Development      CG&E's September 30, 1995, Form
                Authority dated as of September 13, 1995.                                      10-Q in File No. 1-01232

  C-40          Loan Agreement between CG&E and the State of Ohio Water Development Authority  CG&E's 1993 Form 10-K in File
                dated as of January 1, 1994.                                                   No. 1-01232

  C-41          Loan Agreement between CG&E and the State of Ohio Air Quality Development      CG&E's 1993 Form 10-K in File
                Authority dated as of January 1, 1994.                                         No. 1-01232

  C-42          Original Indenture (Unsecured Debt Securities) between CG&E and The Fifth      CG&E's Form 8-A dated July 24,
                Third Bank dated as of May 15, 1995.                                           1995, in File No. 1-01232

  C-43          First Supplemental Indenture between CG&E and The Fifth Third Bank dated as of CG&E's June 30, 1995, Form 10-Q
                June 1, 1995.                                                                  in File No. 1-01232

  C-44          Second Supplemental Indenture between CG&E and The Fifth Third Bank dated as   CG&E's Form 8-A dated July 24,
                of June 30, 1995.                                                              1995 in File No. 1-01232

  C-45          Third Supplemental Indenture between CG&E and The Fifth Third Bank dated as    CG&E's September 30, 1997, Form
                of October 9, 1997.                                                            10-Q in File No. 1-01232

  C-46          Fourth Supplemental Indenture between CG&E and The Fifth Third Bank dated as   CG&E's March 31, 1998, Form
                of April 1, 1998.                                                              10-Q in File No. 1-01232

  C-47          Fifth Supplemental Indenture between CG&E and The Fifth Third Bank dated as of CG&E's June 30, 1998, Form 10-Q
                June 9, 1998.                                                                  in File No. 1-01232

  C-48          Original Indenture (First Mortgage Bonds) between ULH&P and The Bank of New    ULH&P's Registration Statement
                York dated as of February 1, 1949.                                             No. 2-07793

  C-49          Fifth Supplemental Indenture between ULH&P and The Bank of New York dated      CG&E's Registration Statement
                as of January 1, 1967.                                                         No. 2-60961

  C-50          Thirteenth Supplemental Indenture between ULH&P and The Bank of New York       ULH&P's 1992 Form 10-K in File
                dated as of August 1, 1992.                                                    No. 2-07793

  C-51          Original Indenture (Unsecured Debt Securities) between ULH&P and The Fifth     ULH&P's June 30, 1995, Form
                Third Bank dated as of July 1, 1995.                                           10-Q in File No. 2-07793

  C-52          First Supplemental Indenture between ULH&P and The Fifth Third Bank dated as   ULH&P's June 30, 1995, Form
                of July 15, 1995.                                                              10-Q in File No. 2-07793

  C-53          Second Supplemental Indenture between ULH&P and The Fifth Third Bank dated     ULH&P's March 31, 1998 Form
                as of April 30, 1998.                                                          10-Q in File No. 2-07793

  C-54          Third Supplemental Indenture between ULH&P and The Fifth Third Bank dated as   ULH&P's 1998 Form 10-K in File
                of December 8, 1998.                                                           No. 2-07793

  C-55          Fourth Supplemental Indenture between ULH&P and The Fifth Third Bank, as       ULH&P's September 30, 1999, Form
                Trustee, dated as of September 17, 1999.                                       10-Q in File No. 2-07793

  C-56          Base Indenture dated as of October 15, 1998, between Global Resources and The  Cinergy's September 30, 1998,
                Fifth Third Bank, as Trustee.                                                  Form 10-Q in File No. 1-11377

  C-57          First Supplemental Indenture dated as of October 15, 1998, between Global      Cinergy's September 30, 1998,
                Resources and The Fifth Third Bank, as Trustee.                                Form 10-Q in File No. 1-11377

  C-58          Indenture dated as of December 16, 1998, between Cinergy and The Fifth Third   Cinergy's 1998 Form 10-K in File
                Bank.                                                                          No. 1-11377

  C-59          Indenture between Cinergy and The Fifth Third Bank, as Trustee, dated as of    Cinergy's March 31, 1999, Form
                April 15, 1999.                                                                10-Q in File No. 1-11377

  C-60          Agreement for Puchase and Sale of Assets, dated March 31, 1994, by and         Cinergy's Form U5B filed January
                between Columbia Gas as Seller and KO Transmission as Buyer.                   23, 1995

  C-61          Agreement for Purchase and Sale of Line AM-4, dated March 31, 1994, by and     Cinergy's Form U5B filed January
                between Columbia Gas as Seller and KO Transmission as Buyer.                   23, 1995

  C-62          Rights Agreement between Cinergy and The Fifth Third Bank, as Rights Agent,    Cinergy's Registration Statement
                dated October 16, 2000.                                                        on Form 8-A dated October 16,
                                                                                               2000 in File No. 1-11377

  C-63          Fifty-third Supplemental Indenture between PSI and LaSalle National Bank       PSI's June 30, 2001, Form 10-Q
                dated June 15, 2001.                                                           in File No. 1-03543

  C-64          Loan Agreement between CG&E and the State of Ohio Air Quality Development      CG&E's September 30, 2001, Form
                Authority dated August 1, 2001.                                                10-Q in File No. 1-01232

  C-65          Indenture between Cinergy and The Fifth Third Bank, as Trustee, dated          Cinergy's September 30, 2001,
                September 12, 2001.                                                            Form 10-Q in File No. 1-11377

  C-66          First Supplemental Indenture between Cinergy and The Fifth Third Bank, as      Cinergy's September 30, 2001,
                Trustee, dated September 12, 2001.                                             Form 10-Q in File No. 1-11377

  C-67          Second Supplemental Indenture, dated December 18, 2001, between Cinergy and    Cinergy's Form 8-K, December 19,
                The Fifth Third Bank, as Trustee.                                              2001 in File No. 1-11377

  C-68          Purchase Contract Agreement, dated December 18, 2001, between Cinergy and The  Cinergy's Form 8-K, December 19,
                Bank of New York, as Purchase Contract Agent.                                  2001 in File No. 1-11377

  C-69          Pledge Agreement, dated December 18, 2001, among Cinergy, JP Morgan Chase      Cinergy's Form 8-K, December 19,
                Bank, as Collateral Agent, Custodial Agent and Securities Intermediary, and    2001 in File No. 1-11377
                The Bank of New York, as Purchase Contract Agent.

  C-70          Thirty-eighth Supplemental Indenture between CG&E and The Bank of New York     CG&E's March 31, 2001, Form 10-Q
                dated as of February 1, 2001.                                                  in File No. 1-01232

  C-71          Thirty-ninth Supplemental Indenture dated as of September 1, 2002, between      Cinergy's September 30, 2002,
                CG&E and the Bank of New York, as Trustee.                                      Form 10-Q in File No. 1-11377

  C-72          Fifty-fourth Supplemental Indenture dated as of September 1, 2002, between PSI Cinergy's September 30, 2002,
                and LaSalle Bank National Association, as Trustee.                             Form 10-Q in File No. 1-11377

  C-73          Sixth Supplemental Indenture between CG&E and Fifth Third Bank dated as of     Cinergy's September 30, 2002,
                September 15, 2002.                                                            Form 10-Q in File No. 1-11377

  C-74          Loan Agreement between PSI and the Indiana Development Finance Authority dated Cinergy's September 30, 2002,
                as of September 1, 2002.                                                       Form 10-Q in File No. 1-11377

  C-75          Loan Agreement between PSI and the Indiana Development Finance Authority dated Cinergy's September 30, 2002,
                as of September 1, 2002.                                                       Form 10-Q in File No. 1-11377

  C-76          Loan Agreement between CG&E and the Ohio Air Quality Development Authority     Cinergy's September 30, 2002,
                dated as of September 1, 2002.                                                 Form 10-Q in File No. 1-11377

  C-77          First Amendment to Rights Agreement, dated August 28, 2002, effective          Cinergy's Form 8-A/A, Amendment
                September 16, 2002, between Cinergy and The Fifth Third Bank, as Rights Agent. No. 1, filed September 16, 2002 in File No. 1-11377

  C-78          Loan Agreement between PSI and The Indiana Development Finance Authority dated PSI's March 31, 2003, Form 10-Q
                as of February 15, 2003.                                                       in File No. 1-03543

  C-79          6.302% Subordinated Note between PSI and Cinergy Corp., dated February 5, 2003.PSI's March 31, 2003, Form 10-Q in File No. 1-03543

  C-80          6.403% Subordinated Note between PSI and Cinergy Corp., dated February 5, 2003.PSI's March 31, 2003, Form 10-Q in File No. 1-03543

  C-81          Seventh Supplemental Indenture between CG&E and Fifth Third Bank dated as of   CG&E's June 30, 2003, Form 10-Q
                June 15, 2003.                                                                 in File No. 1-01232

  C-82          Eighth Supplemental Indenture dated as of September 23, 2003, between PSI and  PSI's September 30, 2003, Form
                Fifth Third Bank as Trustee.                                                   10-Q in File No. 1-03543

  C-83          Fifty-fifth Supplemental Indenture between PSI and LaSalle National Bank dated PSI's September 30, 2003, Form
                February 15, 2003.                                                             10-Q in File No. 1-03543

  C-84          Loan Agreement between CG&E and The Ohio Air Quality Development Authority     CG&E's November 19, 2004 Form
                dated as of November 1, 2004, relating to Series A.                            8-K in File No. 1-01232

  C-85          Loan Agreement between CG&E and The Ohio Air Quality Development Authority     CG&E's November 19, 2004 Form
                dated as of November 1, 2004, relating to Series B.                            8-K in File No. 1-01232

  C-86          Loan Agreement between PSI and The Indiana Development Finance Authority dated PSI's December 9, 2004 Form 8-K
                as of December 1, 2004, relating to Series 2004B.                              in File No. 1-03543

  C-87          Loan Agreement between PSI and The Indiana Development Finance Authority dated PSI's December 9, 2004 Form 8-K
                as of December 1, 2004, relating to Series 2004C.                              in File No. 1-03543

  C-88          Fifty-Sixth Supplemental Indenture dated as of December 1, 2004, between PSI   PSI's December 31, 2004 Form
                and LaSalle Bank National Association, as trustee.                             10-K in File No. 1-03543

  C-89          Indenture between ULH&P and Deutch Bank dated as of December 1, 2004, between  ULH&P's December 31, 2004 Form
                ULH&P and Deutsch Bank Trust Company Americas, as Trustees.                    10-K in File No. 2-07793

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (Continued)

The documents listed below are being filed or have previously been filed and are incorporated herein by reference from the documents indicated and made a part hereof. Exhibits not identified as previously filed are filed herewith:

   Exhibit                                                                                        Previously Filed as
 Designation                                  Nature of Exhibit                                       Exhibit to:
 -----------                                  -----------------                                       -----------

  D-1           Agreement between Cinergy and subsidiary companies for filing consolidated     Filed pursuant to Rule 104(b)
                income tax returns and for allocation of consolidated income tax liabilities and benefits

  D-2           Schedule detailing adjustment to 2003 FIT Return                               Filed pursuant to Rule 104(b)

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (Continued)

The documents listed below are being filed or have previously been filed and are incorporated herein by reference from the documents indicated and made a part hereof. Exhibits not identified as previously filed are filed herewith:

   Exhibit                                                                                        Previously Filed as
 Designation                                  Nature of Exhibit                                       Exhibit to:
 -----------                                  -----------------                                       -----------

  F-1           Consolidating Financial Statements of Cinergy for 2004                         Filed pursuant to Rule 104(b)

  F-2           Consolidating Financial Statements of CG&E for 2004                            Filed pursuant to Rule 104(b)

  F-3           Consolidating Financial Statements of Investments for 2004                     Filed pursuant to Rule 104(b)

  F-4           Consolidating Financial Statements of Capital & Trading for 2004               Filed pursuant to Rule 104(b)

  F-5           Consolidating Financial Statements of Marketing & Trading for 2004             Filed pursuant to Rule 104(b)

  F-6           Consolidating Financial Statements of LH1, LLC for 2004                        Filed pursuant to Rule 104(b)

  F-7           Consolidating Financial Statements of Solutions Holding for 2004               Filed pursuant to Rule 104(b)

  F-8           Consolidating Financial Statements of 3036243 Nova Scotia Company for 2004     Filed pursuant to Rule 104(b)

  F-9           Consolidating Financial Statements of Cinergy Solutions Limited Partnership    Filed pursuant to Rule 104(b)
                for 2004

  F-10          Consolidating Financial Statements of Cinergy Solutions - Demand, Inc. for     Filed pursuant to Rule 104(b)
                2004

  F-11          Consolidating Financial Statements of Solutions for 2004                       Filed pursuant to Rule 104(b)

  F-12          Consolidating Financial Statements of CSGP Limited, LLC for 2004               Filed pursuant to Rule 104(b)

  F-13          Consolidating Financial Statements of Cinergy Solutions of St. Paul LLC for    Filed pursuant to Rule 104(b)
                2004

  F-14          Consolidating Financial Statements of Global Resources for 2004                Filed pursuant to Rule 104(b)

  F-15          Consolidating Financial Statements of Global Power for 2004                    Filed pursuant to Rule 104(b)

  F-16          Consolidating Financial Statements of Holdings B.V. for 2004                   Filed pursuant to Rule 104(b)

  F-17          Consolidating Financial Statements of CinTec for 2004                          Filed pursuant to Rule 104(b)

  F-18          Consolidating Financial Statements of CinTec I LLC for 2004                    Filed pursuant to Rule 104(b)

  F-19          Consolidating Financial Statements of Cinergy Technologies for 2004            Filed pursuant to Rule 104(b)

  F-20          Consolidating Financial Statements of Cinergy Broadband LLC for 2004           Filed pursuant to Rule 104(b)

  F-21          Consolidating Financial Statements of Wholesale Energy for 2004                Filed pursuant to Rule 104(b)

  F-22          Financial Statements of CC Funding Trust I for 2004                            Filed pursuant to Rule 104(b)

  F-23          Financial Statements of Cinergy Receivables Company LLC for 2004               Filed pursuant to Rule 104(b)

  F-24          Financial Statements of Cadence Network for 2004                               Filed pursuant to Rule 104(b)

  F-25          Financial Statements of Brownsville Power I, LLC for 2004                      Refer to Item 10 H-1

  F-26          Financial Statements of Caledonia Power I, LLC for 2004                        Refer to Item 10 H-2

  F-27          Financial Statements of CinPower I, LLC for 2004                               Filed pursuant to Rule 104(b)

  F-28          Financial Statements of Q-Comm Corporation for 2004                            Filed pursuant to Rule 104(b)

  F-28          Financial Statements of Lattice Communications, LLC for 2004                   Filed pursuant to Rule 104(b)

  F-29          Financial Statements of Keen Rose Technology Group Limited for 2004            Refer to footnote 1

  F-29          Financial Statements of Optimira Controls, Inc. for 2004                       Refer to footnote 1

  F-30          Financial Statements of Cinergy Energy Solutions, Inc. for 2004                Filed pursuant to Rule 104(b)

  F-30          Financial Statements of U.S. Energy Biogas Corp. for 2004                      Filed pursuant to Rule 104(b)

  F-30          Financial Statements of Countryside Landfill Gasco, L.L.C. for 2004            Filed pursuant to Rule 104(b)

  F-30          Financial Statements of Morris Gasco, L.L.C. for 2004                          Filed pursuant to Rule 104(b)

  F-30          Financial Statements of Brown County Landfill Gas Associates, L.P. for 2004    Filed pursuant to Rule 104(b)

  F-30          Financial Statements of Cinergy Solutions Partners, LLC for 2004               Filed pursuant to Rule 104(b)

  F-31          Financial Statements of CST Limited, LLC for 2004                              Filed pursuant to Rule 104(b)

  F-31          Financial Statements of Green Power Holdings, LLC for 2004                     Filed pursuant to Rule 104(b)

  F-31          Financial Statements of Green Power Limited, LLC for 2004                      Filed pursuant to Rule 104(b)

  F-31          Financial Statements of South Houston Green Power, L.P. for 2004               Filed pursuant to Rule 104(b)

  F-31          Financial Statements of Green Power G.P., LLC for 2004                         Filed pursuant to Rule 104(b)

  F-32          Financial Statements of CST General, LLC for 2004                              Filed pursuant to Rule 104(b)

  F-32          Financial Statements of Oklahoma Arcadian Utilities, LLC for 2004              Filed pursuant to Rule 104(b)

  F-32          Financial Statements of Shreveport Red River Utilities, LLC for 2004           Filed pursuant to Rule 104(b)

  F-32          Financial Statements of Delta Township Utilities II, LLC for 2004              Filed pursuant to Rule 104(b)

  F-32          Financial Statements of Energy Equipment Leasing LLC for 2004                  Filed pursuant to Rule 104(b)

  F-32          Financial Statements of Trigen-Cinergy Solutions LLC for 2004                  Filed pursuant to Rule 104(b)

  F-33          Financial Statements of Trigen-Cinergy Solutions of Ashtabula LLC for 2004     Filed pursuant to Rule 104(b)

  F-33          Financial Statements of Trigen-Cinergy Solutions of Lansing LLC for 2004       Filed pursuant to Rule 104(b)

  F-33          Financial Statements of Trigen/Cinergy-USFOS of Lansing LLC for 2004           Filed pursuant to Rule 104(b)

  F-33          Financial Statements of Trigen-Cinergy Solutions of Owings Mills LLC for 2004  Filed pursuant to Rule 104(b)

  F-33          Financial Statements of Trigen-Cinergy Solutions of Owings Mills Energy        Filed pursuant to Rule 104(b)
                Equipment Leasing, LLC for 2004

  F-34          Financial Statements of Trigen-Cinergy Solutions of Rochester LLC for 2004     Filed pursuant to Rule 104(b)

  F-34          Financial Statements of Trigen-Cinergy Solutions of Silver Grove LLC for 2004  Filed pursuant to Rule 104(b)

  F-34          Financial Statements of Trigen-Cinergy Solutions of Tuscola, LLC for 2004      Filed pursuant to Rule 104(b)

  F-35          Financial Statements of Reliant for 2004                                       Filed pursuant to Rule 104(b)

  F-35          Financial Statements of MP Acquisitions Corp., Inc. for 2004                   Filed pursuant to Rule 104(b)

  F-35          Financial Statements of Miller Pipeline for 2004                               Filed pursuant to Rule 104(b)

  F-35          Financial Statements of Fiber Link, LLC for 2004                               Filed pursuant to Rule 104(b)

  F-35          Financial Statements of e-Vent Resources Holdings LLC for 2004                 Filed pursuant to Rule 104(b)

  F-36          Financial Statements of Attiki Denmark ApS for 2004                            Refer to footnote 2

  F-37          Financial Statements of Attiki Gas Supply Company SA for 2004                  Refer to Item 10 H-6

  F-38          Financial Statements of Cinergy Global Ely, Inc. for 2004                      Refer to Item 10 H-7

  F-39          Financial Statements of EPR Ely Power Limited for 2004                         Refer to footnote 3

  F-40          Financial Statements of EPR Ely Limited for 2004                               Refer to Item 10 H-8

  F-41          Financial Statements of Anglian Straw Limited for 2004                         Refer to footnote 3

  F-42          Financial Statements of Anglian Ash Limited for 2004                           Refer to footnote 3

  F-43          Financial Statements of Cinergy Global Power (UK) Limited for 2004             Refer to Item 10 H-9

  F-44          Financial Statements of Cinergy Global Trading Limited for 2004                Refer to footnote 4

  F-45          Financial Statements of UK Electric Power Limited for 2004                     Refer to footnote 4

  F-46          Financial Statements of Global Holdings for 2004                               Refer to footnote 5

  F-47          Financial Statements of Cinergetika for 2004                                   Filed pursuant to Rule 104(b)

  F-48          Financial Statements of Copperbelt for 2004                                    Refer to Item 10 H-11

  F-49          Financial Statements of Power Sports Limited for 2004                          Refer to footnote 6

  F-50          Financial Statements of Teplarny for 2004                                      Filed pursuant to Rule 104(b)

  F-51          Financial Statements of Cinergy Global (Cayman) Holdings, Inc. for 2004        Refer to footnote 7

  F-52          Financial Statements of Cinergy Global Tsavo Power for 2004                    Refer to footnote 7

  F-53          Financial Statements of IPS-Cinergy Power Limited for 2004                     Refer to footnote 7

  F-54          Financial Statements of Tsavo Power Company Limited for 2004                   Refer to Item 10 H-13

  F-55          Financial Statements of eVent Resources Overseas I, LLC for 2004               Refer to footnote 8

  F-56          Financial Statements of Current Communications Group, LLC                      Refer to footnote 9

  F-57          Financial Statements of Electric City Corp. for 2004                           Refer to footnote 9

  F-58          Classified plant accounts and related depreciation or amortization reserve     Filed under cover of Form SE
                schedules included in the 2004 FERC Form No. 1 of CG&E

  F-59          Classified plant accounts and related depreciation or amortization reserve     Filed under cover of Form SE
                schedules included in the 2004 PUCO FERC Form No. 2 of CG&E

  F-60          Classified plant accounts and related depreciation or amortization reserve     Filed under cover of Form SE
                schedules included in the 2004 FERC Form No. 1 of PSI

  F-61          Classified plant accounts and related depreciation or amortization reserve     Filed under cover of Form SE
                schedules included in the 2004 FERC Form No. 1 and FERC Form No. 2 of ULH&P

  F-62          The 2004 FERC Form No. 2-A for KO Transmission                                 Filed under cover of Form SE

  F-63          The 2004 Annual Report of Cinergy Solutions of Cincinnati, LLC to the PUCO     Filed under cover of Form SE
(1)	These financial statements are filed pursuant to Rule 104(b). At the time of filing, the available financial statements are denominated in the local currency, not U.S. currency. The attainment of U.S. currency financial statements is not reasonable without incurring undue expense.

(2)	This entity is the non-utility holding company parent of Attiki Gas Supply Company SA and has no other operations. See Exhibit F-37 for information pertaining to the financial statements of the operating company.

(3)	These financial statements are filed pursuant to Rule 104(b). Cinergy has made a good faith effort to obtain financial statements for December 31, 2004 but was unable to obtain them. Financial statements provided are as of March 31, 2004, the entities’ fiscal year end. At the time of filing, the balance sheets, income statements, and footnotes containing statements of equity are the only financial statements available. The financial statements provided are in accordance with GAAP other than U.S. GAAP. In addition, the financial statements are denominated in the local currency, not U.S. currency. Cinergy believes the difference in U.S. and foreign GAAP would not be material. The attainment of U.S. GAAP and U.S. currency financial statements is not reasonable without incurring undue expense.

(4)	These financial statements are filed pursuant to Rule 104(b). Cinergy has made a good faith effort to obtain financial statements for December 31, 2004 but was unable to obtain them. Financial statements provided are as of December 31, 2003. At the time of filing, the balance sheets, income statements, and footnotes containing statements of equity are the only financial statements available. The financial statements provided are in accordance with GAAP other than U.S. GAAP. In addition, the financial statements are denominated in the local currency, not U.S. currency. Cinergy believes the difference in U.S. and foreign GAAP would not be material. The attainment of U.S. GAAP and U.S. currency financial statements is not reasonable without incurring undue expense.

(5)	This entity is a non-utility holding company, which holds both FUCOs and FUCO-related investments. Information pertaining to the financial statements of the applicable FUCO and FUCO-related subsidiaries is presented in Exhibit F-47, Exhibit F-48, Exhibit F-49 and Exhibit F-50.

(6)	These financial statements are filed pursuant to Rule 104(b). Cinergy has made a good faith effort to obtain financial statements for December 31, 2004 but was unable to obtain them. Financial statements provided are as of December 31, 2003. At the time of filing, the balance sheets, income statements, cash flows and footnotes containing statements of equity are the only financial statements available. The financial statements provided are in accordance with GAAP other than U.S. GAAP. In addition, the financial statements are denominated in the local currency, not U.S. currency. Cinergy believes the difference in U.S. and foreign GAAP would not be material. The attainment of U.S. GAAP and U.S. currency financial statements is not reasonable without incurring undue expense.

(7)	This entity is a non-utility holding company that has no other operations. Tsavo Power Company Limited is the operating company under this entity. See Exhibit F-54 for information pertaining to the financial statements of the operating company.

(8)	These financial statements are filed pursuant to Rule 104(b). Cinergy has made a good faith effort to obtain financial statements for December 31, 2004 but was unable to obtain them. Financial statements provided are as of December 31, 2002. At the time of filing, the balance sheets, cash flows and common stock equity are the only financial statements available. The attainment of income statements is not reasonable without incurring undue expense.

(9)	Cinergy has not provided financial statements for this entity because they are subject to confidentiality restrictions with third parties.

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (Continued)

The documents listed below are being filed or have previously been filed and are incorporated herein by reference from the documents indicated and made a part hereof. Exhibits not identified as previously filed are filed herewith:

   Exhibit                                                                                        Previously Filed as
 Designation                                  Nature of Exhibit                                       Exhibit to:
 -----------                                  -----------------                                       -----------

  G             Organizational chart showing relationship of EWGs and FUCOs to other system    Refer to Item 1
                companies

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (Continued)

The documents listed below are being filed or have previously been filed and are incorporated herein by reference from the documents indicated and made a part hereof. Exhibits not identified as previously filed are filed herewith:

   Exhibit                                                                                        Previously Filed as
 Designation                                  Nature of Exhibit                                       Exhibit to:
 -----------                                  -----------------                                       -----------

  H-1           Financial Statements of Brownsville Power I, LLC for 2004                           Refer to footnote 1

  H-2           Financial Statements of Caledonia Power I, LLC for 2004                             Refer to footnote 1

  H-3           Financial Statements of St. Paul Cogeneration LLC for 2004                          Refer to footnote 2

  H-4           Financial Statements of Global Power for 2004                                       Refer to footnote 3

  H-5           Financial Statements of Attiki Gas Supply Company SA for 2004                       Refer to footnote 4

  H-6           Financial Statements of Attiki Gas Supply Company SA for 2004                       Refer to footnote 5

  H-7           Financial Statements of Cinergy Global Ely, Inc. for 2004                           Refer to footnote 6

  H-8           Financial Statements of EPR Ely Limited for 2004                                    Refer to footnote 7

  H-9           Financial Statements of Cinergy Global Power (UK) Limited for 2004                  Refer to footnote 8

  H-10          Financial Statements of Cinergetika for 2004                                        Refer to footnote 9

  H-11          Financial Statements of Copperbelt for 2004                                         Refer to footnote 10

  H-12          Financial Statements of Teplarny for 2004                                           Refer to footnote 11

  H-13          Financial Statements of Tsavo Power Company Limited for 2004                        Refer to footnote 10
(1)	These financial statements are filed pursuant to Rule 104(b). Cinergy has made a good faith effort to obtain audited financial statements for December 31, 2004 but was unable to obtain them. Audited financial statements provided are as of December 31, 2003.

(2)	Cinergy does not have a controlling ownership interest in this entity and audited financial statements are not required for this filing. Financial statements are included in the “Consolidating Financial Statements of Cinergy Solutions of St. Paul LLC for 2004” provided in Item 10 F-13.

(3)	At the time of filing, audited financial statements were not available for this entity. The attainment of audited U.S. GAAP financial statements is not reasonable without incurring undue expense. Financial statements are included in the “Consolidating Financial Statements of Global Power for 2004” provided in Item 10 F-15.

(4)	These financial statements are filed pursuant to Rule 104(b). Cinergy does not have a controlling ownership interest in this entity and audited financial statements are not required for this filing. For the 2003 U5S filing, Cinergy was unable to obtain financial statements for this entity as of December 31, 2003. However, subsequent to last year’s filing, we were provided with the audited balance sheet and income statement, which were the only financial statements available. The financial statements provided are in accordance with GAAP other than U.S. GAAP. In addition, the financial statements are denominated in the local currency, not U.S. currency. Cinergy believes the difference in U.S. and foreign GAAP would not be material. The attainment of U.S. GAAP and U.S. currency financial statements is not reasonable without incurring undue expense.

(5)	These financial statements are filed pursuant to Rule 104(b). Cinergy does not have a controlling ownership interest in this entity and audited financial statements are not required for this filing. At the time of filing, the audited balance sheet and income statement are the only financial statements available. The financial statements provided are in accordance with GAAP other than U.S. GAAP. In addition, the financial statements are denominated in the local currency, not U.S. currency. Cinergy believes the difference in U.S. and foreign GAAP would not be material. The attainment of audited U.S. GAAP and U.S. currency financial statements is not reasonable without incurring undue expense.

(6)	This entity is a non-utility holding company for which Cinergy owns 100% interest and has no other operations. This entity holds both FUCOs and FUCO-related investments. Information pertaining to the audited financial statements of the applicable FUCO, EPR Ely Limited, is presented in Exhibit H-8. Information pertaining to the financial statements of the applicable FUCO-related subsidiaries is included in the “Financial Statements of EPR Ely Power Limited for 2004” in Item 10 F-39, “Financial Statements of Anglian Straw Limited for 2004” in Item 10 F-41 and “Financial Statements of Anglian Ash Limited for 2004” in Item 10 F-42.

(7)	These financial statements are filed pursuant to Rule 104(b). Cinergy does not have a controlling ownership interest in this entity and audited financial statements are not required for this filing. Cinergy has made a good faith effort to obtain financial statements for December 31, 2004 but was unable to obtain them. Audited financial statements provided are as of March 31, 2004, the entity’s fiscal year end. At the time of filing, the audited balance sheet, income statement, and a footnote containing shareholders’ equity are the only financial statements available. The financial statements provided are in accordance with GAAP other than U.S. GAAP. In addition, the financial statements are denominated in the local currency, not U.S. currency. Cinergy believes the difference in U.S. and foreign GAAP would not be material. The attainment of U.S. GAAP and U.S. currency financial statements is not reasonable without incurring undue expense.

(8)	These financial statements are filed pursuant to Rule 104(b). Cinergy has made a good faith effort to obtain audited financial statements for December 31, 2004 but was unable to obtain them. Audited financial statements provided are as of December 31, 2003. At the time of filing, the audited balance sheet, income statement, and a footnote containing shareholders’ equity are the only financial statements available. The financial statements provided are in accordance with GAAP other than U.S. GAAP. In addition, the financial statements are denominated in the local currency, not U.S. currency. Cinergy believes the difference in U.S. and foreign GAAP would not be material. The attainment of audited U.S. GAAP and U.S. currency financial statements is not reasonable without incurring undue expense.

(9)	At the time of filing, audited financial statements were not available for this entity. The attainment of audited U.S. GAAP financial statements is not reasonable without incurring undue expense. Financial statements are included in the “Financial Statements of Cinergetika for 2004” in Item 10 F-47.

(10)	These financial statements are filed pursuant to Rule 104(b). Cinergy does not have a controlling ownership interest in this entity and audited financial statements are not required for this filing. Cinergy has made a good faith effort to obtain financial statements for December 31, 2004 but was unable to obtain them. Audited financial statements provided are as of December 31, 2003. At the time of filing, the financial statements provided are in accordance with GAAP other than U.S. GAAP. Cinergy believes the difference in U.S. and foreign GAAP would not be material. The attainment of U.S. GAAP financial statements is not reasonable without incurring undue expense.

(11)	At the time of filing, audited financial statements were not available for this entity. The attainment of audited U.S. GAAP financial statements is not reasonable without incurring undue expense. Financial statements are included in the “Financial Statements of Teplarny for 2004” in Item 10 F-50.

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (Continued)

The documents listed below are being filed or have previously been filed and are incorporated herein by reference from the documents indicated and made a part hereof. Exhibits not identified as previously filed are filed herewith:

   Exhibit                                                                                        Previously Filed as
 Designation                                  Nature of Exhibit                                       Exhibit to:
 -----------                                  -----------------                                       -----------

  I             Response to Item 1                                                             Filed pursuant to Rule 104(b)

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (Continued)

The documents listed below are being filed or have previously been filed and are incorporated herein by reference from the documents indicated and made a part hereof. Exhibits not identified as previously filed are filed herewith:

   Exhibit                                                                                        Previously Filed as
 Designation                                  Nature of Exhibit                                       Exhibit to:
 -----------                                  -----------------                                       -----------

  J             Response to Item 9, Part I (b) and (c) and Part III for all EWGs and FUCOs     Filed pursuant to Rule 104(b)

SIGNATURE

Each undersigned system company has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized pursuant to the requirements of the Public Utility Holding Company Act of 1935. The signature of each undersigned company shall be deemed to relate only to matters having reference to such company or its subsidiaries.

CINERGY CORP.

By: /s/ Wendy L. Aumiller ------------------------------------------ Vice President and Treasurer

Date: April 29, 2005